                                                                     EXHIBIT 2.2



                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                            CORPUS CHRISTI DIVISION

In re:                                   )
EOTT ENERGY PARTNERS, L.P.               )       CASE NO. 02-21730
                                         )
EOTT ENERGY FINANCE CORP                 )       CASE NO. 02-21731
                                         )
EOTT ENERGY GENERAL PARTNER, L.L.C.      )       CASE NO. 02-21732
                                         )
EOTT ENERGY OPERATING LIMITED            )
PARTNERSHIP                              )       CASE NO. 02-21733
                                         )
EOTT ENERGY PIPELINE LIMITED             )
PARTNERSHIP                              )       CASE NO. 02-21735
                                         )
EOTT ENERGY CANADA LIMITED               )
PARTNERSHIP                              )       CASE NO. 02-21734
                                         )
EOTT ENERGY LIQUIDS, L.P.                )       CASE NO. 02-21736
                                         )
EOTT ENERGY CORP                         )       CASE NO. 02-21788
                                         )
                         Debtors         )       (Jointly Administered under Case
                                         )       No. 02-21730)

--------------------------------------------------------------------------------

        THIRD AMENDED DISCLOSURE STATEMENT UNDER 11 U.S.C. SEC. 1125 IN
              SUPPORT OF THE JOINT CHAPTER 11 PLAN OF THE DEBTORS

--------------------------------------------------------------------------------

     YOU ARE BEING SENT THIS DISCLOSURE STATEMENT AND THE CORRESPONDING SOLICITATION MATERIALS BECAUSE YOU ARE A CLAIMHOLDER OR INTERESTHOLDER OF ONE OR MORE OF THE DEBTORS. THIS DISCLOSURE STATEMENT DESCRIBES A JOINT CHAPTER 11 PLAN THAT, WHEN CONFIRMED BY THE BANKRUPTCY COURT, WILL GOVERN HOW YOUR CLAIM OR EQUITY INTEREST WILL BE PAID. THE DEBTORS ENCOURAGE YOU TO READ THE DISCLOSURE STATEMENT CAREFULLY. THE DEBTORS BELIEVE THAT ALL CLAIMHOLDERS AND INTERESTHOLDERS SHOULD VOTE IN FAVOR OF THE JOINT CHAPTER 11 PLAN.

                                                   HAYNES AND BOONE, LLP
                                                   901 Main Street, Suite 3100
                                                   Dallas, Texas 75202
                                                   Telephone:  (214) 651-5000
                                                   Facsimile:  (214) 651-5940

DATED: December 6, 2002                            Attorneys for the Debtors

                               TABLE OF CONTENTS

ARTICLE I INTRODUCTION.........................................................    1

     A.  Filing of the Debtors' Bankruptcy Case................................    1

     B.  Purpose of Disclosure Statement.......................................    1

     C.  Hearing on Confirmation of the Plan...................................    2

     D.  Sources of Information................................................    3

ARTICLE II EXPLANATION OF CHAPTER 11...........................................    3

     A.  Overview of Chapter 11................................................    3

     B.  Plan of Reorganization................................................    3

ARTICLE III VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS....................    4

     A.  Ballots and Voting Deadline...........................................    4

     B.  Special Procedures for Ballots of Holders of Senior Notes and Class
         7.1A Common Units.....................................................    5

     C.  Claimholders and Interestholders Entitled to Vote.....................    6

     D.  Bar Date for Filing Proofs of Claim and Proofs of Equity Interests....    6

     E.  Definition of Impairment..............................................    7

     F.  Classes Impaired Under the Plan.......................................    7

     G.  Vote Required for Class Acceptance....................................    7

     H.  Information on Voting and Ballots.....................................    7

         1.   Transmission of Ballots to Claimholders and Interestholders......    7
         2.   Ballot Tabulation Procedures.....................................    8
         3.   Execution of Ballots by Representatives..........................    9
         4.   Waivers of Defects and Other Irregularities Regarding Ballots....    9
         5.   Withdrawal of Ballots and Revocation.............................    9

     I.  Confirmation of Plan..................................................   10

         1.   Solicitation of Acceptances......................................   10
         2.   Requirements for Confirmation of the Plan........................   10
         3.   Acceptances Necessary to Confirm the Plan........................   11
         4.   Cramdown.........................................................   11

ARTICLE IV BACKGROUND OF THE DEBTORS...........................................   12

     A.  Corporate Information and Debtors' Relationship to Subsidiaries and
         Affiliates............................................................   12

     B.  Description of the Debtors' Businesses................................   13

     C.  The Debtors' Relationship with Enron and Affiliates...................   14

         1.   Ownership of General and Limited Partner Interests in EOTT.......   14
         2.   Management Agreements............................................   14
         3.   Additional Agreements............................................   15
         4.   Enron Pension Plan Participation.................................   16

     D.  Capitalization of Debtors.............................................   18

         1.   Description of Equity Interests..................................   18
         2.   Pre-Petition Credit Facility with Standard Chartered Bank........   18
         3.   Commodity Repurchase Agreement with Standard Chartered Trade
              Services Corporation.............................................   19
         4.   Receivable Purchase Agreement with Standard Chartered Trade
              Services Corporation.............................................   19
         5.   Forbearance Agreement............................................   20

         6.   Senior Notes.....................................................   20

     E.  Settlement Agreement with Enron.......................................   20

     F.  Restructuring Agreement...............................................   21

     G.  Historical Financial Information......................................   22

     H.  Assets and Liabilities................................................   22

         1.   Assets...........................................................   22
         2.   Pipeline and Transportation Assets and Properties................   23
         3.   Liquids Assets...................................................   24
         4.   Liabilities......................................................   25

     I.  Existing Litigation and Proceedings...................................   27

         1.   Administrative Proceedings.......................................   27
         2.   Significant Legal Proceedings....................................   28

     J.  Miscellaneous Potential Litigation....................................   36

     K.  Preference and Other Avoidance Litigation.............................   36

ARTICLE V EVENTS LEADING TO BANKRUPTCY.........................................   37

ARTICLE VI POST-BANKRUPTCY OPERATIONS AND SIGNIFICANT EVENTS...................   39

     A.  Post-Bankruptcy Operations............................................
                                                                                  39
     B.  First Day Motions.....................................................
                                                                                  39
     C.  The Emergency Motion for Authority to Pay or Honor Prepetition
         Obligations to Critical Customers and Vendors.........................   40

     D.  Postpetition Financing with Standard Chartered Bank, SCTSC, and
         Lehman................................................................   40

     E.  Creditors Committee...................................................   42

     F.  Employment of Professionals...........................................   42

     G.  Schedules and Statement of Financial Affairs..........................   42

     H.  Settlement with Enron.................................................   42

ARTICLE VII DESCRIPTION OF THE PLAN............................................   43

     A.  Introduction..........................................................   43

     B.  Designation of Claims and Equity Interests............................   43

         1.   Identification of Classes........................................   43

     C.  Treatment of Claims and Equity Interests..............................   44

         1.   Treatment of Unclassified Claims.................................   44
              a.   Payment of Administrative Claims, Professional Fee Claims,
                   and Allowed Priority Unsecured Tax Claims...................   44
              b.   Bar Dates for Unclassified Claims...........................   45
              c.   U.S. Trustee Fees...........................................   45
         2.   Classification and Treatment of Classified Claims and Equity
              Interests........................................................   45
              a.   General.....................................................   45
              b.   Treatment of Allowed Priority Unsecured Non-Tax Claims
                   (Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G and 1H).................   46
              c.   Treatment of Allowed Secured Tax Claims and Allowed
                   Indemnifiable Secured Tax Claims (Classes 2A, 2B, 2C, 2D,
                   2E, 2F, 2G and 2.1H)........................................   46
              d.   Treatment of Class 2.2H Allowed Non-Indemnifiable Secured
                   Tax Claims..................................................   47
              e.   Treatment of Allowed Enron Secured Claim (Classes 3.1A,
                   3.1B, 3.1C, 3.1D, 3.1E, 3.1F, 3.1G and 3.1H)................   47

              f.   Treatment of Allowed Trade Partner Secured Claims (Classes
                   3.2A, 3.2B, 3.2C, 3.2D, 3.2E, 3.2F, and 3.2G)...............   47
              g.   Treatment of Allowed M&M Lienholder Secured Claims (Classes
                   3.3A, 3.3B, 3.3C, 3.3D, 3.3E, 3.3F, and 3.3G)...............   48
              h.   Treatment of Allowed Other Secured Claims and Allowed
                   Indemnifiable Other Secured Claims (Classes 3.4A, 3.4B,
                   3.4C, 3.4D, 3.4E, 3.4F, 3.4G and 3.2H)......................   48
              i.   Treatment of Class 3.3H Allowed Non-Indemnifiable Other
                   Secured Claims..............................................   49
              j.   Treatment of Allowed Convenience Claims (Classes 4A, 4B, 4C,
                   4D, 4E, 4F, 4G and 4H)......................................   50
              k.   Treatment of Allowed General Unsecured Claims and Allowed
                   Indemnifiable General Unsecured Claims (Classes 5A, 5B, 5C,
                   5D, 5E, 5F, 5G and 5.1H)....................................   50
              l.   Treatment of Class 5.2H Allowed Non-Indemnifiable General
                   Unsecured Claims............................................   51
              m.   Treatment of Allowed Subordinated Claims (Classes 6A, 6B,
                   6C, 6D, 6E, 6F, 6G and 6H)..................................   51
              n.   Treatment of Allowed Equity Interests of EOTT (Class
                   7.1A).......................................................   51
              o.   Treatment of Allowed GP Interests (Class 7.2A), Allowed
                   Subordinated Units (Class 7.3A), and Allowed Additional
                   Partnership Interests (Class 7.4A)..........................   51
              p.   Treatment of Equity Interests (Classes 7B, 7C, 7D, 7E, 7F,
                   and 7G).....................................................   51

ARTICLE VIII MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN................   51

     A.  Introduction..........................................................   51

     B.  Substantive Consolidation.............................................   52

     C.  The Closing...........................................................   52

         1.   Cancellation of the Indenture and Senior Notes, Authorization and
              Execution of the New Indenture and Issuance of the New Notes.....   52
         2.   Reorganization of the Debtors' Corporate Structure...............   53
         3.   Execution and Issuance of Plan Notes.............................   54
         4.   Consummation of the Exit Credit Facility.........................   54
         5.   Consummation of the Enron Settlement Agreement...................   54
         6.   Establishment of Reserves........................................   54
         7.   Liquidation of EOTT GP...........................................   55

ARTICLE IX PRO FORMA FINANCIAL PROJECTIONS, FEASIBILITY, REORGANIZATION VALUE
AND RISKS......................................................................   55

     A.  Financial Projections and Feasibility.................................   55

     B.  Reorganization Value..................................................   55

     C.  Risks Associated with the Plan........................................   56


ARTICLE X ALTERNATIVES TO PLAN AND LIQUIDATION ANALYSIS........................   56

     A.  Dismissal.............................................................   56

     B.  Chapter 7 Liquidation.................................................   56

     C.  Alternative Plan......................................................   57


ARTICLE XI CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...   57

     A.  EOTT's Partnership Status.............................................   58

     B.  The Reorganization....................................................   59

     C.  Ownership and Disposition of New Notes................................   61

     D.  Ownership of the LLC Warrants.........................................   62

     E.  Ownership and Disposition of New LLC Units............................   62

     F.  Treatment of Classholders other than Noteholders......................   69

ARTICLE XII CONCLUSION.........................................................   71

                                LIST OF EXHIBITS

Third Amended Joint Chapter 11 Plan of the Debtors..........   Exhibit A
Order under 11 U.S.C. sec. 1125 and Fed. R. Bankr. P. 3017
  (i) Approving Disclosure Statement, (ii) Fixing Time for
  Filing Acceptances or Rejections of Joint Chapter 11 Plan,
  and (iii) Establishing Procedures Relating to the
  Solicitation of Votes on the Plan.........................   Exhibit B
Organizational Chart........................................   Exhibit C
Financial Projections and Notes and Assumptions.............   Exhibit D
Chapter 7 Liquidation Analysis..............................   Exhibit E

                                   ARTICLE I
                                  INTRODUCTION

     EOTT Energy Partners, L.P., EOTT Energy Finance Corp., EOTT Energy General Partner, LLC, EOTT Energy Operating Limited Partnership, EOTT Energy Pipeline Limited Partnership, EOTT Energy Canada Limited Partnership, EOTT Energy Liquids, L.P., and EOTT Energy Corp. submit this Disclosure Statement pursuant to Bankruptcy Code section 1125 in support of the Joint Chapter 11 Plan of Debtors, as it may be amended (the "PLAN"). A copy of the Plan is attached to this Disclosure Statement as EXHIBIT A.

     This Disclosure Statement(1) sets forth certain information regarding the prepetition operations and financial history of the Debtors, events leading to the Debtors' bankruptcy, significant events that have occurred during the Bankruptcy Case, and the means for implementing a restructuring of the Debtors' financial affairs. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan, and the manner in which distributions will be made under the Plan. Additionally, this Disclosure Statement discusses the confirmation process and the voting procedures and requirements for voting on the Plan.

A.  FILING OF THE DEBTORS' BANKRUPTCY CASE

     On October 8, 2002, the Debtors (except for EOTT Energy Corp. (hereinafter "EOTT GP") filed voluntary chapter 11 petitions in the Bankruptcy Court. On October 21, 2002, EOTT GP filed its voluntary chapter 11 petition in the Bankruptcy Court. The Debtors' bankruptcy cases are jointly administered under bankruptcy case no. 02-21730. The Debtors continue to operate their businesses and manage their property and assets as debtors-in-possession pursuant to Bankruptcy Code sections 1107 and 1108.

B.  PURPOSE OF DISCLOSURE STATEMENT

     This Disclosure Statement is submitted in accordance with Bankruptcy Code section 1125 for the purpose of soliciting acceptances of the Plan from holders of certain Classes of Claims and Equity Interests. Acceptances of the Plan are being sought only from Claimholders whose Claims, or Interestholders whose Equity Interests, are "impaired" (as that term is defined in Bankruptcy Code section 1124) by the Plan and who are receiving or retaining property under the Plan. Holders of Claims or Equity Interests that are not Impaired are deemed to have accepted the Plan. Holders of Claims or Equity Interests that are not receiving or retaining any property under the Plan are deemed to have rejected the Plan.

     The Debtors have prepared this Disclosure Statement pursuant to Bankruptcy Code section 1125, which requires that a copy of the Plan, or a summary thereof, be submitted to all holders of Claims against, and Equity Interests in, the Debtors, along with a written disclosure statement containing adequate information about the Debtors of a kind, and in sufficient detail, as far as is reasonably practicable, that would enable a hypothetical, reasonable investor typical of Claimholders and Interestholders to make an informed judgment in exercising their right to vote on the Plan.

     This Disclosure Statement was approved by the Bankruptcy Court on December 10, 2002. A copy of the Order Under 11 U.S.C. Section 1125 and Fed. R. Bankr. P. 3017 (i) Approving Disclosure Statement, (ii) Fixing Time for Filing Acceptances or Rejection of Joint Chapter 11 Plan, and (iii) Establishing Procedures Relating to the Solicitation of Votes on the Plan is attached as EXHIBIT B.
Such approval is required by the Bankruptcy Code and does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan or the value or suitability of any consideration offered under the Plan. Such approval does indicate, however, that the Bankruptcy Court has determined that the Disclosure Statement meets the requirements of

-------------------------------

1 Except as otherwise provided in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan, including the Glossary of Defined Terms attached to the Plan as Exhibit A. Any capitalized term used in this Disclosure Statement that is not defined in the Plan shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules, whichever is applicable.

Bankruptcy Code section 1125 and contains adequate information to permit the Claimholders and Interestholders whose acceptance of the Plan is solicited to make an informed judgment regarding acceptance or rejection of the Plan.

     THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL CONTAINED IN THIS DISCLOSURE STATEMENT IS INTENDED SOLELY FOR THE USE OF CLAIMHOLDERS AND INTERESTHOLDERS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON, OR WHETHER TO OBJECT TO, THE PLAN. THE REORGANIZATION OF THE DEBTORS PURSUANT TO THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES, AND THERE CAN BE NO ASSURANCE THAT THE PLAN, AS CONTEMPLATED, WILL BE EFFECTUATED.

     THE DEBTORS BELIEVE THAT THE PLAN AND THE PROPOSED TREATMENT OF CLAIMS AND EQUITY INTERESTS IS IN THE BEST INTERESTS OF CLAIMHOLDERS AND INTERESTHOLDERS AND THEREFORE URGE YOU TO VOTE TO ACCEPT THE PLAN.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS IT PASSED ON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE PLAN SHOULD BE REVIEWED CAREFULLY.

     NEITHER THE FILING OF THE PLAN NOR ANY STATEMENT OR PROVISION CONTAINED IN THE PLAN OR IN THE DISCLOSURE STATEMENT, NOR THE TAKING BY ANY PARTY IN INTEREST OF ANY ACTION WITH RESPECT TO THE PLAN, SHALL
     (i) BE OR BE DEEMED TO BE AN ADMISSION AGAINST INTEREST AND (ii) UNTIL THE EFFECTIVE DATE, BE OR BE DEEMED TO BE A WAIVER OF ANY RIGHTS ANY PARTY IN INTEREST MAY HAVE (a) AGAINST ANY OTHER PARTY IN INTEREST OR
     (b) IN ANY OF THE ASSETS OF ANY OTHER PARTY IN INTEREST, AND, UNTIL THE EFFECTIVE DATE, ALL SUCH RIGHTS ARE SPECIFICALLY RESERVED. IN THE EVENT THAT THE PLAN IS NOT CONFIRMED OR FAILS TO BECOME EFFECTIVE, NEITHER THE PLAN NOR THE DISCLOSURE STATEMENT, NOR ANY STATEMENT CONTAINED IN THE PLAN OR IN THE DISCLOSURE STATEMENT, MAY BE USED OR RELIED ON IN ANY MANNER IN ANY SUIT, ACTION, PROCEEDING OR CONTROVERSY, WITHIN OR WITHOUT THE DEBTORS' BANKRUPTCY CASE, INVOLVING THE DEBTORS, EXCEPT WITH RESPECT TO CONFIRMATION OF THE PLAN.

C.  HEARING ON CONFIRMATION OF THE PLAN

     The Bankruptcy Court has set January 30, 2003, at 10:00 a.m. Central Standard Time as the time and date for the hearing (the "CONFIRMATION HEARING") to determine whether the Plan has been accepted by the requisite number of Claimholders and Interestholders and whether the other requirements for confirmation of the Plan have been satisfied. Claimholders and Interestholders may vote on the Plan by completing and delivering the enclosed Ballot to Logan & Company, Inc. (Attn: EOTT Balloting Center), 546 Valley Road, Second Floor, Montclair, New Jersey 07043, on or before 4:00 p.m. Central Standard Time on January 23, 2003. If the Plan is rejected by one or more Impaired Classes of Claims or Equity Interests, the Bankruptcy Court may still confirm the Plan, or a modification thereof, under Bankruptcy Code section 1129(b) (commonly referred to as a "cramdown") if it determines, among other things, that the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Class or Classes of Claims or

Equity Interests Impaired under the Plan. The procedures and requirements for voting on the Plan are described in more detail below.

D.  SOURCES OF INFORMATION

     Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their businesses, properties and management have been prepared from information furnished by the Debtors or from public filings made by the Debtors.

     Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtors have made every effort to retain the meaning of such other documents or portions that have been summarized, they urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves.

     The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified, and neither the delivery of this Disclosure Statement nor any exchange of rights made in connection with it shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date of this Disclosure Statement.

     No statements concerning the Debtors, the value of their property, or the value of any benefit offered to the holder of a Claim or Equity Interest under the Plan should be relied on other than as set forth in this Disclosure Statement. In arriving at a decision, parties should not rely on any representation or inducement made to secure their acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be immediately reported to counsel for the Debtors, Trey A. Monsour, Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202 [(214) 651-5000].

                                   ARTICLE II
                           EXPLANATION OF CHAPTER 11

A.  OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor-in-possession attempts to reorganize its business and financial affairs for the benefit of the debtor, its creditors, and other interested parties.

     The commencement of a chapter 11 case creates an estate comprising all of the debtor's legal and equitable interests in property as of the date the petition is filed. Unless the Bankruptcy Court orders the appointment of a trustee, Bankruptcy Code sections 1101, 1107 and 1108 provide that a chapter 11 debtor may continue to operate its business and control the assets of its estate as a "debtor-in-possession."

     The filing of a chapter 11 petition also triggers the automatic stay under Bankruptcy Code section 362. The automatic stay halts essentially all attempts to collect prepetition claims from the debtor or to otherwise interfere with the debtor's business or its bankruptcy estate.

     Formulation of a plan of reorganization/liquidation is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying the claims of creditors against, and interests of equity security holders in, the debtor. Unless the Bankruptcy Court shortens the time period or a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case. After the Exclusive Period has expired, a creditor or any other interested party may file a plan, unless the debtor files a plan within the Exclusive Period.

B.  PLAN OF REORGANIZATION

     After a plan has been filed, the holders of claims against, or equity interests in, a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against, or equity interest in, a debtor vote in favor of a plan in order for the plan to be confirmed. At a minimum, however, if there is an impaired class, a plan must be accepted by a majority in number and two-thirds in amount of those claims actually voting from at least one class of claims impaired under the plan. The Bankruptcy Code also defines acceptance of a plan by a class of equity interests as acceptance by holders of two-thirds of the number of shares actually voted.

     Classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan, and therefore are not entitled to vote. A class is "impaired" if the plan modifies the legal, equitable, or contractual rights attaching to the claims or equity interests of that class. Modification for purposes of impairment does not include curing defaults and reinstating maturity or payment in full in cash. Conversely, classes of claims or equity interests that receive or retain no property under a plan of reorganization are conclusively presumed to have rejected the plan, and therefore are not entitled to vote.

     Even if all classes of claims and equity interests accept a plan of reorganization, the Bankruptcy Court may nonetheless deny confirmation. Bankruptcy Code section 1129 sets forth the requirements for confirmation and, among other things, requires that a plan be in the "best interests" of impaired and dissenting creditors and interestholders and that the plan be "feasible." The "best interests" test generally requires that the value of the consideration to be distributed to impaired and dissenting creditors and interest holders under a plan may not be less than that which those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. A plan must also be determined to be "feasible," which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan and that the debtor will be able to continue operations without the need for further financial reorganization or liquidation.

     The Bankruptcy Court may confirm a plan of reorganization even though fewer than all of the classes of impaired claims and equity interests accept it. The Court may do so under the "cramdown" provisions of Bankruptcy Code section 1129(b). In order for a plan to be confirmed under the cramdown provisions, despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan does not discriminate unfairly and that it is fair and equitable with respect to each impaired class of claims or equity interests that has not accepted the plan.

     The Bankruptcy Court must further find that the economic terms of the particular plan meet the specific requirements of Bankruptcy Code section 1129(b) with respect to the subject objecting class. If the proponent of the plan proposes to seek confirmation of the plan under the provisions of Bankruptcy Code section 1129(b), the proponent must also meet all applicable requirements of Bankruptcy Code section 1129(a) (except section 1129(a)(8)). Those requirements include the requirements that (i) the plan comply with applicable Bankruptcy Code provisions and other applicable law, (ii) the plan be proposed in good faith, and (iii) at least one impaired class of creditors or interestholders has voted to accept the plan.

                                  ARTICLE III
                VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS

A.  BALLOTS AND VOTING DEADLINE

     A Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement (along with a return envelope), and has been mailed to Claimholders and Interestholders (or their authorized representative) entitled to vote. After carefully reviewing the Disclosure Statement, including all exhibits, each Claimholder or Interestholder (or its authorized representative) entitled to vote should indicate its vote on the enclosed Ballot. All Claimholders and Interestholders (or their authorized representative) entitled to vote must:

     - carefully review the Ballot and corresponding instructions,

     - execute the Ballot, and

     - return it in the enclosed return envelope, or otherwise forward it to the address indicated on the Ballot, by the Voting Deadline for the Ballot to be considered.

     If you believe you are a holder of a Claim or Equity Interest in an Impaired Class under the Plan and entitled to vote to accept or reject the Plan, but did not receive a Ballot with these materials, please contact the Tabulation Agent, Logan & Company, Inc. (Attn: EOTT Balloting Center), 546 Valley Road, Second Floor, Montclair, New Jersey 07043, Telephone: (973) 509-3190, or Linda Breedlove, Legal Assistant, Haynes and Boone, LLP (counsel for the Debtors), 901 Main Street, Suite 3100, Dallas, Texas 75202, Telephone: (214) 651-5930.

     With respect to holders of the Senior Notes, only those Noteholders who own Senior Notes on December 6, 2002 (the "VOTING RECORD DATE") are entitled to vote on the Plan. Likewise, with respect to Class 7.1A Common Unit Equity Interestholders, only those Interestholders owning such Equity Interests on the Voting Record Date are entitled to vote on the Plan. See Section B of this
Article III for further special voting instructions with regard to Senior Notes and Class 7.1A Common Units.

     The Bankruptcy Court has directed that, in order to be counted for voting purposes, Ballots for the acceptance or rejection of the Plan must be received no later than January 23, 2003 at 4:00 p.m. Central Standard Time (the "VOTING DEADLINE"). EXCEPT WITH REGARD TO BENEFICIAL HOLDERS OF SENIOR NOTES OR OF CLASS 7.1A COMMON UNITS THAT MAY BE VOTING THROUGH A RECORD OR NOMINAL HOLDER (SEE DISCUSSION IN SECTION III.B BELOW), completed Ballots should either be returned in the enclosed envelope, or otherwise sent, to the Tabulation Agent at the following address, so as to be received by the Voting Deadline:

        Logan & Company, Inc.
        Attn: EOTT Balloting Center
        546 Valley Road, Second Floor
        Montclair, New Jersey 07043

     BALLOTS MUST BE RECEIVED AT THE ABOVE ADDRESS NO LATER THAN JANUARY 23, 2003, AT 4:00 P.M. CENTRAL STANDARD TIME. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED (BUT SEE SPECIAL INSTRUCTIONS IN SECTION B HEREIN FOR HOLDERS OF SENIOR NOTES AND CLASS 7.1A COMMON UNITS). IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY REQUEST A REPLACEMENT BALLOT BY SENDING A WRITTEN REQUEST TO THE SAME ADDRESS LISTED ABOVE.

B. SPECIAL PROCEDURES FOR BALLOTS OF HOLDERS OF SENIOR NOTES AND CLASS 7.1A COMMON UNITS

     With regard to the public debt and certain equity securities of EOTT, the holders of which are entitled to vote on the Plan (i.e., the Senior Notes and the Class 7.1A Common Units), any person who is a "record holder" of the Senior Notes or of the Class 7.1A Common Units (i.e., a person shown as the registered holder of Senior Notes in the registry maintained by an indenture trustee or a registrar of the Senior Notes, or by a transfer agent of the Common Units) on the Voting Record Date -- including any bank, agent, broker or other nominee who holds Senior Notes or Class 7.1A Common Units in its name (the "NOMINAL HOLDER" or "NOMINEE") for a beneficial holder or holders -- should receive solicitation packages ("SOLICITATION PACKAGES") for distribution to the appropriate beneficial holders. A Nominee shall, upon receipt of the Solicitation Packages, promptly forward the Solicitation Packages to the beneficial owners so that such beneficial owners may vote on the Plan pursuant to Bankruptcy Code section 1126. The Debtors shall provide for reimbursement, as an administrative expense, of all the reasonable expenses of Nominal Holders in distributing the Solicitation Packages to said beneficial owners. Nominal Holders will have two options for obtaining the votes of beneficial owners of Senior Notes or of the Class 7.1A Common Units, consistent with usual customary practices for obtaining the votes of securities held in street name: (i) the Nominal Holder may prevalidate the individual Ballot contained in the Solicitation Package (by indicating that the record holders of the Senior Notes or Class 7.1A Common Units voted, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the Solicitation Package onto the beneficial owner of the Senior Notes or Class 7.1A Common Units, which beneficial owner will then indicate its acceptance or rejection of the Plan and otherwise indicate his choices to the extent requested to do so on the Ballot, and then return the individual Ballot directly to the Tabulation Agent in the return envelope to be provided in the Solicitation Package by the Voting Deadline, or (ii) the Nominal Holder may forward the Solicitation

Package to the beneficial owner of the Senior Notes or Class 7.1A Common Units for voting, along with a return envelope provided by and addressed to the Nominal Holder, with the beneficial owner then returning the individual Ballot to the Nominal Holder by the Voting Deadline, the Nominal Holder will subsequently summarize the votes, including, at a minimum, the number of beneficial owners voting to accept and to reject the Plan who submitted Ballots to the Nominal Holder and the amount of such Senior Notes or Class 7.1A Common Units so voted, in an affidavit (the "AFFIDAVIT OF VOTING RESULTS"), and then return the Affidavit of Voting Results to the Tabulation Agent within two (2) business days after the Voting Deadline. By submitting an Affidavit of Voting Results, each such Nominal Holder certifies that the Affidavit of Voting Results accurately reflects votes from its beneficial owners holding such Senior Notes or Class 7.1A Common Units as of the Voting Record Date.

     Pursuant to 28 U.S.C. sec.sec. 157 and 1334, 11 U.S.C. sec. 105, and Bankruptcy Rule 1007(i) and (j), the Nominees shall maintain the individual Ballots of its beneficial owners and evidence of authority to vote on behalf of such beneficial owners. No such Ballots shall be destroyed or otherwise disposed of or made unavailable without such action first being approved by prior order of the Bankruptcy Court.

     IN THE EVENT THAT BALLOTS ARE SUBMITTED BY BENEFICIAL OWNERS OF SENIOR NOTES OR OF CLASS 7.1A COMMON UNITS DIRECTLY TO THE NOMINEES (AS OPPOSED TO THE TABULATION AGENT), (i) SUCH BALLOTS MUST BE RECEIVED BY THE NOMINEES BY THE VOTING DEADLINE IN ORDER TO BE COUNTED AND (ii) THE AFFIDAVITS OF VOTING RESULTS REQUIRED OF THE NOMINEES THEN MUST BE RECEIVED BY THE TABULATION AGENT WITHIN TWO (2) BUSINESS DAYS AFTER THE VOTING DEADLINE.

C.  CLAIMHOLDERS AND INTERESTHOLDERS ENTITLED TO VOTE

     Any Claimholder or Interestholder of the Debtors whose Claim or Equity Interest is Impaired under the Plan is entitled to vote if either (i) the Debtors have scheduled the Claimholder's Claim or Interestholder's Equity Interest (and such Claim or Equity Interest is not scheduled as disputed, contingent, or unliquidated) or (ii) the Claimholder or Interestholder has filed a proof of claim or interest on or before the deadline set by the Bankruptcy Court for such filings. RETURNING THE BALLOT FORM THAT YOU RECEIVED DOES NOT CONSTITUTE FILING A PROOF OF CLAIM OR EQUITY INTEREST. See section D below for a discussion of proofs of claim and proofs of equity interests. Any holder of a Claim or Equity Interest as to which an objection has been filed (and such objection is still pending) is not entitled to vote, unless the Bankruptcy Court (on motion by a party whose Claim or Equity Interest is subject to an objection) temporarily allows the Claim or Equity Interest in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Such motion must be heard and determined by the Bankruptcy Court prior to the Confirmation Hearing on the Plan. In addition, a Claimholder's or Interestholder's vote may be disregarded if the Bankruptcy Court determines that the Claimholder's or Interestholder's acceptance or rejection was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code.

     Under Bankruptcy Code section 1126(f), a class that is not impaired under a chapter 11 plan, and each holder of a claim or equity interest in such class, are conclusively presumed to have accepted the chapter 11 plan. Under Bankruptcy Code section 1126(g), a class is deemed not to have accepted a chapter 11 plan if the holders of claims or equity interests in such class do not receive or retain any property under the chapter 11 plan on account of such claims or equity interests. Holders of claims or equity interests that are unimpaired under the Plan, or that are not entitled to receive or retain any property under the Plan, are not entitled to vote to accept or reject the Plan. The Debtors will not be soliciting votes from such Claimholders or Interestholders.

D.  BAR DATE FOR FILING PROOFS OF CLAIM AND PROOFS OF EQUITY INTERESTS

     The Bankruptcy Court has established January 8, 2003 as the deadline for filing proofs of claim and proofs of interest in the Bankruptcy Case. A proof of claim or equity interest form was sent to you at the commencement of the Bankruptcy Case, and copies of the form are available from the Clerk of the Bankruptcy Court.

E.  DEFINITION OF IMPAIRMENT

     Under Bankruptcy Code section 1124, a class of claims or equity interests is impaired under a plan of reorganization unless, with respect to each claim or equity interests of such class, the plan:

     (1) leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or equity interest; or

     (2) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or equity interest to receive accelerated payment of such claim or equity interest after the occurrence of a default:

        (a) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Bankruptcy Code section 365(b)(2);

        (b) reinstates the maturity of such claim or equity interest as it existed before the default;

        (c) compensates the holder of such claim or equity interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

        (d) does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

F.  CLASSES IMPAIRED UNDER THE PLAN

     Claims or Equity Interests in all Classes (except Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G and 1H) are Impaired under the Plan. Except for holders of certain Equity Interests who are not entitled to receive any Distributions under the Plan (including Class 7.2A GP Interests, Class 7.3A Subordinated Units, and Class 7.4A Additional Partnership Interests), holders of Claims and Equity Interests that are Impaired are eligible, subject to the voting requirements described above, to vote to accept or reject the Plan. The Debtors will not be soliciting votes from holders of Equity Interests who are not receiving any Distributions under the Plan (including Class 7.2A GP Interests, Class 7.3A Subordinated Units, and Class 7.4A Additional Partnership Interests).

     Claims in Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G and 1H are unimpaired under the Plan, and therefore holders of those Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). The Debtors will not be soliciting votes from Claimholders in those Classes.

G.  VOTE REQUIRED FOR CLASS ACCEPTANCE

     The Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that actually cast ballots for acceptance or rejection of the plan; that is, acceptance takes place only if creditors holding claims constituting at least two-thirds in amount of the total amount of claims and more than one-half in number of the creditors actually voting cast their ballots in favor of acceptance.

     The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of the allowed equity interests of that class who actually cast ballots.

H.  INFORMATION ON VOTING AND BALLOTS

     1.  TRANSMISSION OF BALLOTS TO CLAIMHOLDERS AND INTERESTHOLDERS

     Ballots are being forwarded to all Claimholders and Interestholders in accordance with the Bankruptcy Rules. Those Claimholders and Interestholders whose Claims or Equity Interests are unimpaired under the Plan are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f), and therefore need not vote with regard to the Plan. Under Bankruptcy Code section 1126(g), Claimholders or Interestholders who do not either receive or retain any property under the Plan are deemed to have rejected the Plan. In the event a Claimholder or Interestholder does not vote, the Bankruptcy Court may deem such Claimholder or Interestholder to have accepted the Plan.

     2.  BALLOT TABULATION PROCEDURES

     For purposes of voting on the Plan, the amount and classification of a Claim or Equity Interest and the procedures that will be used to tabulate acceptances and rejections of the Plan shall be exclusively as follows:

     (a) If no proof of claim or proof of equity interest has been timely filed, the voted amount of a Claim or Equity Interest shall be equal to the amount listed for the particular Claim in the Schedules of Assets and Liabilities, as and if amended, to the extent such Claim or Equity Interest is not listed as contingent, unliquidated, or disputed, and the Claim or Equity Interest shall be placed in the appropriate Class, based on the Schedules of Assets and Liabilities, and the respective registry of holders of Equity Interests;

     (b) If a proof of claim or proof of equity interest has been timely filed and has not been objected to before the expiration of the Voting Deadline, the voted amount of that Claim or Equity Interest shall be the amount specified in the proof of claim or proof of equity interest filed with the Claims registry of the Clerk of the Bankruptcy Court (the "CLERK");

     (c) Subject to subparagraph (d) below, a Claim or Equity Interest that is the subject of an objection filed before the Voting Deadline shall be disallowed for voting purposes, except to the extent and in the manner that the Debtors indicate in any objection or other pleading that the Claim or Equity Interest should be allowed for voting or other purposes;

     (d) If a Claim or Equity Interest has been estimated or otherwise allowed for voting purposes by order of the Bankruptcy Court, the voted amount and classification shall be that set by the Bankruptcy Court;

     (e) If a Claimholder or Interestholder (or its authorized representative) did not use the Ballot form provided by the Debtors, or the official ballot form authorized under the Federal Rules of Bankruptcy Procedure (or, in the case of Nominal Holders for the Senior Notes or Class 7.1A Common Units, an appropriate Affidavit of Voting Results) such Ballot/votes will not be counted;

     (f) If the Ballot is not received by the Tabulation Agent (or by a Nominal Holder for Senior Notes or Class 7.1A Common Units) on or before the Voting Deadline at the place indicated on the Ballot or otherwise in the Solicitation Materials, the Ballot will not be counted;

     (g) If the Ballot is not signed by the Claimholder or Interestholder (or its authorized representative), the Ballot will not be counted;

     (h) If the individual or institution casting the Ballot (whether directly or as a representative) was not the holder of a Claim or Equity Interest on the Voting Record Date, the Ballot will not be counted;

     (i) If the Claimholder or Interestholder (or its authorized representative) did not check one of the boxes indicating acceptance or rejection of the Plan, or checked both such boxes, the Ballot will be counted as an acceptance;

     (j) If no Ballots are received on or before the Voting Deadline with respect to a particular class of Claims or Equity Interests, then such class of Claims or Equity Interests shall be deemed to have accepted the Plan;

     (k) Whenever a Claimholder or Interestholder (or its authorized representative) submits more than one Ballot voting the same Claim(s) or Equity Interest(s) before the Voting Deadline, except as otherwise directed by the Bankruptcy Court after notice and a hearing, the last such Ballot shall be deemed to reflect the voter's intent and shall supersede any prior Ballots; and

     (l) Any votes by beneficial owners of the Senior Notes or Equity Interests tabulated on an Affidavit of Voting Results or submitted directly to the Tabulation Agent (and otherwise not reflected on an Affidavit of Voting Results) will be counted as separate votes to accept or reject the Plan, as applicable.

     3.  EXECUTION OF BALLOTS BY REPRESENTATIVES

     Federal Rule of Bankruptcy Procedure 3018(c) requires that an acceptance or rejection of a plan in a chapter 11 case shall be in writing, identify the plan accepted or rejected, be signed by the creditor or equity security holder or an authorized agent, and conform to the appropriate Official Form. The Official Form requires the identification of persons signing in a fiduciary or representative capacity. The Ballot you received has been designed to incorporate these requirements. In order to be counted, however, completed Ballots signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity must indicate their capacity when signing. At the Debtors' request, Ballot signatories must submit proper evidence satisfactory to the Debtors of their authority to so act. Failure to indicate the capacity of the signatory to the Ballot may result in the Ballot being deemed invalid.

     4. WAIVERS OF DEFECTS AND OTHER IRREGULARITIES REGARDING BALLOTS

     Unless otherwise directed by the Bankruptcy Court, all questions concerning the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Debtors in their sole discretion, whose determination will be final and binding. The Debtors reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors, the Tabulation Agent, nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liability for failure to provide such notification; provided, however, that Debtors and/or Tabulation Agent will indicate on the Ballot summary the Ballots, if any, that were not counted, and will provide the original of such Ballots with the original of the Ballot summary to be submitted at the Confirmation Hearing. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until any irregularities have been cured or waived. Unless otherwise directed by the Bankruptcy Court, Ballots previously furnished, and as to which any irregularities have not subsequently been cured or waived, will be invalidated.

     5. WITHDRAWAL OF BALLOTS AND REVOCATION

     Except as otherwise directed by the Bankruptcy Court after notice and a hearing, any holder of a Claim or Equity Interest (or its authorized representative) in an Impaired Class who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Tabulation Agent (with copy to Debtor's counsel) at any time before the Voting Deadline.

     To be valid, a notice of withdrawal must:

     - contain the description of the Claims or Equity Interests to which it relates and the aggregate principal amount or number of shares represented by such Claims or Equity Interests;

     - be signed by the Claimholder or Interestholder (or its authorized representative) in the same manner as the Ballot; and

     - be received by the Tabulation Agent in a timely manner at the address set forth in this Disclosure Statement for the submission of Ballots (with a copy to counsel for Debtors).

The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

     Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots that is not received in a timely manner by the Tabulation Agent and Debtors' counsel will not be effective to withdraw a previously furnished Ballot.

     Any Claimholder or Interestholder (or its authorized representative) who has previously submitted a properly completed Ballot before the Voting Deadline may revoke such Ballot and change its vote by submitting before the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

I.  CONFIRMATION OF PLAN

     1.  SOLICITATION OF ACCEPTANCES

     The Debtors are soliciting your vote.

     NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS OR THE PLAN ARE AUTHORIZED BY THE DEBTORS, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE, OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT, SHOULD NOT BE RELIED ON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO DEBTORS' COUNSEL FOR APPROPRIATE ACTION.

     THIS IS A SOLICITATION SOLELY BY THE DEBTORS, AND IS NOT A
     SOLICITATION BY ANY UNITHOLDER, ATTORNEY, ACCOUNTANT, OR OTHER PROFESSIONAL FOR THE DEBTORS. THE REPRESENTATIONS, IF ANY, MADE IN THIS DISCLOSURE STATEMENT ARE THOSE OF THE DEBTORS AND NOT OF SUCH UNITHOLDERS, ATTORNEYS, ACCOUNTANTS, OR OTHER PROFESSIONALS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND EXPRESSLY INDICATED.

     Under the Bankruptcy Code, a vote for acceptance or rejection of a plan may not be solicited unless the claimant has received a copy of a disclosure statement approved by the Bankruptcy Court prior to, or concurrently with, such solicitation. This solicitation of votes on the Plan is governed by Bankruptcy Code section 1125(b). Violation of Bankruptcy Code section 1125(b) may result in sanctions by the Bankruptcy Court, including disallowance of any improperly solicited vote.

     2.  REQUIREMENTS FOR CONFIRMATION OF THE PLAN

     At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of Bankruptcy Code section 1129 have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. For the Plan to be confirmed, Bankruptcy Code section 1129 requires that:

     (a)  The Plan complies with the applicable provisions of the Bankruptcy
          Code;

     (b) The Debtors have complied with the applicable provisions of the Bankruptcy Code;

     (c) The Plan has been proposed in good faith and not by any means forbidden by law;

     (d) Any payment or distribution made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expense in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

     (e) The Debtors have disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and interestholders and with public policy; and the Debtors have disclosed the identity of any Insider that will be employed or retained by the reorganized Debtors and the nature of any compensation for such Insider;

     (f) Any government regulatory commission with jurisdiction (after confirmation of the Plan) over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

     (g) With respect to each Impaired Class of Claims or Equity Interests, either each holder of a Claim or Equity Interest of the Class has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code. If Bankruptcy Code section 1111(b)(2) applies to the Claims of a Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder's interest in the Debtors' interest in the property that secures that Claim;

     (h) Each Class of Claims or Equity Interests has either accepted the Plan or is not Impaired under the Plan;

     (i) Except to the extent that the holder of a particular Administrative Claim or Priority Claim has agreed to a different treatment of its Claim, the Plan provides that Administrative Claims and Allowed Priority Unsecured Non-Tax Claims shall be paid in full on the Effective Date or the Allowance Date;

     (j) If a Class of Claims or Equity Interests is Impaired under the Plan, at least one such Class of Claims or Equity Interests has accepted the Plan, determined without including any acceptance of the Plan by any Insider holding a Claim or Equity Interest of that Class; and

     (k) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

     The Debtors believe that the Plan satisfies all of the statutory requirements of the Bankruptcy Code for confirmation and that the Plan was proposed in good faith. The Debtors believe they have complied, or will have complied, with all the requirements of the Bankruptcy Code governing confirmation of the Plan.

     3.  ACCEPTANCES NECESSARY TO CONFIRM THE PLAN

     Voting on the Plan by each holder of a Claim or Equity Interest (or its authorized representative) is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim or Equity Interest vote in favor of the Plan in order for the Court to confirm the Plan. Generally, to be confirmed under the acceptance provisions of Bankruptcy Code section 1126(a), the Plan must be accepted by each Class of Claims that is impaired under the Plan by parties holding at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class actually voting in connection with the Plan. With regard to a Class of Equity Interests, at least two-thirds of the Equity Interests actually voted must accept to bind that Class. Even if all Classes of Claims and Equity Interests accept the Plan, the Bankruptcy Court may refuse to confirm the Plan.

     4.  CRAMDOWN

     In the event that any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class that has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable" has different meanings for holders of secured and unsecured claims and equity interests.

     With respect to a secured claim, "fair and equitable" means either (i) the impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal to the allowed amount of its claims with a present value as of the effective date of the plan at least equal to the value of such creditor's interest in the property securing its liens;
(ii) property subject to the lien of the impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (i) and (iii) hereof; or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the plan.

     With respect to an unsecured claim, "fair and equitable" means either (i) each impaired creditor receives or retains property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

     With respect to equity interests, "fair and equitable" means either (i) each impaired equity interest receives or retains, on account of that equity interest, property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the equity interest, or (ii) the holder of any equity interest that is junior to the equity interest of that class will not receive or retain under the plan, on account of that junior equity interest, any property.

                                   ARTICLE IV
                           BACKGROUND OF THE DEBTORS

A.  CORPORATE INFORMATION AND DEBTORS' RELATIONSHIP TO SUBSIDIARIES AND
AFFILIATES

     The Debtors are:

     - EOTT Energy Partners, L.P., a publicly-held Delaware limited partnership, which is referred to as "EOTT" in this Disclosure Statement and in the Plan;

     - EOTT Energy Finance Corp., a Delaware corporation and wholly-owned subsidiary of EOTT, which is referred to as "EOTT FINANCE" in this Disclosure Statement and in the Plan;

     - EOTT Energy General Partner, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of EOTT, which is referred to as "EOTT LLC" in this Disclosure Statement and in the Plan;

     - EOTT Energy Operating Limited Partnership, a Delaware limited partnership and wholly-owned subsidiary of EOTT in which EOTT owns all of the limited partnership interests and EOTT LLC owns all of the general partnership interests, which is referred to as "EOTT OLP" in this Disclosure Statement and the Plan;

     - EOTT Energy Canada Limited Partnership, a Delaware limited partnership and wholly-owned subsidiary of EOTT in which EOTT OLP owns all of the limited partnership interests and EOTT LLC owns all of the general partnership interests, which is referred to as "EOTT CANADA" in this Disclosure Statement and in the Plan;

     - EOTT Energy Pipeline Limited Partnership, a Delaware limited partnership and wholly-owned subsidiary of EOTT in which EOTT OLP owns all of the limited partnership interests and EOTT LLC owns all of the general partnership interests, which is referred to as "EOTT PIPELINE" in this Disclosure Statement and in the Plan;

     - EOTT Energy Liquids, L.P., a Delaware limited partnership and wholly-owned subsidiary of EOTT in which EOTT OLP owns all of the limited partnership interests and EOTT LLC owns all of the general partnership interests, which is referred to as "EOTT LIQUIDS" in this Disclosure Statement and in the Plan; and

     - EOTT Energy Corp., a Delaware corporation and a wholly-owned subsidiary of Enron Corp. ("ENRON"), which is referred to as "EOTT GP" in this Disclosure Statement and in the Plan. EOTT GP is the general partner of EOTT.

     An organizational chart depicting the Debtors' corporate structure is attached to this Disclosure Statement as EXHIBIT C.

B.  DESCRIPTION OF THE DEBTORS' BUSINESSES

     EOTT gathers, markets, transports and stores crude oil, refined petroleum products and natural gas liquids ("NGLS"). EOTT also owns and operates a hydrocarbon processing plant that produces methyl tertiary butyl ether ("MTBE") and owns and operates a natural gas liquids storage facility. EOTT conducts these operations principally through four subsidiary operating limited partnerships, EOTT OLP, EOTT Canada, EOTT Pipeline, and EOTT Liquids (collectively, the "EOTT OPERATING SUBSIDIARIES"). In March 1994, EOTT made an initial public offering of common units of limited partnership interest ("COMMON UNITS"), and in September 1999 made a subsequent public offering of 3.5 million Common Units. In September 1999, EOTT also issued $235 million of its 11% Senior Notes due 2009 ("SENIOR NOTES").

     EOTT GP is the sole general partner of EOTT. EOTT LLC is the sole general partner of the EOTT Operating Subsidiaries.

     EOTT is one of the largest independent crude oil gathering and marketing companies in North America. EOTT currently gathers and markets from approximately 30,000 field gathering points in 19 states and Canada, averaging 260,000 barrels per day at the end of September 2002. In addition, EOTT is engaged in interstate and intrastate crude oil transportation and crude oil terminalling and storage activities. EOTT purchases crude oil from various producers and operators and markets the crude oil to refiners and other customers nationwide. EOTT transports crude oil through pipelines, including approximately 8,000 miles of active gathering and transmission pipelines that EOTT owns, and through its trucking operation, which includes a fleet of 238 owned or leased trucks. EOTT has approximately 12.2 million barrels of active storage capacity associated with field tanks. During 2001, EOTT purchased liquids processing, storage and transportation assets, and through those assets, EOTT is engaged in the production of MTBE and the transportation and storage of natural gas liquids. EOTT engages in the following business activities:

     GATHERING AND MARKETING. EOTT gathers, stores and transports crude oil in the United States and Canada. EOTT also provides certain accounting and administrative services to some producers and operators. In connection with the acquisition of assets from Koch Oil Company and Koch Pipeline Company, L.P. in December 1998, EOTT entered into a 15-year supply contract at market-based prices with Koch Oil Company (now Koch Supply & Trading, L.P.). Most transactions EOTT enters into are at market responsive prices, with a large number of transactions on a 30-day automatically renewable basis. The purchases are typically based on EOTT's monthly-average posted prices, or the price at which EOTT is willing to pay producers in a particular region, plus a bonus. The bonus is determined based on grade of oil, transportation costs and other competitive factors. In response to market conditions, posted prices can change daily, and bonuses, in general, can change every 30 days as contracts renew. Principal competitors include: BP Amoco PLC, Equiva, Plains All American and Sun Refining & Marketing.

     PIPELINE OPERATIONS. Through its common carrier pipeline systems, EOTT transports crude oil for its gathering and marketing operations and for third parties pursuant to published tariff rates regulated by the Federal Energy Regulatory Commission ("FERC") and state regulatory authorities. EOTT conducts these operations in its Pipeline Operations business segment. Approximately 76% of the revenues from EOTT's Pipeline Operations business segment for the nine months ended September 30, 2002 were generated from tariffs charged to and sales of crude oil inventory made to its other business segments.

     LIQUIDS OPERATIONS. EOTT owns and operates liquids processing, storage and transportation assets, which are located in the Texas Gulf Coast region and were purchased from Enron in June 2001. EOTT has a hydrocarbon processing complex at Morgan's Point, Texas (the "MTBE PLANT"), and a natural gas liquids storage facility located in Mont Belvieu, Texas (the "STORAGE FACILITY"). EOTT paid $117 million to Enron

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

and State Street Bank and Trust Company of Connecticut, National Association, as trustee, for the MTBE Plant and Storage Facility. The trustee held these assets under a lease financing arrangement with Enron. The purchase price was financed through borrowings from Standard Chartered Trade Services Corporation ("SCTSC") under short-term inventory and receivables financing facilities. Principal competitors to the Storage Facility include Enterprise and Dynegy. EOTT had previously agreed to process feed stocks for a fee at the MTBE Plant and provide storage capacity at the Storage Facility to Enron Gas Liquids, Inc. ("EGLI"), an indirect wholly-owned subsidiary of Enron that was included in Enron's bankruptcy filings. EGLI rejected the agreements with EOTT related to the MTBE Plant and Storage Facility as part of its bankruptcy proceedings.

     WEST COAST OPERATIONS. EOTT owns and operates a gas processing plant, a fractionation plant, and refrigerated propane storage and related truck and rail distribution facilities in Kern County, California. EOTT participated in the refined petroleum products marketing business on the West Coast until these operations were sold to Trammo Petroleum on May 31, 2002.

C.  THE DEBTORS' RELATIONSHIP WITH ENRON AND AFFILIATES

     Enron's ownership interest in EOTT and the material agreements between EOTT and Enron and its affiliates are described below.

     1.  OWNERSHIP OF GENERAL AND LIMITED PARTNER INTERESTS IN EOTT

     EOTT GP, a subsidiary of Enron, owns a 1.98% general partner interest in EOTT. Based upon information provided by Enron, an entity indirectly controlled by Enron is the holder of record of approximately 18% of the Common Units and 78% of the Subordinated Units, representing 37% of the total Common Units and Subordinated Units outstanding. As a result, Enron may be deemed to be the beneficial owner of approximately 3.2 million Common Units and 7.0 million Subordinated Units.

     Enron also owns $9.3 million of Additional Partnership Interests ("APIS"). Under the EOTT Partnership Agreement, Enron guaranteed that EOTT would make a specified level of distributions to the holders of its Common Units. If EOTT was unable to make the specified level of distributions, Enron was obligated to provide distribution support (up to $29 million) in exchange for APIs in EOTT. The APIs do not entitle the holder to any voting rights or rights to distributions. In May 1999 and February 2000, Enron paid $2.5 million and $6.8 million, respectively, in support of first and fourth quarter distributions to EOTT common unitholders and received APIs. The APIs are entitled to be redeemed if, with respect to any fiscal quarter, the minimum quarterly distributions and any common unit arrearages have been paid, but only to the extent that available cash with respect to such quarter exceeds that amount necessary to pay the minimum quarterly distribution on all common units.

     2.  MANAGEMENT AGREEMENTS

     EOTT and the EOTT Operating Subsidiaries do not have any employees. EOTT GP provides EOTT with the personnel necessary to conduct EOTT's day-to-day business operations, or arranges for the services of the required personnel from third parties or other affiliates of Enron. Pursuant to the EOTT Partnership Agreement, EOTT reimburses EOTT GP for substantially all of its direct and indirect costs and expenses, including compensation and benefit costs, incurred in providing or arranging for such services to EOTT. As a result of this reimbursement obligation, all of the expenses for which EOTT GP is generally obligated under the following contracts are required to be reimbursed to EOTT GP by EOTT. EOTT GP has entered into the following agreements with Enron or its affiliates for purposes of providing the management and operation services it provides to EOTT.

     ENRON CORPORATE SERVICES AGREEMENT. Enron has provided many of the services that EOTT GP in turn provides to EOTT pursuant to a Corporate Services Agreement between Enron and EOTT GP dated March 25, 1994 (the "ENRON CORPORATE SERVICES AGREEMENT"). Under the Enron Corporate Services Agreement, Enron has provided certain benefit plans, information technology services, partnership accounting and tax preparation services, transfer agent services, investor relations services, and insurance under Enron's

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

insurance policies. EOTT GP is required to reimburse Enron for all expenses Enron incurs under the Enron Corporate Services Agreement at Enron's cost for providing these services. EOTT GP may terminate the Enron Corporate Services Agreement upon thirty days written notice to Enron. Termination of the Enron Corporate Services Agreement is contemplated under the Enron Settlement Agreement.

     ADMINISTRATIVE SERVICES AGREEMENT. EOTT GP provides services to EOTT OLP, EOTT Canada, EOTT Pipeline, and EOTT Liquids on behalf of EOTT LLC, the general partner of such partnerships, pursuant to the Administrative Services Agreement between EOTT GP and EOTT LLC dated July 1, 2001 ("ADMINISTRATIVE SERVICES AGREEMENT"). Pursuant to the Administrative Services Agreement, EOTT GP provides the services it provides to EOTT, either directly or pursuant to the contracts discussed in this section, to all of EOTT's Operating Subsidiaries. EOTT LLC is required to reimburse EOTT GP for all expenses EOTT GP incurs under the Administrative Services Agreement at EOTT GP's cost for providing these services.

     OPERATION AND SERVICE AGREEMENT. EOTT GP has also entered into an Operation and Service Agreement dated October 1, 2000, as amended ("OPERATION AND SERVICE AGREEMENT") with Enron Pipeline Services Company ("EPSC"), an indirect wholly-owned subsidiary of Enron. EPSC is not in bankruptcy. Pursuant to the Operation and Service Agreement, EPSC operates EOTT's pipeline facilities, provides administrative services related to the operation of such facilities, provides emergency services, performs capital improvements, and provides other services requested by EOTT GP. EOTT GP is required to reimburse EPSC for all expenses it incurs under the Operation and Service Agreement at EPSC's cost of providing these services. Either party may terminate the Operation and Service Agreement upon 180 days written notice prior to December 31st in the year of termination. The Employee Transition Agreement (as defined below) provides for termination of the Operation and Service Agreement.

     EPSC CORPORATE SERVICES AGREEMENT. EOTT GP has entered into a Corporate Services Agreement with EPSC dated December 1, 2000 ("EPSC CORPORATE SERVICES AGREEMENT") pursuant to which EPSC will provide EOTT with corporate and administrative services. Currently, EPSC provides only property tax services pursuant to the EPSC Corporate Services Agreement. EOTT GP is required to reimburse EPSC for all expenses it incurs under the EPSC Corporate Services Agreement at EPSC's cost for providing these services. Either party may terminate the EPSC Corporate Services Agreement upon 90 days prior written notice. The Enron Settlement Agreement provides for termination of the EPSC Corporate Services Agreement.

     EGP TRANSITION AGREEMENT. In connection with the acquisition of the MTBE Plant and Storage Facility, EOTT GP entered into a transition services agreement ("TRANSITION AGREEMENT") with EGP Fuels Company, an indirect subsidiary of Enron ("EGP FUELS") to provide transition services through December 31, 2001, and for the processing of invoices and payments to third parties related to the MTBE Plant and Storage Facility. Additionally, EOTT GP provided services to EGP Fuels at its methanol plant through December 31, 2001. The Transition Agreement provided that either party would reimburse the other party for the services rendered, at the cost to the party providing the services. The Enron Settlement Agreement contemplates termination of the Transition Agreement.

     3.  ADDITIONAL AGREEMENTS

     In addition to the services agreements discussed above, EOTT has entered into the following material agreements with Enron and its affiliates that were adversely affected by Enron's bankruptcy filing.

     PURCHASE AND SALE AGREEMENT. Effective June 30, 2001, EOTT Liquids purchased the MTBE Plant and the Storage Facility from Enron for $117.0 million, pursuant to a Purchase and Sale Agreement dated June 29, 2001 ("MTBE AND STORAGE PURCHASE AGREEMENT") between EOTT and Enron. Under this Agreement, Enron indemnified EOTT for certain ad valorem taxes and potential environmental and title defect expenditures relating to the MTBE Plant and the Storage Facility.

     TOLL CONVERSION AGREEMENT AND STORAGE AGREEMENT. In connection with the purchase of the MTBE Plant and Storage Facility from Enron, EOTT Liquids entered into agreements with EGLI, an indirect wholly-owned subsidiary of Enron that has filed bankruptcy, to insure a minimum level of cash flow from ownership and operation of the MTBE Plant and Storage Facility (the "TOLL CONVERSION AND STORAGE AGREEMENTS").

     On April 2, 2002, the Enron bankruptcy court entered a stipulation and agreed order (the "STIPULATION") in which EGLI rejected the Toll Conversion and Storage Agreements effective April 12, 2002. As a result of EGLI's rejection of these agreements, EOTT recorded a $29.1 million non-cash impairment at December 31, 2001. Additionally, EOTT has a monetary damage claim against EGLI and Enron as a result of the rejection of the agreements under the Stipulation. EOTT filed a claim against EGLI in its bankruptcy case for damages resulting from the rejection of the Toll Conversion and Storage Agreements in the amount of $540.5 million. The amount of EOTT's claim has not been fully determined. The Enron Settlement Agreement contemplates that this claim will be expunged.

     Pursuant to a Limited Guaranty dated as of June 29, 2001 between Enron and EOTT Liquids, Enron guaranteed EGLI's performance under the Toll Conversion and Storage Agreements. Enron's guarantee was limited to $50 million under the Toll Conversion Agreement and $25 million under the Storage Agreement. Accordingly, the claim filed against Enron in its bankruptcy case resulting from EGLI's rejection of the Toll Conversion and Storage Agreements was for $75 million. The Enron Settlement Agreement contemplates that this claim will be expunged.

     SUPPORT AGREEMENT. Pursuant to the Support Agreement dated September 21, 1998 between EOTT and Enron ("SUPPORT AGREEMENT"), Enron agreed to support EOTT's minimum quarterly distributions of $0.475 per Common Unit until the calendar quarter ending December 31, 2001. Under the Support Agreement, if EOTT did not have sufficient available cash to make the minimum cash distribution to holders of Common Units, Enron was obligated to provide distribution support (up to $29 million) in exchange for APIs. Under the Support Agreement, Enron paid $9.3 million to support EOTT's minimum distributions in May 1999 and February 2000, and received $9.3 million of APIs. EOTT's distribution for the fourth quarter of 2001 was $0.25 per Common Unit. Pursuant to the Support Agreement, Enron was obligated to provide cash distribution support through the fourth quarter of 2001. Enron did not pay the fourth quarter cash distribution shortfall of $0.225 per Common Unit. EOTT made a claim in Enron's bankruptcy case for this distribution shortfall of $4.2 million. The Enron Settlement Agreement contemplates that this claim will be expunged.

     CREDIT FACILITY. Pursuant to the Amended and Restated Credit Agreement, dated as of December 1, 1998, between EOTT OLP and Enron ("ENRON CREDIT FACILITY"), Enron provided the Debtors with credit support in the form of guarantees, letters of credit and working capital loans with sublimits of $100 million for working capital loans and $900 million for guarantees and letters of credit. The Enron Credit Facility expired December 31, 2001.

     4.  ENRON PENSION PLAN PARTICIPATION

     Pension Plan Underfunding Issues. EOTT GP is a participating employer in a defined benefit pension plan known as the Enron Corp. Cash Balance Plan (the "CASH BALANCE PLAN"). Based on information provided by Enron, the allocation related to the funding of the Cash Balance Plan by Enron to EOTT GP each year is based on a percentage of payroll costs. As discussed above, under the EOTT Partnership Agreement, any costs allocated to EOTT GP are passed through to EOTT and EOTT is responsible for reimbursing EOTT GP, subject to any claims for indemnity, offset, recoupment or counterclaims EOTT may have against EOTT GP or any of its affiliates. The funding percentage for each participating employer is determined once a year. However, Enron will allocate additional costs, if necessary, for any significant changes to the minimum funding. To date, Enron has not changed EOTT GP's funding percentage for 2002 or allocated any additional costs in 2002 to EOTT GP.

     Based on information provided by Enron, the assets of the Cash Balance Plan are currently less than the present value of all accrued benefits on both an SFAS No. 87 (Employers' Accounting for Pensions) basis and a plan termination basis by approximately $90 million, with approximately 48 percent of that amount attributable to members of the Enron "controlled group" that are not in bankruptcy.

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

     A federal government corporation known as the Pension Benefit Guaranty Corporation (the "PBGC") has the power to terminate underfunded pension plans in certain situations, after receiving the permission either of the employer or of a court. The PBGC is currently investigating what liability it believes the Debtors have with respect to the Cash Balance Plan and other defined benefit plans sponsored by members of Enron's "controlled group," as defined in 29 U.S.C. sec. 1301(a)(14). The PBGC estimates that the Cash Balance Plan is underfunded on a termination basis by at least $271 million. The Debtors and the PBGC agree that because EOTT GP is in Enron's controlled group, EOTT GP would be subject to joint and several liability for the Cash Balance Plan's underfunded benefits liabilities if the Cash Balance Plan is terminated. The PBGC may allege such liabilities against any members of Enron's controlled group, including EOTT GP and other Debtors, if the PBGC determines the other Debtors to be in Enron's controlled group. The PBGC may also pursue other liability theories against the Debtors under ERISA and other applicable law. If the Cash Balance Plan terminates, EOTT GP would be expected to exercise all its rights to defend against such a claim and, in the event that the PBGC had not already pursued and collected from solvent members of the "controlled group," it would assert its rights to recover contribution from such members. Enron has informed the Debtors that it intends to terminate the Cash Balance Plan sometime in the year 2003 provided that it receives approval to do so by its creditors and its bankruptcy court. Any claim paid by EOTT GP might become EOTT's responsibility under the EOTT Partnership Agreement subject to any claims of indemnity, offset, recoupment or any counterclaims EOTT might have against EOTT GP or any of its affiliates.

     Each individual who at any time provided services for the benefit of EOTT and who accrued a benefit under any employee benefit plan sponsored or maintained by Enron or any entity treated as a single employer with Enron under Internal Revenue Code Section 414(b), (c), (m), or (o) (collectively, the "GP SERVICE EMPLOYEES") was hired by, and provided such services as an employee of, either EOTT GP or Enron. This includes the employees covered by the Operating and Service Agreement between EOTT GP and EPSC, an Enron subsidiary. EOTT never played any role in hiring, retaining, supervising, training, counseling, disciplining, or discharging any GP Service Employee. EOTT has never been an employer of any GP Service Employee, and has never acted, directly or indirectly, as an employer or in the interest of an employer of a GP Service Employee, with respect to any employee benefit plan, and has never acted with or within any group or association of employers acting for an employer of any GP Service Employee in such capacity.

     Enron negotiated and made all decisions with respect to all benefits provided to any GP Service Employee, in his or her capacity as such, under the Cash Balance Plan and the Enron Corp. Savings Plan. All obligations with respect to the payment of any compensation and benefits, and with respect to any contributions for the payment of any compensation or benefits, to or for the benefit of any GP Service Employee in his or her capacity as such were the sole obligations of EOTT GP or Enron, and were never the absolute obligations of EOTT, whether or not EOTT reimbursed or was required to reimburse the EOTT GP or Enron for such costs or expenses. Neither EOTT nor any entity that is treated as a single employer with EOTT under Internal Revenue Code Section 414(b), (c),
(m), or (o) has or ever had any contractual obligation, directly or indirectly, to make any contribution to the Enron Cash Balance Plan or any other employee benefit plan established or maintained by Enron or any entity that is treated as a single employer with Enron under Internal Revenue Code Section 414(b), (c),
(m), or (o).

     The payment of any amounts relative to the Cash Balance Plan or any other employee benefit plan or any other compensation arrangement by EOTT, and the obligations of EOTT, to Enron or any other person or entity under the Enron Settlement Agreement are reimbursements on behalf of EOTT GP and do not constitute, nor do they give rise to any absolute obligation on the part of EOTT with respect to the Cash Balance Plan or any other employee benefit plan or any other compensation arrangement established or maintained by Enron or any entity that is treated as a single employer with Enron under Internal Revenue Code
Section 414(b), (c), (m), or (o). As such, nothing in the Enron Settlement Agreement causes EOTT to be or deemed to be a contributing sponsor of the Cash Balance Plan or any other employee benefit plan maintained on behalf of the GP Service Employees for any purpose under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The purposes of the transactions effected pursuant to the bankruptcy filing and liquidation of EOTT GP are to sever the relationship of EOTT from Enron by canceling EOTT GP's general partnership interest in

EOTT and are not to evade any liabilities under ERISA or other similar law. Moreover, the purpose of the transactions effected pursuant to the bankruptcy filing of EOTT and the Plan are to effect a debt and equity restructuring of EOTT and are not to evade any liabilities under ERISA or other similar law.

     EOTT Energy LLC, an entity to be formed on or before the effective date of the Plan, will employ some or all of the GP Service Employees. A description of EOTT Energy LLC is contained in Article VIII, section (C)(2) below. Accordingly, EOTT Energy LLC will obtain and maintain from EOTT GP and Enron, as applicable, its records and Forms I-9 regarding employees subject to this reorganization. The reorganization shall not be deemed, for purposes of the Forms I-9, to interrupt the employment of those GP Service Employees currently employed by EOTT GP or Enron, as applicable, and who have executed Forms I-9. Such continuity of employment is consistent with federal immigration regulations governing reorganization in the context of Form I-9.

     With respect to the GP Service Employees to be employed by EOTT Energy LLC, EOTT Energy LLC will obtain and maintain from EOTT GP or Enron, as applicable, its records of pre-employment drug and alcohol testing required by DOT regulations. For those employees employed on pipelines, EOTT Energy LLC will obtain and maintain from EOTT GP or Enron, as applicable, its written qualification program, including evaluations, relating to the operator qualifications, required by DOT regulations. The reorganization shall not be deemed, for purposes of the DOT regulations, to interrupt the employment of those GP Service Employees currently employed by EOTT GP or Enron. Such continuity of employment is consistent with the purpose of such DOT regulations.

D.  CAPITALIZATION OF DEBTORS

     1.  DESCRIPTION OF EQUITY INTERESTS

     EOTT has 18,476,011 Common Units, 9,000,000 Subordinated Units and $9,318,213 of APIs outstanding, and 195,000 Common Units are reserved for issuance upon exercise of outstanding options. Common Units are limited partner interests in EOTT that entitle the holders to participate in EOTT's cash distributions and to exercise the rights and privileges available to limited partners under the EOTT Partnership Agreement.

     Under the EOTT Partnership Agreement, EOTT is required to distribute on a quarterly basis 100% of its available cash from operations to its partners. Because of its deteriorating financial condition, EOTT has suspended payment of distributions indefinitely. In addition, the forbearance agreements entered into with Standard Chartered Bank and SCTSC provide that no such distributions will be made without the consent of Standard Chartered Bank.

     Under the EOTT Partnership Agreement, during the "subordination period," holders of EOTT's Common Units are entitled to receive a minimum quarterly distribution of $0.475 per unit ($1.90 annualized) prior to any distribution of available cash to holders of Subordinated Units. Under the EOTT Partnership Agreement, the subordination period terminates when a specified amount of distributions are made to holders of Common Units and Subordinated Units. Because of EOTT's deteriorating financial condition, the distributions required to end the subordination period will not be made prior to the Confirmation Date.

     Under the EOTT Partnership Agreement, Enron guaranteed that EOTT would make a specified level of distributions to holders of EOTT's Common Units. If EOTT was unable to make the specified level of distributions, Enron was required to provide distribution support (up to $29 million) in exchange for the APIs. The APIs do not entitle the holder to any voting rights or rights to distributions. The APIs are entitled to be redeemed if, with respect to any fiscal quarter, the minimum quarterly distributions and any Common Unit arrearages have been paid, but only to the extent that available cash with respect to such quarter exceeds the amount necessary to pay the minimum quarterly distributions on all units. Because of EOTT's deteriorating financial conditions, no amounts will be available to pay the APIs prior to the Confirmation Date.

     2.  PRE-PETITION CREDIT FACILITY WITH STANDARD CHARTERED BANK

     EOTT OLP, EOTT Canada, EOTT Pipeline and EOTT Liquids (the "PRE-PETITION BORROWERS") were borrowers under the Second Amended and Restated Reimbursement, Loan and Security Agreement dated

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

April 23, 2002 (the "PRE-PETITION CREDIT FACILITY") with Standard Chartered Bank. EOTT and EOTT LLC were guarantors of all obligations under the Pre-Petition Credit Facility. The Pre-Petition Credit Facility provided up to $300,000,000 in total availability. Under the Pre-Petition Credit Facility, the Pre-Petition Borrowers could request Standard Chartered Bank to issue letters of credit to their customers and up to $40,000,000 of the availability under the Pre-Petition Credit Facility could have been borrowed as revolving credit loans, provided that the letter of credit exposure plus the outstanding principal amount of the revolving credit loans did not exceed the lesser of the total availability or the borrowing base at such time.

     Fees for outstanding letters of credit were 2% of the face amount of letters of credit outstanding. There was also a commitment fee under the Pre-Petition Credit Facility of 0.5% per annum on the unused portion of the Pre-Petition Credit Facility. Loans under the Pre-Petition Credit Facility had a per annum interest rate equal to the Alternative Base Rate (as defined in the Pre-Petition Credit Facility) or LIBOR plus 3%. The Alternative Base Rate was 3% per annum plus the higher of (a) the annual rate of interest announced from time to time by Standard Chartered Bank as its base rate or (b) 0.5 of 1% above the overnight Federal Funds rate, as published by the Federal Reserve Bank of New York.

     The Pre-Petition Credit Facility was secured by liens on substantially all of the Debtors' property and assets, including their accounts receivable, inventory of crude oil and fixed assets.

     All outstanding prepetition loans, plus accrued and unpaid interest and letter of credit fees under the Prepetition Credit Agreement were paid in full from the DIP Term Loan Agreement (as defined below) and all prepetition letters of credit were replaced by letters of credit under the Post-Petition Credit Facility with Standard Chartered Bank.

     3. COMMODITY REPURCHASE AGREEMENT WITH STANDARD CHARTERED TRADE SERVICES CORPORATION

     EOTT OLP is a party to a $75 Million Commodities Repurchase Agreement dated October 18, 2002 with Standard Chartered Trade Services Corporation ("SCTSC") (the "COMMODITY REPURCHASE AGREEMENT"). The Commodity Repurchase Agreement provides for the financing of crude oil inventory purchase utilizing a forward commodity repurchase agreement. Under the Commodity Repurchase Agreement, EOTT OLP sells the commodity to SCTSC and is obligated to buy the commodity back from SCTSC upon the earlier to occur of (i) March 31, 2002 and (ii) the effective date of a reorganization plan of EOTT OLP that has been confirmed by an order of the Bankruptcy Court, at a price equal to the original sales price. EOTT OLP is obligated to pay to SCTSC interest equal to monthly LIBOR plus 3%, payable monthly in arrears. EOTT OLP's obligations under the Commodity Repurchase Agreement are secured by a lien on the commodities purchased by SCTSC thereunder, all title documents delivered to SCTSC pursuant thereto, and all proceeds thereof. The Commodity Repurchase Agreement was assumed as part of the Post-Petition Credit Facility, which is more fully described in Article VI, section D, below.

     4. RECEIVABLE PURCHASE AGREEMENT WITH STANDARD CHARTERED TRADE SERVICES CORPORATION

     EOTT OLP is party to a $100 Million Amended and Restated Receivables Purchase Agreement dated October 18, 2002 with SCTSC (the "RECEIVABLE PURCHASE AGREEMENT"). The Receivable Repurchase Agreement provides for the transfer of up to an aggregate amount of $100 million of trade receivables from Koch Supply & Trading L.P. ("KOCH") on a monthly basis. The purchase by SCTSC of each months receivables under the Receivable Purchase Agreement at a discounted price that gives SCTSC an effective per annum yield equal to monthly LIBOR plus 3%. EOTT OLP is obligated to reimburse SCTSC to the extent that the amounts collected from Koch under the Receivable Purchase Agreement are not sufficient to repay SCTSC for its investments and associated interest, yield, fees and other costs under the Receivable Purchase Agreement. EOTT OLP's obligations under the Receivable Purchase Agreement are secured by a lien on all receivables and contract rights purchased by SCTSC under the Receivable Purchase Agreement and all proceeds thereof. The Receivable Purchase Agreement was assumed as part of the Post-Petition Credit Facility, which is more fully discussed in Article VI, section D, below.

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

     5.  FORBEARANCE AGREEMENT

     As of June 30, 2002, EOTT was in default under certain covenants under the Pre-Petition Credit Facility. These defaults were also defaults under the Commodity Repurchase Agreement and the Receivable Purchase Agreement. Standard Chartered Bank, SCTSC and EOTT have entered into forbearance agreements ("FORBEARANCE AGREEMENTS") pursuant to which Standard Chartered Bank and SCTSC agreed not to take any actions to enforce its rights under the defaults, and agreed to continue to extend credit under the Pre-Petition Credit Agreement and purchase commodities or receivables, as applicable, under the Commodity Repurchase Agreement and the Receivable Repurchase Agreement until October 30, 2002.

     6.  SENIOR NOTES

     On October 1, 1999, EOTT and EOTT Finance issued to the public $235 million of 11% Senior Notes due 2009 pursuant to the Indenture dated October 1, 1999, as supplemented by the First Supplemental Indenture dated October 1, 1999 between EOTT, EOTT Finance and The Bank of New York. Interest is payable semiannually on April 1 and October 1. The Senior Notes are fully and unconditionally guaranteed by EOTT LLC, EOTT Liquids, EOTT OLP, EOTT Canada, EOTT LLC, EOTT Liquids and EOTT Pipeline. Provisions of the Senior Notes limit additional borrowings, sale and lease back transactions, affiliate transactions, distributions to unitholders or mergers, consolidations or sales of assets if certain financial performance ratios are not met. The net proceeds from the issuance of the Senior Notes were used to repay loans and short-term borrowings from Enron.

     EOTT did not make the interest payment on the Senior Notes due October 1, 2002.

E.  SETTLEMENT AGREEMENT WITH ENRON

     The Debtors have entered into a Settlement Agreement dated October 8, 2002 (the "ENRON SETTLEMENT AGREEMENT") with Enron, Enron North America Corp., Enron Energy Services, Inc., EPSC, EGP Fuels, and EGLI (collectively, the "ENRON PARTIES"), which resolves such claims between the parties as described in the Enron Settlement Agreement. The Enron Settlement Agreement was approved by the Bankruptcy Court on November 22, 2002, and is subject to the approval of the United States Bankruptcy Court for the Southern District of New York, the court in which the Enron chapter 11 case is pending. The practical effect of the Settlement Agreement and the consummation of the Plan will be the severance of the business relationships between the Debtors and the Enron Parties. The following is a summary of the relevant terms and conditions of the Enron Settlement Agreement:

     - EOTT GP, EOTT LLC, EOTT Pipeline and EOTT OLP, and EPSC entered into an Employee Transition Agreement (the "EMPLOYEE TRANSITION AGREEMENT"), which provides for the transfer to EOTT of the employees of EPSC which perform services for EOTT. Until their transition to an EOTT entity that is not a participating employer in Enron's retirement and welfare benefits plan, the employees and their covered spouses and dependents of EOTT GP will continue to participate in those Enron plans. The Debtors shall take all such actions necessary to withdraw from all such Enron retirement and welfare benefit plans as set forth in the Enron Settlement Agreement. As consideration for continuation of the employees in the Enron plans, EOTT shall pay all Undisputed Monthly Employee Benefit Payments (as defined in the Enron Settlement Agreement) within ten (10) business days of receipt of an invoice and shall pay the Fixed Employee Benefits Amount (as defined in the Enron Settlement Agreement) in 12 equal installments on the first business day of each month beginning January 2, 2003. Based on historical information, the Debtors estimate that the aggregate amount of Undisputed Monthly Employee Benefit Payments and Fixed Employee Benefits Amount will be approximately $120,000 per month. On the effective date of the Employee Transition Agreement, the Operation and Service Agreement will terminate.

     - Enron consented to the filing of bankruptcy by the Debtors in the Southern District of Texas.

     - EOTT agrees to execute, on the Closing Date (as defined in the Enron Settlement Agreement), a promissory note payable to Enron in the initial principal amount of $6,211,673.13 that is guaranteed by

       EOTT Canada Ltd. (a non-Debtor entity) together with any existing and future subsidiaries of EOTT (the "EOTT NOTE"). The EOTT Note will be secured by an irrevocable letter of credit.

     - EOTT shall pay $1,250,000 to Enron as a condition precedent to the effectiveness of the Plan.

     - Enron waived its right of first refusal with respect to the sale of the MTBE Plant, Storage Facility and other assets purchased by EOTT pursuant to the MTBE and Storage Purchase Agreement.

     - The Debtors shall indemnify Enron and certain other persons from and against certain losses, claims, damages, liabilities, and other amounts. Such indemnification does not extend to losses, claims damages, liabilities (joint or several), expenses, judgments, fines, penalties, interest, settlements and other amounts directly resulting from acts of fraud or the indemnitee's willful misconduct.

     - Pursuant to the Operation and Service Agreement, EPSC operates the Debtors' pipeline facilities, provides administrative services related to the operation of such facilities, provides emergency services, performs capital improvements, and provides other services requested by EOTT GP. The Debtors shall assume the Operation and Service Agreement and cure certain outstanding obligations arising thereunder until the effective date of the Employee Transition Agreement. The Debtors will pay the obligations as they become due under the Operation and Service Agreement; however, the Debtors have not performed a thorough analysis of the aggregate amount of such obligations. The Debtors shall assume the Enron Settlement Agreement, the Agreed Payments, the Employee Benefits Payments, the Final Invoice, the Transition Expenses, the EOTT Indemnity and the O&S Indemnity (as those terms are defined in the Enron Settlement Agreement), and such obligations shall constitute chapter 11 administrative claims against the Debtors. Further, such obligations shall not be discharged and, instead, shall constitute ongoing obligations of the reorganized entities or their successor(s). Similarly, the amounts arising under the Cash Payment, the Note, the Guaranty, the Letter of Credit, and the Employee Benefits Payments shall constitute chapter 11 administrative expense claims against the Debtors. Further, such obligations shall not be discharged and, instead, shall constitute ongoing obligations of the reorganized entities or their successor(s).

     Pursuant to the Enron Settlement Agreement, the Enron Parties and the Debtors mutually released each other for any and all claims except as follows:

     - All of the parties to the Enron Settlement Agreement retained any rights to payments pursuant to the Stipulation.

     - The Enron Parties did not release the Debtors for claims with respect to the EOTT Note and the Liens, or any payments due to EPSC under the Operation and Service Agreement for the period beginning August 1, 2002.

     EOTT GP and the other Debtors mutually released each other from any and all claims except those expressly reserved in the Enron Settlement Agreement.

     The Enron Settlement Agreement also contemplates the termination of various contracts between the parties, including the Enron Corporate Services Agreement, the EPSC Corporate Services Agreement, and the Transition Agreement.

F.  RESTRUCTURING AGREEMENT

     The Consolidated Debtors have entered into a Restructuring Agreement dated October 7, 2002 (the "RESTRUCTURING AGREEMENT") with the Enron Parties, Standard Chartered Bank, SCTSC, Lehman Commercial Paper Inc. ("LEHMAN"), and holders of approximately 66% of the outstanding principal amount of Senior Notes whereby Enron, Standard Chartered Bank, SCTSC, Lehman, and such Noteholders agree to vote in favor of the Plan and take (or refrain from taking) other actions intended to support the confirmation of the Plan.

G.  HISTORICAL FINANCIAL INFORMATION

     EOTT files annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports, statements or other information filed by EOTT with the SEC may be read or copied at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C., 20549, or its public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference rooms. EOTT's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. EOTT's SEC filings are located in the EDGAR database on that web site.

     In connection with a proxy filing submitted to the SEC in the fall of 2001 concerning EOTT's planned recapitalization, which was subsequently terminated due to Enron's bankruptcy, the SEC reviewed EOTT's previous 1934 Act filings and EOTT received comments from the SEC to which it has responded or is in the process of responding. In response to certain SEC comments regarding unauthorized trading activities disclosed in EOTT's previous SEC filings, EOTT restated prior year financial results to reflect the fair value impact of these transactions over the periods during which the contracts were outstanding. The restatement related to losses incurred in connection with the theft of NGL product, concealment of commercial activities and other unauthorized activities by a former employee. As a result of the restatement, reported net income for the year 1998 was decreased by $1.0 million and reported net income for the year 1999 was increased by $1.0 million.

     On February 5, 2002, Arthur Andersen LLP ("ANDERSEN") withdrew as EOTT's independent accountants. EOTT was informed that Andersen's withdrawal related to Andersen's professional standards concerns, including auditor independence issues, related to events involving Enron. The restatement of EOTT's financial statements for the years 1998 and 1999, and the quarterly periods in 1999 and 2000, required the issuance of an updated audit opinion covering the years 1999 and 2000 from Andersen or the issuance of a new audit opinion covering those years by a new independent accountant. Because Andersen advised EOTT they would not issue an updated opinion due to the independence issues related to their resignation, and EOTT's current independent accountants' engagement for purposes of EOTT's Annual Report on Form 10-K for the year ended December 31, 2001 was limited to an audit of 2001, EOTT filed unaudited financial statements for the years 1999 and 2000 with its 2001 Annual Report. EOTT asked PricewaterhouseCoopers LLP ("PWC"), its current independent accountants, to consider auditing the affected periods and they are reviewing EOTT's request. EOTT will consider alternatives for obtaining an audit of the affected periods, as necessary.

H.  ASSETS AND LIABILITIES

     1.  ASSETS

     In the Schedules of Assets and Liabilities filed in the Bankruptcy Case (as may be amended), the Debtors identified their property and assets existing on the Petition Date as of September 30, 2002, the closest practical date to the Petition Date. The values reported in the Schedules of Assets for EOTT, EOTT LLC, EOTT Canada, EOTT Liquids and EOTT GP are based on book value for these entities. The information reported in the Schedule of Assets for EOTT OLP and EOTT Pipeline is based on replacement cost for certain assets because it provided the most detailed information available for preparing the Schedules.

     Regardless of whether the values are reported based on book value or replacement cost, value assessment for reorganization purposes will ultimately be based on an enterprise valuation of the reorganized Debtors if the Plan is approved. If the Plan is not approved, and the Bankruptcy Case is converted to chapter 7 liquidation, value would be more appropriately accessed based the liquidation values. Book values and replacement values carried by the Debtor have no material impact on the determination of enterprise value or liquidation values.

     To provide a more consistent method to evaluate asset values relative to liabilities, the following table presents the book value (in millions) of total assets as of September 30, 2002 for each Debtor. The table also reports an approximate allocation of estimated liquidation values (in millions) as of January 31, 2003.

                       -----------------------------------------------------------------------------------------   ---------
                                                                                     EOTT
                         EOTT        EOTT        EOTT        EOTT                   ENERGY       EOTT
                        ENERGY      ENERGY      ENERGY      ENERGY       EOTT       GENERAL     ENERGY               EOTT
                       OPERATING   PIPELINE    PARTNERS,   LIQUIDS,     ENERGY     PARTNERS,    FINANCE             ENERGY
                         L.P.        L.P.        L.P.        L.P.       CANADA       L.P.        CORP.     TOTAL     CORP.
                       -----------------------------------------------------------------------------------------   ---------
Book Value of Total
  Assets(1)              $490        $287        $  6        $106         $31          --          --      $921       $ 1
                       -----------------------------------------------------------------------------------------    --------
Estimated Liquidation
  Value(2)               $332        $220          --        $ 85         $41          --          --      $679        --
                       -----------------------------------------------------------------------------------------    --------

(1) Book value of total assets is as of September 30, 2002 and excludes intercompany receivables and investment in affiliates.

(2) The total value agrees to the consolidated liquidation analysis. Certain assumptions have been made to allocate the liquidation value to the various Debtors. Estimated liquidation values are as of January 31, 2003.

     A description of certain of the Debtors' assets (namely, their pipeline and transportation assets and liquid assets) is set forth in the following sections:

     2.  PIPELINE AND TRANSPORTATION ASSETS AND PROPERTIES

     EOTT's interstate common carrier pipeline operations include its:

     - Hobbs Pipeline in New Mexico and Texas;

     - crude oil systems acquired from Amerada Hess in Mississippi and Alabama;

     - crude oil systems acquired from CITGO Pipeline Company in Texas, Louisiana, and Arkansas;

     - crude oil systems in Texas, Oklahoma, Kansas, and the Rockies acquired from Koch Oil Company and Koch Pipeline Company, L.P.; and

     - crude oil systems in west Texas and eastern New Mexico acquired from Texas-New Mexico Pipe Line Company.

     At year end 2001, EOTT owned and operated approximately 8,000 miles of active crude oil gathering and transmission pipelines. There are approximately
12.2 million barrels of active storage capacity associated with field tanks. By state, the pipeline assets are as follows:

       COMMON CARRIER PIPELINES                    PROPRIETARY PIPELINES
       ------------------------                    ---------------------
                               MILES BY                                  MILES BY
STATE                           STATE                                     STATE
-----                          --------                                  --------
Alabama......................      43     Alabama......................     38
Arkansas.....................      --     Arkansas.....................      2
Colorado.....................      91     Colorado.....................     --
Kansas.......................   1,025     Kansas.......................     --
Louisiana....................     348     Louisiana....................    131
Mississippi..................     306     Mississippi..................    267
Montana......................     146     Montana......................     --
Nebraska.....................      63     Nebraska.....................     --
New Mexico...................   1,158     New Mexico...................    157
North Dakota.................     435     North Dakota.................     --
Oklahoma.....................   1,422     Oklahoma.....................     --
South Dakota.................      38     South Dakota.................     --
Texas........................   2,347     Texas........................      4
     TOTAL...................   7,422         TOTAL....................    599

     In addition, EOTT owns a gas processing plant in California, with 20 million cubic feet per day of gas processing capacity; a fractionation plant with 8,000 barrels per day of fractionation capacity; five million gallons of refrigerated propane storage; and related truck and rail distribution facilities. EOTT operates two active barge facilities in Louisiana, and one in Alabama. Approximately 2.2 million barrels of storage capacity are associated with these barge facilities. EOTT currently owns one terminal in Alabama with approximately 125,000 barrels of storage capacity.

     3.  LIQUIDS ASSETS

     EOTT's MTBE Plant used in its Liquids Operations for the production of MTBE is located in southeast Harris County within the city limits of Morgan's Point, Texas, approximately 30 miles from Houston. The MTBE Plant consists of three processing units and extensive product handling facilities. The MTBE Plant has a design capacity of 15,300 barrels per day and a rated capacity of 16,500 barrels per day of equivalent MTBE production. The product handling facilities include on-site tank storage, a barge dock and railcar and truck loading/unloading facilities as well as various interconnections to a number of pipelines. The dock is located at the entrance of the Houston Ship Channel. The dock has the necessary facilities to load MTBE, natural gasoline, normal butane, isobutane, isobutane (low sulfur) and to unload methanol and normal butane.

     The natural gas liquids storage and transportation facilities used in EOTT's Liquids Operations include an underground storage facility and a liquids pipeline grid system and related loading, unloading and transportation facilities. The Storage Facility is located at Mont Belvieu, Texas, approximately 30 miles east of Houston, Texas. The Storage Facility consists of ten active storage wells with a total capacity of 10 million barrels, a surface brine pit with a total capacity of 1.1 million barrels and a brine disposal well capable of disposing of up to 40,000 barrels of product per day. The pipeline grid system and related facilities include an extensive transportation and distribution system that allows EOTT to transport natural gas liquids and other products to and from the Storage Facility and the MTBE Plant by pipeline, ship or barge to the various refineries, petrochemical plants and other buyers and suppliers of natural gas liquids that are located in and throughout the area.

     For a complete listing and explanation of the Debtors' property and assets as of the Petition Date, see the Schedules of Assets and Liabilities filed in the Bankruptcy Case.

     4.  LIABILITIES

     In the Schedules of Assets and Liabilities filed in the Bankruptcy Case (as may be amended), the Debtors identified their liabilities existing on the Petition Date.

                -- REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK --

                                                                                         EOTT      EOTT                    Total
                                            EOTT        EOTT       EOTT        EOTT     Energy    Energy      EOTT
                                           Energy      Energy     Energy      Energy    Canada    General    Energy
                                          Operating   Pipeline   Partners,   Liquids,            Partners,   Finance
                                            L.P.        L.P.       L.P.        L.P.               L.L.C.      Corp.
 Secured Claims
  Senior Secured Debt -- Direct        3   $471.5      $471.5                 $471.5    $471.5                             $471.5
  Senior Secured Debt -- Guarantor     3                          $471.5                          $471.5                     $0.0
  Other                                4     $5.6        $9.8                   $8.8      $0.2                              $24.4
    Total                                  $477.1      $481.3     $471.5      $480.3    $471.7    $471.5       $0.0        $495.9
 Unsecured Priority Claims                   $5.3        $0.0       $0.0        $0.0      $0.0      $0.0       $0.0          $5.3
 General Unsecured Claims
  Senior Unsecured -- Direct           5                          $247.9                                     $247.9        $247.9
  Senior Unsecured -- Guarantor        5   $247.9      $247.9                 $247.9    $247.9    $247.9                     $0.0
  Crude Suppliers/Critical             6   $126.6        $1.4                   $7.0      $7.0                            $142.00
    Vendors/Foreign Suppliers
  Other                                7    $29.9        $2.5      $17.2        $1.0                                        $50.6
    Total                                  $404.4      $251.8     $265.1      $255.9    $254.9    $247.9     $247.9        $440.5
    Total Secured and Unsecured            $886.8      $733.1     $736.6      $736.2    $726.6    $719.4     $247.9        $941.7

                                           EOTT
                                          Energy
                                          Corp.

 Secured Claims
  Senior Secured Debt -- Direct
  Senior Secured Debt -- Guarantor
  Other
    Total                                  $0.0
 Unsecured Priority Claims                 $2.1
 General Unsecured Claims
  Senior Unsecured -- Direct
  Senior Unsecured -- Guarantor
  Crude Suppliers/Critical
    Vendors/Foreign Suppliers
  Other                                   $23.0
    Total                                 $23.0
    Total Secured and Unsecured           $25.1

3 EOTT Energy Partners, L.P. and EOTT Energy General Partners, LLC are guarantors and EOTT Energy Operating, L.P., EOTT Energy Pipeline, L.P., EOTT Energy Canada, L.P. and EOTT Energy Liquids, L.P. are direct debtors (meaning that the debtor is the debtor or co-debtor) on the credit facilities provided by Standard Chartered Bank and SCTSC. The total amount of the prepetition obligations due under those secured credit facilities as of the petition date is approximately $471.5 million. That total amount is included in each of the Secured Claims amounts indicated for each debtor; however, such amount is payable in the aggregate of all debtors of $471.5.
4 Comprised of M&M liens.
5 EOTT Energy Partners, L.P. and EOTT Energy Finance Corp are direct debtors and
  EOTT Energy Operating L.P., EOTT Energy Pipeline, L.P. and EOTT Energy Canada, L.P. are guarantors on the public bond debt due under the Senior Note Indenture. The total amount of the prepetition obligations due under the senior note debt (including accrued and unpaid interest) is approximately $247.9 million. That total amount is included in each of the General Unsecured Claims amounts indicated for each guarantor or co-debtor; however, such amount is payable in the aggregate of all debtors of $247.9 million.
6 These amounts have been paid or are expected to be paid post petition pursuant to first day orders.
7 Excludes intercompany amounts among the Debtors. The remaining is primarily comprised of the following:
  - Approximately $21 million of EOTT Energy Operating, L.P. accounts payable -- suspense. These payables are for amounts that should have been remitted to a person with an interest in crude oil EOTT Energy Operating, L.P. purchased. These amounts have not been remitted primarily due to legal and title disputes and missing or incorrect contact information.
  - Approximately $16 million of EOTT Energy Partners, L.P. and $23 million of EOTT Energy Corp. payables to Enron Corp. which will be eliminated by the Enron Settlement Agreement.

     Those total amounts may change based on the proofs of claim filed in the Bankruptcy Case, as well as the outcome of any objections to those proofs of claim. For a complete listing and explanation of the Debtors' liabilities as of the Petition Date, parties should refer to the Schedules of Assets and Liabilities filed in the Bankruptcy Case.

I.  EXISTING LITIGATION AND PROCEEDINGS

     The following paragraphs in this section describe the material pending administrative and legal proceedings in which the Debtors are involved. Due to the early stages of some of the proceedings and the general uncertainty surrounding the outcome of any litigation, it is not possible at this time for EOTT to provide a meaningful analysis of the outcome of the proceedings discussed below. Generally, as a result of the bankruptcy filing, all pending litigation against the Debtors is stayed in accordance with the automatic stay under Bankruptcy Code section 362 while the Debtors continue their business operations as debtors in possession.

     1.  ADMINISTRATIVE PROCEEDINGS

     Enron received a request for information from the EPA under Section 308 of the Clean Water Act requesting information regarding certain discharges and releases from oil pipelines owned or operated by Enron and its affiliated companies for the time period July 1, 1998 to July 11, 2001. The only domestic crude oil pipelines owned or operated by Enron at the time of the request were EOTT's pipelines. EOTT's pipelines have been operated by either EOTT GP, a wholly owned subsidiary of Enron, or EPSC, also a wholly-owned indirect Enron subsidiary, for the time period in question. At the time the EPA issued the
Section 308 request to Enron, EPSC operated EOTT's pipelines on EOTT's behalf. EOTT GP and EPSC retain operator liability for the time period at issue. In addition to the retention of ownership liability, EOTT may also be required to indemnify EOTT GP and its affiliates with regard to any environmental damages. Under the terms of the EOTT Partnership Agreement, EOTT is obligated to indemnify EOTT GP and its affiliates (including Enron) for all losses associated with activities undertaken on behalf of EOTT. This indemnification obligation is limited to actions undertaken in good faith, and may only be satisfied from EOTT's assets. Neither EOTT's nor Enron's bankruptcies affect EOTT's liability as owner of the pipelines, nor does it terminate EOTT's indemnification obligations under the EOTT Partnership Agreement. Enron currently has control of all of the documents related to this investigation. On January 29, 2002, Enron responded to the EPA's Section 308 request in its capacity as the operator of the pipelines actually owned by EOTT and on behalf of EOTT. No further written communication has been received from the EPA since Enron submitted its response.

     The FERC requires annual reporting from oil pipelines through the submission of FERC Form 6, "Annual Report of Oil Pipeline Companies." The FERC Form 6 is designed to provide the FERC with the financial, operational and ratemaking information it needs to regulate and monitor the oil pipeline industry. FERC advised EOTT, in a letter dated January 9, 2002, that FERC began an industry-wide audit with respect to the annual reporting requirements of FERC Form 6 in December 2001, and that EOTT had been selected for the audit. The audit covers the period from January 1, 2000 through December 31, 2001. FERC staff has subsequently visited EOTT's Houston office to review relevant documentation and has made numerous data requests to which EOTT has provided various data and responses. The audit remains ongoing, and it is uncertain at this point what, if any, actions FERC may propose upon completion of the audit. EOTT timely filed its FERC Form 6 for the year 2001 on March 29, 2002.

     EOTT has applied for and maintained Export Licenses through the U.S. Department of Commerce ("DOC") since 1994. These licenses authorized EOTT to export crude oil to Canada. Each license provided an applicable license quantity and value of merchandise to be exported as authorized by the DOC. The licenses generally covered either a one or two-year period. In early 1999, as EOTT was preparing a new license application, it discovered it had exported more barrels and value than had been authorized by the DOC under its then current (and prior) license. Pursuant to Section 764.5 of the Export Administration Regulations, EOTT filed a Voluntary Disclosure with the DOC on February 5, 1999, giving the DOC notice of these license overruns. EOTT negotiated a monetary settlement with the DOC of $508,000 and has accrued the settlement amount. The settlement was signed on July 15, 2002, and requires the monetary settlement to be paid in five installments. The first installment was paid on August 1, 2002, and the final installment is due on October 15, 2003.

     EOTT received a letter from the State of Texas Comptroller's Office dated October 9, 1998, assessing it for severance taxes the Comptroller's Office alleges are due on a difference the Comptroller's Office believes to exist between the market value of crude oil and the value reported on EOTT's crude oil tax report for the period of September 1, 1994 through December 31, 1997. The letter states that the action, based on a desk audit of EOTT's crude oil production reports, is partly to preserve the statute of limitations where crude oil severance tax may not have been paid on the true market price of the crude oil. The letter further states that the Comptroller's position is similar to claims made in several lawsuits, including the Texas Federal Anti-Trust Suit (discussed below), in which EOTT is a defendant. The amount of the assessment, including penalty and interest, is approximately $1.1 million. While the claim is still being reviewed, EOTT believes it should be without liability in this matter. There has been no activity on this matter since early 1999.

     EOTT has been included in, and responded to, requests for documents related to Congressional and regulatory investigations as a result of Enron's bankruptcy.

     2.  SIGNIFICANT LEGAL PROCEEDINGS

     TEXAS-NEW MEXICO PIPE LINE CASES

     John H. Roam, et al. vs. Texas-New Mexico Pipe Line Company and EOTT Energy Pipeline Limited Partnership; Cause No. CV43296, District Court of Midland County, Texas, 238th Judicial District ("KNIFFEN ESTATES SUIT"). The Kniffen Estates Suit was filed on March 2, 2001 by certain residents of the Kniffen Estates, a residential subdivision located outside of Midland, Texas. The allegations in the petition state that free crude oil products were discovered in water wells in the Kniffen Estates area, on or about October 3, 2000. The plaintiffs claim the crude oil products are from a 1992 release from a pipeline then owned by the Texas-New Mexico Pipe Line Company ("TEX-NEW MEX"). EOTT Pipeline purchased that pipeline from Tex-New Mex in 1999. The plaintiffs have alleged Tex-New Mex was negligent, grossly negligent and malicious in failing to accurately report and remediate the spill. With respect to EOTT Pipeline, the plaintiffs are seeking damages arising from any contamination of the soil or groundwater since it acquired the pipeline in question. No specific amount of money damages was claimed, and it is not possible to determine any potential exposure to EOTT Pipeline at this stage of the matter. In response to the Kniffen Estates Suit, EOTT Pipeline filed a cross-claim against Tex-New Mex. In the cross-claim, EOTT Pipeline claims that, in relation to the matters alleged by the plaintiffs, Tex-New Mex breached the purchase and sale agreement between the parties dated May 1, 1999 ("SALE AGREEMENT"), by failing to disclose the 1992 release and by failing to undertake the defense and handling of the toxic tort claims, fair market value claims, and remediation claims arising from the release. Additionally, EOTT Pipeline is asserting claims of gross negligence, fraud and specific performance. On April 5, 2002, EOTT Pipeline filed an amended cross-claim, which alleges that Tex-New Mex defrauded it in Tex-New Mex's sale of pipeline systems to EOTT Pipeline in 1999. The amended cross-claim also alleges that various practices employed by Tex-New Mex in the operation of its pipelines constitute gross negligence and willful misconduct and void EOTT Pipeline's obligation to indemnify Tex-New Mex for remediation of releases that occurred prior to May 1, 1999. The trial of this matter is currently scheduled for February 17, 2003. The Bankruptcy Court has entered an order permitting this litigation to proceed in state court uninterrupted by the automatic stay imposed under Bankruptcy Code section 362.

     Tex-New Mex has requested that the Debtors include in this Disclosure Statement the information set forth below in this section. The allegations in this section are included solely at Tex-New Mex's request, and do not constitute any admission by the Debtors regarding any fact alleged in this section. The Debtors' position regarding the relevant facts is described below:

          Tex-New Mex's Position on the Litigation: By way of the Sale Agreement and the related Environmental Agreement, EOTT Pipeline agreed to indemnify Tex-New Mex from any and all environmental clean up costs related to the pipeline, whether related to pre- or post-sale releases from the pipeline. EOTT Pipeline also indemnified Tex-New Mex for all bodily injury and property damages claimed by the parties "occurring" after the sale date of May 1, 1999 (even if partially caused by Tex-New Mex's actions or inactions prior to the sale date). These two indemnities apply unless the occurrence was caused by the gross negligence or willful misconduct of Tex-New Mex. In turn, Tex-New Mex agreed to indemnify EOTT Pipeline for all bodily injury and property damages claimed by parties "occurring" before the sale date of May 1, 1999.

          For EOTT Pipeline to avoid its indemnity obligations to Tex-New Mex, EOTT Pipeline must show that Tex-New Mex was "grossly negligent" or committed "willful misconduct." This is a very high legal standard.

          For Tex-New Mex to avoid its indemnity obligations to EOTT Pipeline, Tex-New Mex must show that the damages claimed by the landowner plaintiffs "occurred" after the sale date. EOTT Pipeline asserts that the damages "occurred" prior to the sale, when the alleged releases occurred. Tex-New Mex claims that the damages "occurred" when the alleged contamination occurred on the landowner plaintiffs' property and water supply, and that such was post-sale.

          If EOTT Pipeline fails to win in the litigation as against Tex-New Mex, EOTT Pipeline may owe damages to the landowner plaintiffs in the tens of millions of dollars. Additionally, it may owe indemnity damages to Tex-New Mex in the tens of millions of dollars. If EOTT Pipeline fails to win the litigation, the recovery by the general unsecured creditors will fall to pennies on the dollar. The Debtors' plan does not make provision for the claims of Tex-New Mex or of the landowner plaintiffs. The Debtors' plan purports to allow the equity holders to retain an interest. This provision violates the "absolute priority rule," which does not allow equity holders of a debtor to retain any interest so long as unsecured creditors are not paid in full. Since the Debtors' plan does not attempt to pay the unsecured creditors in full, if such class votes against the plan, the plan will fail.

          The Debtors' Position on the Litigation (which factual and legal allegations are disputed by Tex-New Mex): In the Sale Agreement, EOTT Pipeline agreed to indemnify Tex-New Mex from claims for property damage and toxic tort exposure when such damages or exposure arise out of the ownership, possession, operation, use or maintenance of the pipeline on and after the sale date of May 1, 1999, unless the damages or exposure are caused by the gross negligence or willful misconduct of Tex-New Mex prior to May 1, 1999. The claims of the landowner plaintiffs against Tex-New Mex assert that Tex-New Mex caused such damages and exposure to them by its actions and inactions on or about November 12, 1992. These claims do not arise out of EOTT Pipeline's ownership, possession, operation, use or maintenance of the pipeline on and after May 1, 1999, and Tex-New Mex is not entitled to indemnification for such claims.

          Also in the Sale Agreement, Tex-New Mex agreed to indemnify EOTT Pipeline from claims for property damage and toxic tort exposure when such damages or exposure occur prior to May 1, 1999 and arise out of the ownership, possession, operation, use or maintenance of the pipeline prior to May 1, 1999, or occur after May 1, 1999 and arise out of Tex-New Mex's gross negligence or willful misconduct prior to May 1, 1999. The claims of the landowner plaintiffs against EOTT Pipeline as the current owner of the pipeline assert that the damages and exposure suffered by the plaintiffs arise from Tex-New Mex's actions and inactions on or about November 12, 1992, which actions and inactions the plaintiffs allege were grossly negligent or malicious. The damages and exposure are alleged to have occurred at various times from 1992 to the present. Because the claims as alleged fall within the scope of the indemnity, Tex-New Mex owes an obligation of defense to EOTT Pipeline -- an obligation it has refused to fulfill. Further, the designated corporate representative of Tex-New Mex has admitted on deposition that the alleged conduct, if it occurred, constitutes gross negligence; therefore, in order to avoid its indemnity obligations, Tex-New Mex must not only show that the damages and exposures occurred only after May 1, 1999, but must also rebut the sworn testimony of its own designated corporate representative.

          In the related Environmental Agreement, EOTT Pipeline agreed to indemnify Tex-New Mex for remediation responsibilities arising from releases occurring both before and after May 1, 1999, unless such responsibilities were caused by the gross negligence or willful misconduct of Tex-New Mex prior to May 1, 1999. However, neither the landowner plaintiffs nor the Texas Railroad Commission has demanded that Tex-New Mex undertake any such remediation responsibilities. Therefore, there exist no claims for EOTT Pipeline to indemnify Tex-New Mex against under the Environmental Agreement. Although EOTT Pipeline is indeed undertaking remediation responsibilities, it is doing so pursuant to its capacity as the current owner and operator of the pipeline, not under the Environmental Agreement.

          Also in the Environmental Agreement, Tex-New Mex agreed to indemnify EOTT Pipeline for remediation responsibilities caused by the gross negligence or willful misconduct of Tex-New Mex prior to May 1, 1999. On and after October 3, 2000, the Texas Railroad Commission has required EOTT Pipeline to undertake remediation responsibilities at Kniffen Estates. EOTT Pipeline has identified conduct of Tex-New Mex that, if it occurred, the designated corporate representative of Tex-New Mex has admitted would constitute gross negligence; therefore, to be entitled to indemnification, EOTT Pipeline need only show that the alleged conduct did indeed occur.

     Jerry W. Holmes and Barbara I. Holmes v. EOTT Energy Pipeline Limited Partnership and Texas-New Mexico Pipe Line Company; Cause No. CV43800, District Court of Midland County, Texas, 385th Judicial District. This lawsuit was filed on June 21, 2002. The plaintiffs in this suit are the owners of a home in the Kniffen Estates who allege that their water well was contaminated by crude oil. The plaintiffs claim that the alleged crude oil contamination of their water well resulted from the 1992 crude oil release that is the subject of the Kniffen Estates Suit. EOTT has filed a motion to consolidate this lawsuit with the Kniffen Estates Suit. The plaintiffs have not claimed any specific amount of money damages.

     Jimmie B. Cooper and Shryl S. Cooper v. Texas-New Mexico Pipe Line Company, Inc., EOTT Energy Pipeline Limited Partnership and Amerada Hess
Corporation; Case No. CIV 01-1321 M/JHG, United States District Court for the District of New Mexico. Plaintiffs in this lawsuit, filed on October 5, 2001, are surface interest owners of certain property located in Lea County, New Mexico. The plaintiffs allege that aquifers underlying their property and water wells located on their property have been contaminated as a result of spills and leaks from a pipeline running across their property that is or was owned by Tex-New Mex and EOTT Pipeline. The plaintiffs also allege that oil and gas operations conducted by Amerada Hess Corporation resulted in leaks or spills of pollutants that ultimately contaminated the plaintiffs' aquifers and water wells. EOTT's initial investigation of this matter indicated that the alleged contamination of the aquifers underlying the plaintiffs' property was not caused by leaks from the pipeline now owned by EOTT Pipeline that traverses the plaintiffs' property.

     Bernard Lankford and Bette Lankford vs. Texas-New Mexico Pipe Line Company TX/NMX and EOTT Energy Pipeline Limited Partnership; Cause No. CC11176, County Court at Law of Midland County, Texas. This lawsuit was filed on January 15, 2002. The plaintiffs in this lawsuit own property that is located to the north of the Kniffen Estates subdivision. The allegations in the Plaintiffs' Original Petition are virtually identical to the allegations of the plaintiffs in the Kniffen Estates Suit. The plaintiffs have asserted strict liability, nuisance, negligence, gross negligence, trespass, and intentional infliction of emotional distress causes of action. The plaintiffs are seeking unspecified actual damages and punitive damages. EOTT Pipeline has filed a motion to consolidate this lawsuit with the Kniffen Estates Suit. The plaintiffs support EOTT Pipeline's motion for consolidation.

     Richard D. Warden and Nancy J. Warden v. EOTT Energy Pipeline Limited Partnership and EOTT Energy Corp.; Case No. CIV-02-370 L, United States District Court for the Western District of Oklahoma. The plaintiffs filed this lawsuit on February 28, 2002, in the District Court of Grady County, Oklahoma. EOTT Pipeline removed this lawsuit to the United States District Court for the Western District of Oklahoma on March 22, 2002. The plaintiffs in this lawsuit are landowners who are seeking damages arising from a release of crude oil from a pipeline owned by EOTT Pipeline. EOTT Pipeline undertook extensive remediation efforts with respect to the crude oil release that is the subject of this lawsuit. The plaintiffs allege that EOTT Pipeline did not properly remediate the crude oil release. The plaintiffs are alleging causes of action for negligence, gross negligence, unjust enrichment, and nuisance.

     Jimmie T. Cooper and Betty P. Cooper vs. Texas-New Mexico Pipeline Company, Inc., EOTT Energy Pipeline Limited Partnership, and EOTT Energy Corp.; Case No. D-0101-CV-2002-02122, 1st Judicial District Court, Santa Fe County, New Mexico. The plaintiffs in this lawsuit are surface interest owners of certain property located in Lea County, New Mexico. This lawsuit was filed on October 1, 2002. The plaintiffs are alleging that aquifers underlying their property and water wells located on their property have been contaminated as a result of spills and leaks from a pipeline running across their property that is or was owned by Texas-New Mex and EOTT Pipeline. The plaintiffs do not specify when the alleged spills and leaks occurred. The plaintiffs are seeking payment of costs that would be incurred in investigating and remediating the alleged crude oil releases and replacing water supplies from aquifers that have allegedly been contaminated. The plaintiffs are also seeking damages in an unspecified amount arising from the plaintiffs' alleged fear of exposure to carcinogens and the alleged interference with the plaintiffs' quiet enjoyment of their property. The plaintiffs are also seeking an unspecified amount of punitive damages.

     STATE OF TEXAS ROYALTY SUIT

     EOTT was served on November 9, 1995 with a petition styled The State of Texas, et al. vs. Amerada Hess Corporation, et al. The matter was filed in the District Court of Lee County, Texas, Case No. 10,652, 21st Judicial District, and involves several major and independent oil companies and marketers as defendants. The plaintiffs are attempting to certify a class action lawsuit alleging that the defendants acted in concert to buy oil owned by members of the plaintiff class in Lee County, Texas, and elsewhere in Texas, at "posted" prices, which the plaintiffs allege were lower than true market prices. There is not sufficient information in the petition to fully quantify the allegations set forth in the petition, but EOTT OLP believes any such claims against it will prove to be without merit. There has been no activity on this matter in several years.

     The State of Texas, et al. vs. Amerada Hess Corporation, et al.; Cause No. 97-12040, 53rd Judicial District Court of Travis County, Texas. This case was filed on October 23, 1997 in Austin by the Texas Attorney General's office and involves several major and independent oil companies and marketers as defendants. EOTT OLP was served on November 18, 1997. The petition states that the State of Texas brought this action in its sovereign capacity to collect statutory penalties recoverable under the Texas Common Purchaser Act, arising from defendants' alleged willful breach of statutory duties owed to royalty, overriding royalty and working interest owners of crude oil sold to defendants, as well as alleged breach of defendants' common law and contractual duties. The plaintiffs also allege the defendants have engaged in discriminatory pricing of crude oil. The parties are considering options to have the case fully dismissed. This settlement disposed of any claims the State of Texas may have in the State of Texas Royalty Suit, discussed above, but did not dismiss this case. Also, any severance tax claims the State of Texas may have were specifically excluded from this settlement. However, no severance tax claims were asserted in the petition filed by the plaintiffs.

     ANTI-TRUST SUITS

     McMahon Foundation and J. Tom Poyner vs. Amerada Hess Corporation, et al. (Including EOTT Energy Operating Limited Partnership); Civil Action No. H-96-1155, United States District Court, Southern District of Texas, Houston Division ("TEXAS FEDERAL ANTI-TRUST SUIT"). This suit was filed on April 10, 1996 as a class action complaint for violation of the federal antitrust laws and involves several major and independent oil companies and marketers as defendants. The relevant area is the entire continental United States, except for Alaska, New York, Ohio, Pennsylvania, West Virginia and the Wilmington Field at Long Beach, California. The plaintiffs claim that there is a combination and conspiracy among the defendant oil companies to fix, depress, stabilize and maintain at artificially low levels the price paid for the first purchase of lease production oil sold from leases in which the class members own interests. This was allegedly accomplished by agreement of the defendants to routinely pay for first purchases at posted prices rather than competitive market prices and maintain them in a range below competitive market prices through an undisclosed scheme of using posted prices in buy/sell transactions among themselves to create the illusion that posted prices are genuine market prices. The plaintiffs allege violations from October of 1986 forward. No money amounts were claimed.

     Cameron Parish School Board, et al. vs. Texaco, Inc., et al.; Civil Action No. C-98-111, United States District Court for the Western District of Louisiana, Lake Charles Division ("LOUISIANA FEDERAL ANTI-TRUST SUIT"). This case was originally filed as a state law claim in Louisiana. When the case was removed to federal court, the anti-trust claims were added, similar to the claims made in the Texas Federal Anti-Trust Suit. The plaintiffs claim that this litigation arises out of a combination and conspiracy of the defendant oil companies to fix, depress, stabilize and maintain at artificially low levels the prices paid for the first purchase of lease production oil sold from leases in which the class members own interests. The issues appear to be a duplication of the issues in the Texas Federal Anti-Trust Suit, discussed above. On October 22, 1998, the judge granted the plaintiffs' motion to amend the petition and add additional defendants. EOTT OLP, along with EOTT GP, was added to the case as defendants at that time. No money amounts were claimed.

     The Texas Federal Anti-Trust Suit, the Louisiana Federal Anti-Trust Suit and several other suits to which EOTT OLP is not a party, were consolidated and transferred to the Southern District of Texas by a transfer order, dated January 14, 1998. The Judicial Panel on Multidistrict Litigation made this recommendation due to the similarity of issues in the cases. EOTT OLP recorded a $1.0 million litigation reserve related to these suits in 1998. EOTT OLP, along with EOTT GP and a number of other defendants, entered into a class-wide settlement, which was approved by the court on April 7, 1999, with a final judgment entered on August 11, 1999. Several appeals were subsequently filed and have now all been resolved. The settlement was funded on November 27, 2001. The various lawsuits are in the process of being dismissed.

     UNITHOLDER LITIGATION

     David A. Huettner, et al. v. EOTT Energy Partners, L.P., et al.; Case No. 1:02 CV-917, United States District Court, Northern District of Ohio, Eastern Division. This lawsuit was filed on May 15, 2002 for alleged violations of the Securities Exchange Act of 1934 and common law fraud. The suit was brought by three of EOTT's former unitholders who claim that EOTT, EOTT GP, certain of the officers and directors of Enron and EOTT GP, and EOTT's independent accountants were aware of material misstatements or omissions of information within various press releases, SEC filings and other public statements, and failed to correct the alleged material misstatements or omissions. Plaintiffs maintain that they were misled by EOTT's press releases, SEC filings and other public statements when purchasing EOTT's common units and were financially damaged thereby.

     The plaintiffs further allege that Arthur Andersen, LLP falsely represented that (a) Enron Corp.'s and EOTT's financial statements complied with generally accepted accounting principles and (b) Arthur Andersen's audits of Enron Corp. and EOTT had been performed in accordance with generally accepted auditing standards. The plaintiffs also assert a claim against Arthur Andersen, LLP for destruction of evidence.

     On June 28, 2002, the Judicial Panel on Multidistrict Litigation issued a Conditional Transfer Order that provides for the transfer of this case to the Southern District of Texas for consolidated pretrial proceedings with other lawsuits asserting securities claims against Enron and Arthur Andersen. On September 20, 2002, EOTT filed a motion to dismiss on the basis of the plaintiff's failure to state a claim upon which relief can be granted. EOTT GP later joined in that motion.

     Due to the recent filing of this lawsuit, EOTT has been unable to thoroughly investigate the validity of the Plaintiff's allegations, but based on management's current knowledge, EOTT believes the allegations are without merit. EOTT's assessment does not indicate that it is probable that a liability has been incurred and therefore, EOTT has not recorded a contingent liability.

     OTHER LITIGATION AND LIENS

     Big Warrior Corporation vs. EOTT Energy Corp., Rem Services, Inc., Enron Pipeline Services Company, Enron Transportation Services, Inc. et al; Case No.:
2:02CV749PG, United States District Court for the Southern District of Mississippi, Hattiesburg Division. In October 2001, EPSC awarded a contract to Big Warrior Corporation ("BIG WARRIOR") for the construction of EOTT Pipeline's new ten-inch crude oil pipeline that runs from Lumberton, Mississippi to Eucutta, Mississippi. Big Warrior alleges that EOTT GP ratified and accepted the contract and other alleged agreements associated therewith. In this lawsuit, Big Warrior is seeking payment (under various theories) of unanticipated additional costs that allegedly resulted from adjustments to the project work schedule and ESPC's alleged failure to timely procure necessary rights of way and rights of ingress and egress. Big Warrior has asserted claims for breach of contract, quantum meruit, fraud and misrepresentation, tortious interference with contractual relations, civil conspiracy, and negligence. Big Warrior is claiming actual and punitive damages of up to $30 million. Big Warrior also seeks the enforcement of mechanics' and materialmen's liens it has filed against EOTT Pipeline.

     Big Warrior filed this lawsuit in the Circuit Court of Jones County, Mississippi on August 5, 2002. Big Warrior's complaint was served upon EOTT on August 12, 2002, and EOTT removed this case to federal court on September 11, 2002. On September 18, 2002, EOTT filed its answer and affirmative defenses as well as a motion to dismiss for failure to state a claim upon which relief can be granted. EOTT will file a suggestion of bankruptcy asserting that further proceedings as to EOTT in this lawsuit are stayed by EOTT's bankruptcy filing.

     EPSC has filed liens on EOTT's Mississippi pipeline for $6.2 million for amounts owed to EPSC. EGP Fuels has also filed liens against the assets of EOTT Liquids for $10.5 million for amounts owed to EGP Fuels. The Enron Settlement Agreement contemplates that these liens will be released.

     INSURANCE COVERAGE

     In May 1999, EOTT Pipeline acquired certain pipeline assets from Tex-New Mex. In connection with this acquisition, EOTT OLP, on behalf of its subsidiary EOTT Pipeline, secured a claims made environmental insurance policy from American International Specialty Lines Insurance Company, a member of American International Group, Inc. ("AIG"), in the single aggregate amount of $20 million for all coverages under the insurance policy (the "AIG Policy"). The AIG Policy covers, for a period of ten years, certain known environmental releases and any environmental releases that were not previously identified at the date of acquisition or that occur in the future. Under the AIG Policy, any release of crude oil related to the assets in this acquisition are reimburseable by AIG, subject to a deductible of $50,000 per new environmental release up to a maximum of $150,000 per year, and a maintenance deductible of $10,000 per incident. Less than four years into the term of the AIG Policy, EOTT Pipeline has completely exhausted the amount of insurance coverage. The Debtors have inquired and have been informed that Enron and EPSC may have additional insurance coverage for incidents in the future under certain limited circumstances. However, in the event that such an incident were to occur, EPSC has informed the Debtors that it anticipates it would first look to EOTT to make good on its indemnification before it would look to insurance coverage. The Debtors have not propounded discovery on any of the Enron Parties to verify insurance coverage. The insurance coverage under the AIG Policy is outlined more specifically in the chart below:

             -- REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK --

-------------------------------------------------------------------------------------------------------------------------------
        RISK                                      COVERAGE
      COVERAGE             CHARACTERISTIC          STATUS         COVERAGE A        COVERAGE B       COVERAGE C     COVERAGE D
-------------------------------------------------------------------------------------------------------------------------------
                                                                 ON-SITE            ON-SITE          THIRD PARTY    THIRD PARTY
                                                                 CLEANUP OF         CLEANUP OF       CLAIMS FOR     CLAIMS FOR
                                                                 PRE-EXISTING       NEW              ON-SITE        OFF-SITE
                                                                 CONDITIONS         CONDITIONS       BODILY         CLEANUP
                                                                                                     INJURY &       RESULTING
                                                                                                     PROPERTY       FROM
                                                                                                     DAMAGE         PREEXISTING
-------------------------------------------------------------------------------------------------------------------------------
 Known Sites (31 KEI    Deductible/Incident    Coverage          No deductible;     N/A              N/A
 Properties)                                   Exhausted         self-insured
                                                                 retention
                        Incident Limit                           $5 million         N/A              N/A            $5 million
                        Self-Insured                             $3 million         N/A              N/A            $3 million
                        Retention
                        Coverage Section                         $5 million         N/A              N/A            $5 million
                        Aggregate Limit with
                        Kennann
-------------------------------------------------------------------------------------------------------------------------------
 Kennan properties      Deductible/Incident    Resolved by       No deductible;     N/A              N/A
                                               settlement,       self-insured
                                               remaining         retention
                                               available to
                                               cover
                                               unasserted
                                               administrative
                                               claims, if any
                        Incident Limit                           $5 million         N/A              N/A            $5 million
                        Self-Insured                             $1 million         N/A              N/A            $1 million
                        Retention
                        Coverage Section                         $5 million         N/A              N/A            $5 million
                        Aggregate Limit with
                        Known Sites
-------------------------------------------------------------------------------------------------------------------------------
 Unknown Sites          Deductible/Incident    Coverage          $10,000            $10,000          $10,000        $10,000
                                               Exhausted
 (TNM pipeline &        Annual Aggregate                         $150,000           $150,000         $150,000       $150,000
 associated             Deductible
 equipment)
                        Incident Limit                           $20 million        $20 million      $20 million    $20 million
-------------------------------------------------------------------------------------------------------------------------------
                        Coverage Section                         $20 million        $20 million      $20 million    $20 million
                        Aggregate Limit
                        inclusive of Known
                        Sites, Kennann Sites
                        and Unknown Sites
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
        RISK
      COVERAGE          COVERAGE E     COVERAGE F
-------------------------------------------------------------------------------------------------------------------------------
                        THIRD PARTY    THIRD PARTY
                        CLAIMS FOR     CLAIMS FOR
                        OFF-SITE       OFF-SITE
                        CLEANUP        BODILY
                        RESULTING      INJURY AND
                        FROM NEW       PROPERTY
                        CONDITIONS     DAMAGE
-------------------------------------------------------------------------------------------------------------------------------
 Known Sites (31 KEI    N/A            N/A
 Properties)
                        N/A            N/A
                        N/A            N/A
                        N/A            N/A
-------------------------------------------------------------------------------------------------------------------------------
 Kennan properties      N/A            N/A
                        N/A            N/A
                        N/A            N/A
                        N/A            N/A
-------------------------------------------------------------------------------------------------------------------------------
 Unknown Sites          $10,000        $10,000
 (TNM pipeline &        $150,000       $150,000
 associated
 equipment)
                        $20 million    $20 million
-------------------------------------------------------------------------------------------------------------------------------
                        $20 million    $20 million
-------------------------------------------------------------------------------------------------------------------------------

     In the event of any payment under the AIG Policy, AIG would be subrogated to all the Insured's (as defined in the AIG Policy) rights of recovery therefore against any person or organization and the Insured shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights including without limitation, assignment of the Insured's rights against any person or organization who caused Pollution Conditions or a Pollution Release on account of which AIG made any payment under the AIG Policy. The Insured shall do nothing to prejudice AIG's rights. Any recovery as a result of subrogation proceedings arising out of the payment of Clean-Up Costs or Loss (as those terms are defined in the AIG Policy) covered under the AIG Policy shall accrue first to the Insured to the extent of any payments in excess of the limit of coverage; then to AIG to the extent of its payment under the AIG Policy; and then to the Insured to the extent of its Deductible (as defined in the AIG Policy). Expenses incurred in such subrogation proceedings shall be apportioned among the interested parties in the recovery in the proportion that each interested party's share in the recovery bears to the total recovery.

     To date, the claims made against the AIG Policy are generally set forth in the chart below. The chart was prepared as of November 18, 2002 from a real-time information tracking system for environmental remediation projects. This system is used to accumulate information on environmental sites, such as costs incurred to date, invoices processed for insurance coverage, and reimbursements under the AIG Policy. Due to timing differences, the information in this chart may not conform to amounts recorded in the applicable Debtors' accounting records:

             -- REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK --

                          TNM INSURANCE CLAIMS SUMMARY


                                                                         COST TO DATE
         KNOWN SITES                     COUNTY/STATE               (INCLUDING DEDUCTIBLE)
 TNM -- Fort Stockton           Pecos, TX                                 $2,443,562
 McCasland                      Lea, NM                                    $644,367
 TNM 17                         Lea, NM                                    $261,859
 Others -- Known                Various                                   $1,508,410


                                                                         COST TO DATE
        KENNANN SITES                    COUNTY/STATE               (INCLUDING DEDUCTIBLE)
 Kennann                        Lea, NM                                    $270,240


                                                                         COST TO DATE
        UNKNOWN SITES                    COUNTY/STATE              (INCLUDING DEDUCTIBLES)
 Kniffen Estates                Midland, TX                               $6,081,508
 Midland-Crane                  Midland, TX                               $3,549,598
 Rattlesnake Creek              Borden, TX                                 $943,592
 Rattlesnake Creek South        Borden, TX                                 $906,796
 State-Byrd                     Lea, NM                                    $860,048
 Kembrough                      Lea, NM                                    $757,556
 Cooper                         Lea, NM                                    $572,437
 Loop 250                       Midland, TX                                $520,499
 Wilshire                       Upton, TX                                  $493,864
 Durham                         Lea, NM                                    $425,565
 Scarb -- Lynch                 Lea, NM                                    $382,574
 Rogers                         Lea, NM                                    $332,623
 Ozona                          Crockett, Tx                               $292,706
 Others -- Unknown              Various                                   $6,170,670

J.  MISCELLANEOUS POTENTIAL LITIGATION

     In addition to the above-described litigation and the potential litigation listed above, the Debtors may be potential plaintiffs or defendants in other lawsuits, claims, and administrative proceedings. While the outcome of those proceedings cannot be predicted with certainty, the Debtors cannot reasonably estimate whether any of the recoveries generated from, and/or the costs associated with pursuing, those claims will materially affect the financial condition of the Debtors or the Distributions to be made under the Plan.

K.  PREFERENCE AND OTHER AVOIDANCE LITIGATION

     During the 90-day period immediately preceding the Petition Date, while insolvent, the Debtors made various payments and other transfers to creditors on account of antecedent debts. In addition, during the one-year period before the Petition Date, the Debtors made certain transfers to, or for the benefit of, certain "insider" creditors. Some of those payments may be subject to avoidance and recovery by the Debtors' bankruptcy estates as preferential and/or fraudulent transfers pursuant to Bankruptcy Code sections 329, 544, 547, 548 and
550. The Debtors will hold all claims, causes of action, and other legal and equitable rights that the Debtors had (or had power to assert) immediately prior to confirmation of the Plan, including actions for the avoidance and recovery of estate property under Bankruptcy Code sections 329 and 550, or transfers avoidable under Bankruptcy Code sections 544, 545, 547, 548, 549 or 553(b), and the Debtors may commence or continue, in any appropriate court or tribunal, any suit or other proceeding for the enforcement of such actions. These types of actions are referred to in the Plan as the "AVOIDANCE ACTIONS."

     The Debtors' Schedules of Assets and Liabilities identify creditors whose Claims are disputed, and the Debtors' Statement of Financial Affairs identifies the parties who received payments and transfers from the Debtors, which payments and transfers may be avoidable under the Bankruptcy Code. Moreover, the Debtors continue to investigate Avoidance Actions and Rights of Action they may have against third parties. The Debtors have not completed their investigation of potential objections to Claims, Avoidance Actions and Rights of Action; therefore, the Debtors are unable to provide any meaningful estimate of amounts that could be recovered. THE PLAN DOES NOT, AND IS NOT INTENDED TO, RELEASE ANY SUCH RIGHTS OF ACTION, AVOIDANCE ACTIONS, OR OBJECTIONS TO PROOFS OF CLAIM. ALL SUCH RIGHTS ARE SPECIFICALLY RESERVED IN FAVOR OF THE DEBTORS. Notwithstanding the preservation of such rights, the Debtors currently do not intend to pursue Avoidance Actions.

     Creditors should understand that legal rights, Claims and Rights of Action the Debtors may have against them, if any exist, are retained under the Plan for prosecution unless a specific order of the Court authorizes the Debtors to release such Claims. As such, creditors are cautioned not to rely on (i) the absence of the listing of any legal right, Claim or Right of Action against a particular creditor in the Disclosure Statement, Plan, Schedules of Assets and Liabilities or Statement of Financial Affairs or (ii) the absence of litigation or demand prior to the Effective Date of the Plan as any indication that the Debtors do not possess or do not intend to prosecute a particular right, claim or cause of action if a particular creditor votes to accept the Plan. It is the expressed intention of the Plan to preserve rights, Claims, and Rights of Action of the Debtors, whether now known or unknown, for the benefit of the Debtors' Estates and their creditors.

                                   ARTICLE V
                          EVENTS LEADING TO BANKRUPTCY

     EOTT GP, EOTT's general partner, is a wholly-owned subsidiary of Enron. Based on information provided by Enron, an entity indirectly controlled by Enron may be deemed to be the beneficial owner of approximately 18% of EOTT's outstanding Common Units and 78% of EOTT's outstanding Subordinated Units, representing 37% of EOTT's total outstanding units.

     Beginning on December 2, 2001, Enron, along with certain of its subsidiaries, filed to initiate bankruptcy proceedings under chapter 11 of the Bankruptcy Code. Neither EOTT GP nor EOTT are included in Enron's bankruptcy filings. Because of EOTT's contractual relationships with Enron and certain of its subsidiaries, Enron's ownership interest in EOTT and Enron's control of EOTT's general partner, Enron's bankruptcy filing has significantly impacted EOTT's business. EOTT's most significant contractual relationships with Enron and its subsidiaries at the time of the bankruptcy filing included the Toll Conversion and Storage Agreements, the Support Agreement, and the Enron Credit Facility. For a description of these agreements, and other material agreements with Enron, see "Article IV, Section C. The Debtors' Relationship with Enron and Affiliates."

     In June 2001, EOTT Liquids purchased the MTBE Plant and the Storage Facility from Enron and its affiliates for $117 million. As part of this purchase, EGLI, an indirect wholly-owned subsidiary of Enron that has filed bankruptcy, entered into the Toll Conversion and Storage Agreements. These agreements were designed to ensure a minimum level of cash flow from ownership and operation of the MTBE Plant and the Storage Facility. Enron guaranteed EGLI's performance under the Toll Conversion and Storage Agreements. Enron's guarantee was limited to $50 million under the Toll Conversion Agreement and $25 million under the Storage Agreement.

     EOTT financed the acquisition of the MTBE Plant and the Storage Facility using borrowings from SCTSC under the Commodity Repurchase Agreement and the Receivable Purchase Agreement. EOTT planned to refinance these borrowings on a long-term basis in the capital markets. In September 2001, EOTT announced a recapitalization plan to convert the outstanding Subordinated Units and APIs into Common

Units and the implementation of a refinancing plan. The bankruptcy of Enron materially affected EOTT's business and required EOTT to abandon the transactions contemplated by the recapitalization plan.

     As a result of EGLI's non-performance of the Toll Conversion and Storage Agreements, EOTT recorded a $29.1 million impairment in the fourth quarter of 2001 representing EOTT's total remaining investment in the agreements. In addition, EOTT has assumed significant commodity price risk, conversion risk and volatility related to the MTBE Plant and the Storage Facility. The loss of revenues and increased exposure to market risks caused by the non-performance of these two agreements, and the inability of the Debtors to refinance the borrowings from SCTSC has severely impacted the Debtors' financial condition.

     As a result of Enron's bankruptcy and the loss of credit support pursuant to the Enron Credit Facility, EOTT has incurred higher costs in obtaining credit than EOTT had in the past. Subsequent to the Enron bankruptcy filing, EOTT's trade creditors have been less willing to extend credit to EOTT on an unsecured basis. As a result, the amount of letters of credit EOTT has been required to post for its marketing activities has increased significantly, adversely impacting EOTT's business. Letters of credit increased from approximately $150 million in September 2001 to $196 million in December 2001, and to approximately $236 million in September 2002 (which also reflects an increase in crude oil prices during this period).

     EOTT's ability to obtain letters of credit to support its purchases of crude oil has been fundamental to its gathering and marketing activities. EOTT was only able to obtain a level of letter of credit support provided by the Pre-Petition Credit Facility. EOTT therefore had to significantly reduce its marketing activities.

     In addition to the effects on the Debtors' financial conditions discussed above, Enron's financial deterioration and related bankruptcy filings had the following material effects on the Debtors' business and management:

     - Andersen resigned as EOTT's auditor on February 5, 2002, citing professional standards concerns, including auditor independence issues, relating to the events involving Enron.

     - The three independent directors of EOTT GP, constituting all of the members of EOTT GP's audit committee, as well as an Enron affiliated director, resigned as directors citing personal reasons.

     - The credit rating of EOTT's Senior Notes was downgraded, and the value of EOTT's Common Units declined significantly, which has restricted EOTT's access to the capital markets.

     EOTT has acted to address the numerous significant effects of the Enron bankruptcy and related developments and, among other actions has taken the following significant steps:

     - On April 10, 2002, three independent directors were elected to EOTT GP's Board of Directors. These three directors comprise EOTT GP's current Audit Committee, Compensation Committee and EOTT GP's new Restructuring Committee. In addition, one of these independent directors was named Chairman of the Board of Directors.

     - EOTT engaged Pricewaterhouse Coopers LLC to replace Andersen on March 25, 2002.

     - Enron was obligated under a Support Agreement to provide cash distribution support through the fourth quarter of 2001. As a result of Enron's financial deterioration and bankruptcy, however, Enron did not pay the fourth quarter cash distribution shortfall of $0.225 per Common Unit. In addition, on April 3, 2002, EOTT announced that it would not make a distribution to its Common Unit holders for the first quarter of 2002 or the foreseeable future, and did not make a distribution to its Common Unit holders for the second or third quarter of 2002.

     - EOTT's primary lender, Standard Chartered Bank, provided EOTT with an interim credit facility in November 2001 that provided for up to $150 million of letters of credit to replace the Enron Credit Facility. On December 21, 2001, EOTT increased this interim credit facility to $300 million, which included up to a $40 million sub-limit for working capital loans. Standard Chartered Bank, SCTSC and EOTT entered into Forbearance Agreements pursuant to which Standard Chartered Bank and SCTSC agreed not to take any actions to enforce their rights as a result of defaults under the Pre-

       Petition Credit Facility that may have existed on June 30, 2002, and agreed to continue to loan amounts under the facilities until October 30, 2002.

     - The Debtors entered into the Enron Settlement Agreement with the Enron Parties described above under Article IV.E "Settlement Agreement with Enron."

     As noted elsewhere in this Disclosure Statement, the Debtors commenced this Bankruptcy Case with agreements (including the Enron Settlement Agreement, the Restructuring Agreement, and the Post-Petition Credit Facility) among key parties in interests that will, the Debtors believe, facilitate a prompt emergence of the Debtors from the reorganization process under chapter 11. Those key parties include certain Enron entities, holders of approximately 66% of the principal amount of the Senior Notes, Standard Chartered Bank, SCTSC, and Lehman (collectively with Standard Chartered Bank and SCTSC, the "LENDERS"). Prior to the filing of the Bankruptcy Case, the Debtors conducted extensive negotiations with each of these groups for a plan of reorganization and a capital structure that each of the constituents could support. Separate agreements were reached with (i) Enron (see Article IV.E) regarding the terms upon which these bankruptcy cases would be filed with the concurrence of Enron and its creditors committee that would lead to a complete separation of the Debtors from any control or influence by Enron or any of its affiliates and (ii) the Lenders for commitments for both postpetition financing and for financing of the Debtors upon conclusion of the Bankruptcy Case. Moreover, the Lenders, persons holding approximately two thirds of the principal amount of outstanding Senior Notes, certain Enron entities and the Debtors entered into a multiparty Restructuring Agreement (see Article IV.F) that provides in substance that each would support a reorganization of the Debtors on terms set forth in the Plan and that each would not support any other chapter 11 plan so long as certain deadlines were met and no signatory to the Restructuring Agreement validly terminated the Restructuring Agreement.

     The Debtors believe the agreements entered into prepetition will permit them to retain a competitive position with customers and will provide assurance of business as usual with key suppliers and vendors, such that the results of operations on which the Plan is predicated can be realized. Preliminary results of operations for the period since the Bankruptcy Case was filed indicate that the Debtors are meeting their targeted results of operations. Of greatest importance to the Debtors and the other parties in interest, the Debtors believe the prefiling agreements have positioned the Debtors to meet their stated goal of emerging from Bankruptcy Court supervision during the first quarter of 2003.

                                   ARTICLE VI
               POST-BANKRUPTCY OPERATIONS AND SIGNIFICANT EVENTS

A.  POST-BANKRUPTCY OPERATIONS

     Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties in the normal course as debtors-in-possession.

B.  FIRST DAY MOTIONS

     On or shortly after the Petition Date, the Debtors filed a number of motions generally designed to allow them to continue operating their businesses in the ordinary course without unnecessary disruption as a result of the bankruptcy filings. Pursuant to those motions, the Bankruptcy Court entered orders that: (i) established a bar date for filing proofs of claims; (ii) established procedures for payment of certain bankruptcy professionals; (iii) granted the Debtors authority to employ professionals in the ordinary course of business; (iv) extended the period during which utility companies may not alter, refuse, or discontinue services to the Debtors; (v) granted the Debtors authority pay prepetition accrued wages, salaries, medical benefits, reimbursable employee expenses, and honor prepetition benefits, retention and insurance policies; (vi) allowed the Debtors to maintain existing bank accounts and business forms; (vii) continued use of the cash management system; (viii) extended the time within which the Debtors must assume or reject unexpired leases of nonresidential real property; (ix) established procedures for the treatment of reclamation claims filed against the Debtors, which included the granting of administrative expense priority status to valid reclamation claims in lieu of physical reclamation; (x) granted the Debtors authority to pay the prepetition claims of crude suppliers, certain critical vendors and foreign vendors; and (xi) granted authority to pay any prepetition trust fund taxes in the ordinary course of business.

     The Debtors also filed motions seeking the establishment of an official service list for the service of notice of miscellaneous matters as well as an order directing that the chapter 11 cases would be jointly administered. The Bankruptcy Court has approved that relief.

     Finally, the Debtors sought a court order authorizing certain prepetition litigation initiated by third parties against the Debtors to proceed uninterrupted by the automatic stay imposed under Bankruptcy Code section 362. The Bankruptcy Court has approved that relief.

C. THE EMERGENCY MOTION FOR AUTHORITY TO PAY OR HONOR PREPETITION OBLIGATIONS TO CRITICAL CUSTOMERS AND VENDORS

     Texas-New Mexico Pipe Line Company, Shell Pipeline Company, and Equilon Enterprises, LLC (collectively, the "SHELL ENTITIES") have requested that the Debtors include in this Disclosure Statement the information set forth below in this section. The allegations in this section are included solely at the Shell Entities' request, and do not constitute any admission by the Debtors regarding any fact alleged in this section:

     On the Petition Date, the Debtors filed an Emergency Motion for Authority to Pay or Honor Prepetition Obligations to Critical Customers and Vendors Including Crude Oil Suppliers, Raw Materials Suppliers and Trade Partners (the "PREPETITION CLAIMS PAYMENT MOTION"). An attached exhibit to the Prepetition Claims Payment Motion listed over 450 prepetition creditors that the Debtors requested authority to pay. The Prepetition Claims Payment Motion also requested that the Debtors be provided authority, under the Debtors' discretion, to pay not only those prepetition creditors listed, but other unspecified prepetition claims.

     Relying on Bankruptcy Code section 105, the Debtors asserted that such payments were to be made out of necessity to numerous suppliers and critical vendors who would cease to do business with the Debtors, which would in turn harm the Debtors' ability to reorganize. The Bankruptcy Court approved the Prepetition Claims Payment Motion by order dated October 9, 2002 (the "PREPETITION CLAIMS ORDER").

     After entry of the Prepetition Claims Order, the Debtors have paid approximately $4 million in prepetition critical customer and vendor claims pursuant to the Prepetition Claims Order. Payment of such amounts has eliminated any prepetition claim held by such entities up to the amount of such payments. Therefore, any entity whose prepetition claims have been completely paid will not be solicited to vote on the Plan.

D.  POSTPETITION FINANCING WITH STANDARD CHARTERED BANK, SCTSC, AND LEHMAN

     THE POST-PETITION CREDIT FACILITY

     On October 8, 2002, the Debtors filed their Emergency Motion for Interim and Final Orders (I) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. sec. 363, (II) Authorizing Secured Postpetition Financing on a Superpriority Basis Pursuant to 11 U.S.C. sec.sec. 364 and 507(b), (III) Granting Limited Relief From The Automatic Stay Pursuant to 11 U.S.C. sec. 362, (IV) Authorizing Assumption of Related Amended Executory Contracts Pursuant to 11 U.S.C.
sec. 365, and (V) Scheduling Interim and Final Hearings Pursuant To Bankruptcy Rule 4001(c) (the "DIP MOTION"). The financing sought by the Debtors in the DIP Motion was necessary to enable the Debtors to purchase inventory, continue their business operations, and administer and preserve the value of their Estates. In the absence of such post petition financing, the Debtors would not have had the ability to maintain business relationships with their vendors, suppliers and customers, to pay their employees and otherwise finance their operations.

     On October 9, 2002, the Bankruptcy Court conducted its first interim hearing to consider the immediate interim relief requested in the DIP Motion and, on October 11, 2002, entered its first interim order authorizing the Debtors to (i) use Standard Chartered Bank's cash collateral up to an amount not to exceed $58,255,847.00 for the period from the Petition Date through the earlier of entry of the second interim order or

October 22, 2002; (ii) grant security interests in and replacement liens on all of the Debtors' currently owned or after-acquired property and the proceeds thereof, other than Avoidance Actions, in favor of Standard Chartered Bank for the use of its cash collateral; (iii) grant SCTSC security interests in and liens on the commodities purchased by SCTSC pursuant to the Commodity Repurchase Agreement and the receivables and contracts rights purchased by SCTSC pursuant to the Receivable Purchase Agreement; and (iv) grant administrative superpriority claims in favor of Standard Chartered Bank and SCTSC.

     On October 17, 2002, the Bankruptcy Court conducted its second interim hearing on the DIP Motion and entered its second interim order authorizing the Debtors to (i) obtain secured postpetition financing pursuant to the terms and conditions of the Post-Petition Credit Facility with Standard Chartered Bank authorizing Debtors to cause replacement and new letters of credit to be issued for the Debtors' account up to an amount not to exceed $325,000,000; (ii) obtain secured postpetition financing pursuant to the DIP Term Loan Agreement with Lehman (the "DIP TERM LOAN AGREEMENT") in an amount not to exceed $75,000,000.00; (iii) assume the Commodity Repurchase Agreement and Receivable Purchase Agreement with SCTSC; (iv) grant security interests in and liens on all of the Debtors' currently owned or after-acquired property and the proceeds thereof, other than Avoidance Actions, to Standard Chartered Bank, SCTSC and Lehman; and (v) grant administrative superpriority Claims in favor of Standard Chartered Bank, SCTSC and Lehman. The Debtors closed the postpetition financing transactions approved by the Bankruptcy Court in the second interim order with Standard Chartered Bank, SCTSC and Lehman on October 18, 2002.

     On October 24, 2002, the Bankruptcy Court conducted its final hearing on the DIP Motion and entered its final order approving the relief granted in the first interim order and second interim order.

     The maturity date for the Post-Petition Credit Facility and DIP Term Loan Agreement is the earlier to occur of (i) March 31, 2003 and (ii) the Effective Date of a Plan of the Debtors. In addition, events of default detailed in the Post-Petition Credit Facility and DIP Term Loan Agreement include the failure of the Debtors to complete the following actions within the following time periods:
(i) conduct the hearing on the adequacy of the Disclosure Statement by the week of December 3, 2002; (ii) mail Plan solicitation materials by January 3, 2003;
(iii) obtain a Ballot deadline date of February 4, 2003 for the Reorganization Plan; (iv) conduct the confirmation hearing for the Plan by February 11, 2003; and (v) the Effective Date of the Plan must occur by March 1, 2003.

     THE EXIT CREDIT FACILITY

     On the Effective Date of the Plan, so long as it is not later than March 1, 2003, the Debtors retain the option to extend the Post-Petition Credit Facility with Standard Chartered Bank and the DIP Term Loan Agreement with Lehman through the Exit Credit Facility. The Exit Credit Facility will provide the Debtors with exit financing to a date no later than September 30, 2004, subject to the payment of extension fees and on terms and conditions substantially similar to the $325,000,000 Post-Petition Credit Facility with Standard Chartered Bank and the $75,000,000 DIP Term Loan Agreement with Lehman, with such specific terms and conditions to be negotiated. Also, on the Effective Date (so long as it is not later than March 1, 2003), the Debtors retain the option to extend the Commodity Repurchase Agreement and Receivable Purchase Agreement with SCTSC to a date no later than September 30, 2003, subject to the payment of extension fees and based on terms and conditions substantially similar to the current agreements, with such specific terms and conditions to be negotiated. If the Debtors exercise their extension option, they must exercise the option with respect to each of the Post-Petition Credit Facility with Standard Chartered Bank, the DIP Term Loan Agreement with Lehman, and the Commodity Repurchase Agreement and Receivable Repurchase Agreement with SCTSC.

E.  CREDITORS COMMITTEE

     On October 24, 2002, the U.S. Trustee filed a 1st Amended Notice of Appointment of Committee of Unsecured Creditors. Pursuant to this notice, the following members of the Committee were appointed:

The Northwestern Mutual Life Insurance Company       The Dreyfus Corporation
Timothy S. Collins                                   Keith Chan
720 E. Wisconsin Avenue                              200 Park Avenue
Milwaukee, Wisconsin 53202                           New York, New York 10166

Lehman Energy Fund                                   Farallon Capital Management, LLC
John Robert Chambers                                 Derek Schrier
600 Travis, Suite 7330                               One Maritime Plaza, Suite 1325
Houston, Texas 77002                                 San Francisco, California 94111

The Bank of New York
Max Volmar
101 Barclay Street 8W
New York, New York 10286

F.  EMPLOYMENT OF PROFESSIONALS

     Pursuant to first-day motions, the Debtors sought authority to retain certain professionals to represent their interests in the Bankruptcy Case. Pursuant to those motions, the Bankruptcy Court granted the Debtors authority to retain (i) Haynes and Boone, L.L.P. as their general bankruptcy counsel; (ii) Glass & Associates, Inc. as their financial advisors; (iii) Andrews & Kurth LLP as their special counsel concerning certain pipeline litigation; (iv) Alvarez & Marsal, Inc. as their financial advisors; and (v) Patton Boggs LLP as special counsel for the Board of Directors. The Debtors have also obtained authority to retain certain ordinary course professionals to handle and address a variety of issues.

     In addition to the Debtors, the Committee may seek authority to retain professionals to represent its interests in the Bankruptcy Case. The Committee has retained Fulbright & Jaworski L.L.P. as its bankruptcy counsel in this Bankruptcy Case. The Committee has also hired Petrie Parkman & Co., Inc. as its financial advisors in this Bankruptcy Case. The Committee may seek to hire other professionals. To the extent approved by the Bankruptcy Court, the Debtors may be responsible for paying the fees and expenses of these professionals as well.

     The following chart sets forth an estimate of the professional fees and expenses that may be incurred during the first four months of the Bankruptcy Case (it is believed that these amounts may be underestimated):

                                      Oct. 2002       Nov. 2002       Dec. 2002      Jan. 2003
Haynes and Boone, LLP                 $  400,000      $  150,000      $100,000       $  100,000
Counsel for the Committee             $  150,000      $  100,000      $100,000       $  100,000
Other                                 $  900,000      $  825,000      $750,000       $  850,000
                                      ----------      ----------      --------       ----------
Totals:                               $1,450,000      $1,075,000      $950,000       $1,050,000

G.  SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS

     The Debtors have filed their Schedules of Assets and Liabilities and Statement of Financial Affairs in the Bankruptcy Case. The Debtors' Schedules of Assets and Liabilities and Statement of Financial Affairs are subject to amendment.

H.  SETTLEMENT WITH ENRON

     On November 25, 2002, the Bankruptcy Court entered an order approving the Enron Settlement Agreement and authorizing the Debtors to consummate the transaction contemplated in the Enron Settlement

Agreement. On December 5, 2002, the bankruptcy court with jurisdiction over the Enron chapter 11 cases entered an order approving the Enron Settlement Agreement and authorizing the Enron Parties to consummate the transaction contemplated therein.

                                  ARTICLE VII
                            DESCRIPTION OF THE PLAN

A.  INTRODUCTION

     A summary of the principal provisions of the Plan and the treatment of Classes of Allowed Claims and Allowed Equity Interests is set out below. The summary is entirely qualified by the Plan. This Disclosure Statement is only a summary of the terms of the Plan; it is the Plan and not the Disclosure Statement that governs the rights and obligations of the parties.

B.  DESIGNATION OF CLAIMS AND EQUITY INTERESTS

     The following is a designation of the classes of Claims and Equity Interests under the Plan. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Fee Claims, and Priority Unsecured Tax Claims have not been classified and are excluded from the following Classes. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Class or Classes. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Equity Interest that is not an Allowed Claim or Equity Interest is not in any Class. Notwithstanding anything to the contrary contained in the Plan, no Distribution shall be made on account of any Claim or Equity Interest that is not an Allowed Claim or Allowed Equity Interest.

     1.  IDENTIFICATION OF CLASSES

     Classes of Claims against and Equity Interests in the various Debtors are designated as follows:

          a. EOTT LLC, EOTT OLP, EOTT PIPELINE, EOTT CANADA, EOTT FINANCE, AND EOTT LIQUIDS:

        Class 1     Allowed Priority Unsecured Non-Tax Claims
        Class 2     Allowed Secured Tax Claims
        Class 3.1   Allowed Enron Secured Claim
        Class 3.2   Allowed Trade Partner Secured Claims
        Class 3.3   Allowed M&M Lienholder Secured Claims
        Class 3.4   Allowed Other Secured Claims
        Class 4     Allowed Convenience Claims
        Class 5     Allowed General Unsecured Claims
        Class 6     Allowed Subordinated Claims
        Class 7     Allowed Equity Interests

     The classification scheme outlined above applies only to EOTT LLC, EOTT OLP, EOTT Pipeline, EOTT Canada, EOTT Finance, and EOTT Liquids. The Claims and Equity Interests in EOTT Finance are designated with a B; the Claims against and Equity Interests in EOTT LLC are designated with a C; the Claims against and Equity Interests in EOTT OLP are designated with a D; the Claims against and Equity Interests in EOTT Pipeline are designated with an E; the Claims against and Equity Interests in EOTT Canada are designated with an F; and the Claims against and Equity Interests in EOTT Liquids are designated with a G.

          b.  EOTT

        Class 1A    Allowed Priority Unsecured Non-Tax Claims
        Class 2A    Allowed Secured Tax Claims
        Class 3.1A  Allowed Enron Secured Claim
        Class 3.2A  Allowed Trade Partner Secured Claims
        Class 3.3A  Allowed M&M Lienholder Secured Claims
        Class 3.4A  Allowed Other Secured Claims
        Class 4A    Allowed Convenience Claims
        Class 5A    Allowed General Unsecured Claims
        Class 6A    Allowed Subordinated Claims
        Class 7.1A  Allowed Common Units
        Class 7.2A  Allowed GP Interests
        Class 7.3A  Allowed Subordinated Units
        Class 7.4A  Allowed Additional Partnership Interests

          c.  EOTT GP

        Class 1H    Allowed Priority Unsecured Non-Tax Claims
        Class 2.1H  Allowed Indemnifiable Secured Tax Claims
        Class 2.2H  Allowed Non-Indemnifiable Secured Tax Claims
        Class 3.1H  Allowed Enron Secured Claim
        Class 3.2H  Allowed Indemnifiable Other Secured Claims
        Class 3.3H  Allowed Non-Indemnifiable Other Secured Claims
        Class 4H    Allowed Convenience Claims
        Class 5.1H  Allowed Indemnifiable General Unsecured Claims
        Class 5.2H  Allowed Non-Indemnifiable General Unsecured Claims
        Class 6H    Allowed Subordinated Claims
        Class 7H    Allowed Equity Interests

     Claims in Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G and 1H are not Impaired under the Plan. Pursuant to Bankruptcy Code section 1126(f), holders of Claims within those Classes are conclusively presumed to have accepted the Plan, and therefore are not entitled to vote to accept or reject the Plan. All Claims and Equity Interests other than those in Classes 1A, 1B, 1C, 1D, 1E, 1F, 1G and 1H are Impaired under the Plan. Except as otherwise specified in the Disclosure Statement Approval Order, holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan.

C.  TREATMENT OF CLAIMS AND EQUITY INTERESTS

     1.  TREATMENT OF UNCLASSIFIED CLAIMS

          a. PAYMENT OF ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND ALLOWED PRIORITY UNSECURED TAX CLAIMS

     Administrative Claims are Claims for any cost or expense of the Bankruptcy Case allowable under Bankruptcy Code sections 503(b) and 507(a)(1). Those expenses include all actual and necessary costs and expenses related to the preservation of the Estates or the operation of the Debtors' businesses, all claims for Cure arising from the assumption of Executory Contracts and unexpired leases under Bankruptcy Code section 365, and all United States Trustee quarterly fees. Under the Plan, Allowed Administrative Claims (except Professional Fee Claims) arising through the Confirmation Date shall be paid from the Administrative Claims Reserve within ten (10) days after the Allowance Date. Any Administrative Claims arising under the Enron Settlement Agreement shall constitute ongoing obligations of the Debtors as reorganized and will be paid as such Administrative Claims become due and payable pursuant to any document or agreement governing the payment of such amounts.

     Professional Fee Claims are Claims for compensation and reimbursement of expenses by Professionals to the extent allowed under the Bankruptcy Code and Bankruptcy Rules. Allowed Professional Fee Claims arising through the conclusion of the Closing shall be paid within ten (10) days after the Allowance Date (i) first from the balance of any retainers held by Professionals until fully exhausted, (ii) second from the balance of any reserve accounts established under any order of the Bankruptcy Court governing the payment of Professional Fee Claims until fully exhausted, and (iii) third from the Administrative Claims Reserve.

     Priority Unsecured Tax Claims are Unsecured Claims of Governmental Units that are entitled to priority status under Bankruptcy Code section 507(a)(8). Allowed Priority Unsecured Tax Claims shall be paid in full from the Priority Claims Reserve on the later of (i) the Effective Date or (ii) ten (10) days after the Allowance Date.

     Ordinary Course Liabilities are defined generally as Administrative Claims (other than a Professional Fee Claim or an Administrative Tax Claim) based on liabilities incurred in the ordinary course of the Debtors' businesses. Ordinary Course Liabilities shall be paid by the Debtors pursuant to the existing payment terms and conditions (whether arising under an agreement, applicable law, or otherwise) governing any particular Ordinary Course Liability.

          b.  BAR DATES FOR UNCLASSIFIED CLAIMS

     All applications or other requests for payment of Administrative Claims (except Professional Fee Claims, Administrative Tax Claims, and any Administrative Claims arising under the Enron Settlement Agreement) arising on or before the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors, the U.S. Trustee, and any Committee within 30 days after the Effective Date, or by such earlier deadline governing a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Confirmation Date. Any Administrative Claim (except Professional Fee Claims, Administrative Tax Claims, and any Administrative Claims arising under the Enron Settlement Agreement) for which an application or request for payment is not filed by the deadline specified in this section shall be discharged and forever barred.

     All applications or other requests for payment of Professional Fee Claims arising on or before the conclusion of the Closing must be filed with the Bankruptcy Court and served on the Debtors, the U.S. Trustee, and any Committee within 60 days after the Effective Date. Any such Professional Fee Claims for which an application or other request for payment is not filed by the deadline specified in this section shall be discharged and forever barred.

     Any application or other request for payment of an Administrative Tax Claim must be filed with the Bankruptcy Court and served on the Debtors, the U.S. Trustee, and any Committee within 45 days after the Effective Date. Any Administrative Tax Claim for which an application or other request for payment is not filed by the deadline specified in this section shall be discharged and forever barred.

          c.  U.S. TRUSTEE FEES

     After the Effective Date and until the Bankruptcy Case is closed, all fees incurred under 28 U.S.C. sec. 1930(a)(6) shall be paid from the Administrative Claims Reserve.

     2.  CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

          a.  GENERAL

     It is not possible to predict accurately the total amount of Claims in a particular Class or the Distributions that will be ultimately paid to holders of Claims or Equity Interests in the different Classes because of the variables involved in the calculations (including the results of the claims objection process). Notwithstanding, the estimates set forth for each Class are based on information known to the Debtors on the date of this Disclosure Statement.

          b. TREATMENT OF ALLOWED PRIORITY UNSECURED NON-TAX CLAIMS (CLASSES 1A, 1B, 1C, 1D, 1E, 1F, 1G AND 1H)

     Certain Claims are entitled to priority under Bankruptcy Code section 507(a)(3) (Claims for wages, salaries, or commissions), section 507(a)(4) (Claims for contributions to employee pension plans), and section 507(a)(6) (Claims by individuals for refunds of deposits). The Debtors currently estimate that there are no valid Priority Unsecured Non-Tax Claims. Allowed Priority Unsecured Non-Tax Claims shall be paid from the Priority Claims Reserve on the later of (i) the Effective Date or (ii) ten (10) days after the Allowance Date.

          c. TREATMENT OF ALLOWED SECURED TAX CLAIMS AND ALLOWED INDEMNIFIABLE SECURED TAX CLAIMS (CLASSES 2A, 2B, 2C, 2D, 2E, 2F, 2G AND 2.1H)

     (i) DETERMINATION OF ALLOWED SECURED TAX CLAIM. These Classes are comprised of Secured Tax Claims against the Debtors for unpaid taxes for which a particular Governmental Unit taxing authority has a valid Lien against Estate Property. The Debtors currently estimate the total amount of Secured Tax Claims or Indemnifiable Secured Tax Claims is approximately $9.8 million. If there is more than one Allowed Secured Tax Claim in a particular Class, then each Allowed Secured Tax Claim in that Class shall be classified in a separate subclass. Likewise, if there is more than one Class 2.1H Allowed Indemnifiable Secured Tax Claim, then each Class 2.1H Allowed Indemnifiable Secured Tax Claim will be classified in a separate subclass. The Debtors may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Secured Tax Claim or Indemnifiable Secured Tax Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

     (ii) TREATMENT OF ALLOWED SECURED TAX CLAIMS AND ALLOWED INDEMNIFIABLE SECURED TAX CLAIMS. Allowed Secured Tax Claims and Class 2.1H Allowed Indemnifiable Secured Tax Claims shall be satisfied in full at the election of the Consolidated Debtors, which shall be made on or before the Effective Date, by (i) the execution and issuance of a Plan Note in favor of a holder of an Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim, (ii) the conveyance of any Estate Property constituting the collateral of the holder of the Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim to the extent of the amount of such Allowed Claim, or (iii) an agreement between the Debtors and the holder of an Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim. Any Estate Property securing an Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim remaining after full satisfaction of that Claim shall remain Estate Property free and clear of all Liens. Any Plan
Note issued in satisfaction of an Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim shall contain the following general terms and conditions:

     - Principal: The amount of the Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim;

     - Interest:  Six percent (6%) per annum;

     - Maturity: Six (6) years from the date the Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim was originally assessed;

     - Payment Terms: Consecutive equal quarterly installments of principal and interest in the amount necessary to amortize the principal over the term of the Plan Note, together with interest. Payments shall commence on the 90th day after the Effective Date and shall continue quarterly thereafter until the maturity date. The Plan Note may be prepaid in whole or in part at any time without penalty.

     Each holder of an Allowed Secured Tax Claim or Allowed Indemnifiable Secured Tax Claim shall retain any Liens securing such Claim until it is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in the Plan), or until an earlier date agreed to by the holder of the such Claim and the Consolidated Debtor.

     Subject to the limitations contained in Bankruptcy Code section 502(b)(3), if the holder of an Allowed Secured Tax Claim or Class 2.1H Allowed Indemnifiable Secured Tax Claim has a deficiency claim, such

Claim shall be treated (as determined by the Bankruptcy Court) under the Plan as either (i) a Class 5 General Unsecured Claim or Class 5.1H Indemnifiable General Unsecured Claim or (ii) a Priority Unsecured Tax Claim.

          d.  TREATMENT OF CLASS 2.2H ALLOWED NON-INDEMNIFIABLE SECURED TAX
              CLAIMS

     (i) DETERMINATION OF CLASS 2.2H ALLOWED NON-INDEMNIFIABLE SECURED TAX CLAIM. This Class is comprised of Non-Indemnifiable Secured Tax Claims against the EOTT GP for unpaid taxes for which a particular Governmental Unit taxing authority has a valid Lien against Estate Property. Because of the nature of Class 2.2H Non-Indemnifiable Secured Tax Claims, the Debtors are unable to reasonably estimate the total amount of such Claims. If there is more than one Class 2.2H Allowed Non-Indemnifiable Secured Tax Claim, then each Class 2.2H Allowed Non-Indemnifiable Secured Tax Claim shall be classified in a separate subclass. EOTT GP may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Class 2.2H Non-Indemnifiable Secured Tax Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

     (ii) TREATMENT OF CLASS 2.2H ALLOWED NON-INDEMNIFIABLE SECURED TAX
CLAIMS. Class 2.2H Allowed Non-Indemnifiable Secured Tax Claims shall be satisfied in full at the election of EOTT GP, which shall be made on or before the Effective Date, by (i) the conveyance of any Estate Property constituting the collateral of the holder of the Allowed Non-Indemnifiable Secured Tax Claim to the extent of the amount of such Allowed Claim or (ii) an agreement between EOTT GP and the holder of an Allowed Non-Indemnifiable Secured Tax Claim. Any Estate Property securing an Allowed Non-Indemnifiable Secured Tax Claim remaining after full satisfaction of that Claim shall remain Estate Property free and clear of all Liens.

     Each holder of a Class 2.2H Allowed Non-Indemnifiable Secured Tax Claim shall retain any Liens securing the Class 2.2H Allowed Non-Indemnifiable Secured Tax Claim until such Claim is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in the Plan), or until an earlier date agreed to by the holder of such Allowed Non-Indemnifiable Secured Tax Claim and EOTT GP.

     Subject to the limitations contained in Bankruptcy Code section 502(b)(3), if the holder of a Class 2.2H Allowed Non-Indemnifiable Secured Tax Claim has a deficiency claim, such Claim shall be treated (as determined by the Bankruptcy Court) under the Plan as either (i) a Class 5.2H Non-Indemnifiable General Unsecured Claim or (ii) a Priority Unsecured Tax Claim.

          e. TREATMENT OF ALLOWED ENRON SECURED CLAIM (CLASSES 3.1A, 3.1B, 3.1C, 3.1D, 3.1E, 3.1F, 3.1G AND 3.1H)

     These Classes are comprised of the Allowed Secured Claim of the Enron Parties against the Debtors, which was granted to the Enron Parties as part of the overall compromise between Enron and the Debtors set forth in the Enron Settlement Agreement. The total principal amount of the Enron Secured Claim is $6,211,673.13. The Enron Secured Claim shall be fully satisfied pursuant to the terms and conditions of the Enron Settlement Agreement as approved by the Bankruptcy Court. On and after the Effective Date, the Enron Settlement Agreement (including the release and indemnity described therein) and the documents and instruments to be executed in connection therewith shall continue to represent the binding obligations of the applicable Debtors as reorganized and shall be enforceable in accordance with their respective terms and conditions.

          f. TREATMENT OF ALLOWED TRADE PARTNER SECURED CLAIMS (CLASSES 3.2A, 3.2B, 3.2C, 3.2D, 3.2E, 3.2F, AND 3.2G)

     These Classes represent the Allowed Secured Claims of Trade Partners against the Debtors. The Debtors currently estimate that there are no valid Allowed Trade Partners Secured Claims. If there is more than one Allowed Trade Partner Secured Claim in a particular Class, then each such Claim in that Class shall be classified in a separate subclass. Allowed Trade Partner Secured Claims shall be paid in full by the Consolidated Debtors pursuant to the existing payment terms and conditions governing any particular Allowed Trade Partner Secured Claim. Each holder of an Allowed Trade Partner Secured Claim shall retain any Liens securing the Allowed Trade Partner Secured Claim until such Claim is satisfied in accordance with the Plan, or until an earlier date agreed to by the holder of the Allowed Trade Partner Secured Claim and the Consolidated Debtors.

          g. TREATMENT OF ALLOWED M&M LIENHOLDER SECURED CLAIMS (CLASSES 3.3A, 3.3B, 3.3C, 3.3D, 3.3E, 3.3F, AND 3.3G)

     (i) DETERMINATION OF ALLOWED M&M LIENHOLDER SECURED CLAIMS. These Classes are comprised of Secured Claims against the Consolidated Debtors held by mechanics or materialmen that are secured by a Lien arising under applicable state law to the extent such Lien is properly and timely perfected in accordance with the applicable state law and the Bankruptcy Code. The Consolidated Debtors currently estimate that there are no valid Allowed M&M Lienholder Secured Claims.(2) If there is more than one Allowed M&M Lienholder Secured Claim in a particular class, then each such Claim in that Class will be classified in a separate subclass. The Consolidated Debtors may (i) seek a determination under the Bankruptcy Code and Bankruptcy Rules regarding the allowability of any M&M Lienholder Secured Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Lien securing any M&M Lienholder Secured Claim.

     (ii) TREATMENT OF ALLOWED M&M LIENHOLDER SECURED CLAIMS. Allowed M&M Lienholder Secured Claims shall be satisfied by the Consolidated Debtors executing and issuing a Plan Note on the Closing Date to the holder of any Allowed M&M Lienholder Secured Claim. The Plan Note shall contain the following general terms:

     - Principal:  The amount of the Allowed M&M Lienholder Secured Claim;

     - Interest:  Six percent (6%) per annum;

     - Maturity:  Six (6) years from the date the note executed;

     - Payment Terms: Consecutive equal quarterly installments of principal and interest in the amount necessary to amortize the principal over the term of the Plan Note, together with interest. Payments shall commence on the 90th day after the Effective Date and shall continue quarterly thereafter until the maturity date. The Plan Note may be prepaid in whole or in part at any time without penalty.

     Each holder of an Allowed M&M Lienholder Secured Claim shall retain any Liens securing such Allowed Secured Claim until such Claim is satisfied in accordance with the Plan, or until an earlier date agreed to by the holder of the Allowed M&M Lienholder Secured Claim and the Consolidated Debtors.

          h. TREATMENT OF ALLOWED OTHER SECURED CLAIMS AND ALLOWED INDEMNIFIABLE OTHER SECURED CLAIMS (CLASSES 3.4A, 3.4B, 3.4C, 3.4D, 3.4E, 3.4F, 3.4G AND 3.2H)

     (i) DETERMINATION OF ALLOWED OTHER SECURED CLAIMS AND ALLOWED INDEMNIFIABLE OTHER SECURED CLAIMS. These Classes are comprised of Other Secured Claims and Indemnifiable Other Secured Claims that are not treated within another Class under the Plan. The Debtors currently estimate that there are no valid Other Secured Claims and Indemnifiable Other Secured Claims. If there is more than one Allowed Other Secured Claim in a particular Class, then each Allowed Other Secured Claim in that Class shall be classified in a separate subclass. Likewise, if there is more than one Class 3.1H Allowed Indemnifiable Other Secured Claim, then each Class 3.1H Allowed Indemnifiable Other Secured Claim shall be classified in a separate subclass. The Debtors may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules

-------------------------------

2 In the litigation initiated by Big Warrior, Big Warrior seeks the enforcement of a mechanics' and materialmen's lien in the approximate amount of $4.25 million it filed against EOTT's crude oil pipeline in Mississippi. See discussion in Article IV, section (I)(2), above. The Debtors believe that Big Warrior does not have a valid mechanics' and materialmen's lien, and therefore estimate that there will be no valid M&M Lienholder Secured Claims in these Classes.

regarding the allowability of any Other Secured Claim or Indemnifiable Other Secured Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

     (ii) TREATMENT OF ALLOWED OTHER SECURED CLAIMS. Allowed Other Secured Claims and Allowed Indemnifiable Other Secured Claims shall be satisfied in full at the election of the Consolidated Debtors by (i) the execution and issuance of a Plan Note in favor of a holder of an Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claims, (ii) the conveyance of any Estate Property constituting the collateral of the holder of the Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claims to the extent of the amount of such Allowed Claim, or (iii) an agreement between the Consolidated Debtors and the holder of an Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claims. Any Estate Property securing an Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claims remaining after full satisfaction of that Claim shall remain Estate Property free and clear of all Liens. Any Plan Note issued in satisfaction of an Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claims shall contain the following general terms and conditions:

     - Principal: The amount of the Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claims;

     - Interest:  Six percent (6%) per annum;

     - Maturity:  Six (6) years from the date the note is executed;

     - Payment Terms: Consecutive equal quarterly installments of principal and interest in the amount necessary to amortize the principal over the term of the Plan Note, together with interest. Payments shall commence on the 90th day after the Effective Date and shall continue quarterly thereafter until the maturity date. The Plan Note may be prepaid in whole or in part at any time without penalty.

     Each holder of an Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claim shall retain any Liens securing such Claim until it is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in the Plan), or until an earlier date agreed to by the holder of the Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claims and the Consolidated Debtors.

     If the holder of an Allowed Other Secured Claim or Allowed Indemnifiable Other Secured Claim has a deficiency claim, such Claim shall be treated under the Plan as a Class 5 General Unsecured Claim or Class 5.1H Indemnifiable General Unsecured Claim, as applicable.

          i. TREATMENT OF CLASS 3.3H ALLOWED NON-INDEMNIFIABLE OTHER SECURED CLAIMS

     (i) DETERMINATION OF CLASS 3.3H ALLOWED NON-INDEMNIFIABLE OTHER SECURED CLAIMS. These Classes are comprised of Non-Indemnifiable Other Secured Claims against EOTT GP that are not treated within another Class under the Plan. Because of the nature of Class 3.3H Non-Indemnifiable Other Secured Claims, EOTT GP is unable to reasonably estimate the total amount of such Claims. If there is more than one Class 3.3H Allowed Non-Indemnifiable Other Secured Claim, then each Class 3.3H Allowed Non-Indemnifiable Other Secured Claim shall be classified in a separate subclass. EOTT GP may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Class 3.3H Non-Indemnifiable Other Secured Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

     (ii) TREATMENT OF CLASS 3.3H ALLOWED NON-INDEMNIFIABLE OTHER SECURED
CLAIMS.

     Class 3.3H Allowed Non-Indemnifiable Other Secured Claims shall be satisfied in full at the election of EOTT GP, which shall be made on or before the Effective Date, by (i) the conveyance of any Estate Property constituting the collateral of the holder of the Allowed Non-Indemnifiable Other Secured Claim to the extent of the amount of such Allowed Claim or (ii) an agreement between EOTT GP and the holder of an Allowed Non-Indemnifiable Other Secured Claim. Any collateral remaining after satisfaction of such Allowed Non-Indemnifiable Other Secured Claim shall remain Estate Property, free and clear of any Liens.

     Each holder of a Class 3.3H Allowed Non-Indemnifiable Other Secured Claim shall retain any Liens securing the Class 3.3H Allowed Non-Indemnifiable Other Secured Claim until such Claim is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in the Plan), or until an earlier date agreed to by the holder of such Claim and EOTT GP.

     If the holder of a Class 3.3H Allowed Non-Indemnifiable Other Secured Claim has a deficiency claim, such Claim shall be treated as a Class 5.2H Non-Indemnifiable General Unsecured Claim.

          j. TREATMENT OF ALLOWED CONVENIENCE CLAIMS (CLASSES 4A, 4B, 4C, 4D, 4E, 4F, 4G AND 4H)

     As defined in the Glossary, these Claims consist of the General Unsecured Claim (otherwise classified in Class 5) and Indemnifiable General Unsecured Claims (otherwise classified in Class 5.1H) in an amount (a) equal to or less than $10,000 or (b) greater than $10,000, but which is reduced to $10,000 by written election of the holder thereof made on a validly executed and timely delivered Ballot. All Allowed General Unsecured Claims or Indemnifiable General Unsecured Claims (other than Intercompany Claims) held by a single Creditor will be aggregated and treated as a single Allowed General Unsecured Claim or Indemnifiable General Unsecured Claims for purposes of determining the amount of the Convenience Claim. The postpetition assignment of Allowed General Unsecured Claims or Indemnifiable General Unsecured Claims shall not consolidate such Claims owed to separate Creditors on the Petition Date for purposes of determining the amount of a Convenience Claim.

     Each holder of an Allowed Convenience Claim shall be paid, on the Effective Date or as soon thereafter as practicable, Cash in an amount equal to the lesser of (i) ten thousand dollars ($10,000) or (ii) the Allowed amount of each Convenience Claim; provided, however, that if the total amount of Convenience Claims exceeds $2 million, each holder of a Convenience Claim shall receive a Pro Rata Share of $2 million. Creditors with a Claim or Claims in a total amount greater than $10,000 who elect to have their Claim(s) treated as a Convenience Claim waive the remainder of their Claim(s), and shall not be entitled to any other Distribution under the Plan.

     The total amount of Allowed Convenience Claims to be paid by the Debtors shall not exceed $2 million. The Debtors estimate that the aggregate amount of General Unsecured Claims and Indemnifiable General Unsecured Claims that are equal to or less than $10,000 is approximately $1.7 million. The Debtors cannot accurately estimate the total number of holders of General Unsecured Claims and Indemnifiable General Unsecured Claims exceeding $10,000 that will elect to have their Claims treated as Convenience Claims. To the extent the total amount of Convenience Claims exceeds $2 million, the recoveries to holders of Convenience Claims would be diluted. Specifically, where the total amount of Convenience Claims exceeds $2 million (whether through the addition of electing Claims or otherwise), each holder of a Convenience Claim, regardless of whether the Convenience Claim is less than, equal to, or greater than $10,000, will receive a Pro Rata Share of $2 million.

          k. TREATMENT OF ALLOWED GENERAL UNSECURED CLAIMS AND ALLOWED INDEMNIFIABLE GENERAL UNSECURED CLAIMS (CLASSES 5A, 5B, 5C, 5D, 5E, 5F, 5G AND 5.1H)

     These Claims consist of Allowed General Unsecured Claims and Allowed Indemnifiable General Unsecured Claims that are not treated within another Class under the Plan, and include the Senior Note Claims. The Debtors currently estimate that the aggregate amount of General Unsecured Claims and Indemnifiable General Unsecured Claims (excluding Intercompany Claims) is between $258 million to $280 million. Each holder of a Class 5 Allowed General Unsecured Claims or Class 5.1H Allowed Indemnifiable General Unsecured Claims will receive:

     - a Pro Rata Share of the New Notes and

     - a Pro Rata Share of the Class 5 LLC Distribution.

The aggregate principal amount of the New Notes issued under the Plan shall not exceed $104 million.

          l. TREATMENT OF CLASS 5.2H ALLOWED NON-INDEMNIFIABLE GENERAL UNSECURED CLAIMS.

     These Claims consist of Allowed Non-Indemnifiable General Unsecured Claims against EOTT GP that are not treated within another Class under the Plan. Because of the nature of Class 5.2H Non-Indemnifiable General Unsecured Claims, EOTT GP is unable to reasonably estimate the total amount of such Claims. Each holder of a Class 5.2H Allowed Non-Indemnifiable General Unsecured Claim shall receive a Pro Rata Share of the EOTT GP Cash.

          m. TREATMENT OF ALLOWED SUBORDINATED CLAIMS (CLASSES 6A, 6B, 6C, 6D, 6E, 6F, 6G AND 6H).

     These Classes are comprised of Claims (including Claims for punitive damages under applicable law) that are subject to subordination under any contract or agreement with any Debtor, any final order of the Bankruptcy Court, or any provision of the Bankruptcy Code or applicable non-bankruptcy law. The Debtors currently estimate that there are no Subordinated Claims. The holders of Allowed Subordinated Claims shall not receive any Distributions on account of such Claims.

          n.  TREATMENT OF ALLOWED EQUITY INTERESTS OF EOTT (CLASS 7.1A)

     This Class is comprised of Equity Interests in EOTT. Class 7.1A Common Units in EOTT shall be canceled and extinguished effective on the Effective Date; however, notwithstanding such cancellation and consistent with section 4.7 of the Plan, each holder (on the Effective Date) of a Class 7.1A Allowed Common Unit shall receive from the Debtors:

     - the Class 7 LLC Distribution and

     - the LLC Warrant Distribution.

          o. TREATMENT OF ALLOWED GP INTERESTS (CLASS 7.2A), ALLOWED SUBORDINATED UNITS (CLASS 7.3A), AND ALLOWED ADDITIONAL PARTNERSHIP INTERESTS (CLASS 7.4A)

     These Classes are comprised of Allowed GP Interests, Allowed Subordinated Units, and Allowed Additional Partnership Interests. Class 7.2A GP Interests, Class 7.3A Subordinated Units, and Class 7.4A Additional Partnership Interests shall be canceled and extinguished effective on the Effective Date, and holders of such Equity Interests shall not receive or retain anything on account of such Equity Interests.

          p.  TREATMENT OF EQUITY INTERESTS (CLASSES 7B, 7C, 7D, 7E, 7F, AND 7G)

     These Classes are comprised of Allowed Equity Interests in EOTT Finance, EOTT LLC, EOTT OLP, EOTT Pipeline, EOTT Canada, and EOTT Liquids. Each holder of an Allowed Equity Interest in Classes 7B, 7C, 7D, 7E, 7F, and 7G shall retain its Equity Interest under the Plan, but shall not be entitled to receive any Distribution under the Plan.

                                  ARTICLE VIII
               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.  INTRODUCTION

     The Plan will be implemented through a reorganization of the Debtors' corporate structure and a restructuring of the Debtors' debt obligations. Except with respect to EOTT GP, the Debtors will be substantively consolidated for purposes of satisfying the Claims asserted against them. Distributions to creditors will be funded through an Exit Credit Facility from the Debtors' secured lenders and from the revenues generated from the Debtors' ongoing business operations. The following discussion outlines the general terms of the contemplated reorganization of the Debtors' corporate structure and certain actions that will be taken to close the transactions contemplated by the Plan.

B.  SUBSTANTIVE CONSOLIDATION

     On the Effective Date, the Debtors (except EOTT GP) and their respective Estates will be substantively consolidated, except as described below. EOTT GP and its Estate will not be substantively consolidated and will remain distinct from the Consolidated Debtors. As a result of such substantive consolidation,
(i) all Intercompany Claims by and among the Consolidated Debtors will be eliminated, (ii) any obligation of any of the Consolidated Debtors and all guarantees thereof executed by any of the Consolidated Debtors will be deemed to be an obligation of each of the Consolidated Debtors, (iii) any Claim filed or asserted against any of the Consolidated Debtors will be deemed a Claim against each of the Consolidated Debtors, (iv) for purposes of determining the availability of any right of setoff under Bankruptcy Code section 553, the Consolidated Debtors will be treated as one entity so that (subject to the other provisions of Bankruptcy Code section 553) debts due to any of the Consolidated Debtors may be offset against the debts owed by any of the Consolidated Debtors. On the Effective Date, and in accordance with the terms of the Plan, all Claims based on guarantees of collection, payment, or performance made by any Consolidated Debtor concerning the obligations of another Consolidated Debtor shall be discharged, released, and without further force or effect. The Consolidated Debtors shall not be responsible for the satisfaction of any Allowed Non-Indemnifiable Claims against EOTT GP, and the holders of such claims shall not be entitled to any Distributions from the Consolidated Debtors or their respective Estates. Except as otherwise expressly provided for in the Plan, Allowed Non-Indemnifiable Claims shall be satisfied solely by EOTT GP and/or its Estate.

     The substantive consolidation of the Consolidated Debtors shall not constitute or effectuate a merger of the corporate or other legal identities of the Consolidated Debtors, and the Consolidated Debtors' respective corporate and other legal identities shall remain intact, except as otherwise specified in the Plan. To the extent applicable, all Claims by and between each of the Consolidated Debtors (on the one hand) and EOTT GP (on the other hand) will be treated pursuant to the Enron Settlement Agreement, which is described in
Article IV(E) of this Disclosure Statement.

     In making the determination to consolidate distributions to the Debtors' creditors, the Debtors evaluated the nature of their business and the way in which they conducted relations with their creditors primarily through EOTT and certain of the operating subsidiaries prebankruptcy. The Debtors in relying on prevailing authorities and various factors regarding consolidation such as balancing the equitable treatment of all unsecured creditors with maintaining corporate formalities of separateness, concluded that such consolidation outweighed any potential prejudice to the creditors.

C.  THE CLOSING

     A Closing of the transactions required and contemplated under the Plan will take place on the Effective Date at the offices of the Debtors' counsel. At the Closing, the transactions required or contemplated under the Plan will be consummated. Specifically, the following transaction will take place at or before the Closing:

     1. CANCELLATION OF THE INDENTURE AND SENIOR NOTES, AUTHORIZATION AND EXECUTION OF THE NEW INDENTURE AND ISSUANCE OF THE NEW NOTES

     On the Effective Date, the Senior Note Indenture shall be terminated and canceled and rendered of no further force and effect; provided, however, that the cancellation of the Senior Note Indenture shall not (i) impair the rights of the beneficial holders of Senior Notes under the Plan nor (ii) impair the rights of the Indenture Trustee under the Plan and the lien and priority rights of the Indenture Trustee under the Senior Note Indenture. The Senior Note Indenture shall continue in effect to the extent necessary (a) for the Indenture Trustee to receive and make Distributions under the Plan of the New Notes and New LLC Units and (b) to maintain the validity of the charging lien granted to the Indenture Trustee under section 7.06 of the Senior Note Indenture. Any actions taken by the Indenture Trustee that are not authorized by (or are otherwise inconsistent with) the Plan shall be null and void. On the Effective Date, the Senior Notes shall be canceled and shall be null and void, and the Senior Notes shall evidence no rights, except the right to receive Distributions under the Plan. All canceled Senior Notes held by the Indenture Trustee shall be disposed of in accordance with the customary procedures under the Senior Note Indenture, unless the Debtors request the Indenture Trustee to return the canceled Senior Notes to the Debtors.

     EOTT Energy LLC will take all necessary action to (i) authorize and execute the New Indenture and (ii) issue, distribute, and transfer the New Notes to the Indenture Trustee for subsequent distribution to the holders of Allowed Senior Note Claims in accordance with the terms of the Plan.

     2.  REORGANIZATION OF THE DEBTORS' CORPORATE STRUCTURE

     The Plan was filed pursuant to a Restructuring Agreement dated October 8, 2002, by and among the Consolidated Debtors, the Enron Parties, Standard (the Debtors' principal bank lender), SCTSC, Lehman (the lender pursuant to the DIP Term Loan Agreement), and the Noteholders signatory thereto who own approximately 66% of the Senior Notes (the "CONSENTING NOTEHOLDERS"). In the Restructuring Agreement as originally drafted, the parties agreed to support a plan of reorganization providing for, among other things:

     - The cancellation of $235 million principal amount of Senior Notes and the issuance to holders of such Allowed Senior Note Claims of $100 million principal amount of New Notes and a number of New LLC Units of membership interest in EOTT Energy LLC equal to 97% of the New LLC Units outstanding immediately following the consummation of the Plan; and

     - The cancellation of all outstanding general and limited partnership interests in EOTT (including the Common Units), and the issuance to holders of Allowed Common Units of a number of New LLC Units equal to 3% of the New LLC Units outstanding immediately following the consummation of the Plan plus LLC Warrants to purchase an additional approximately 7% of the New LLC Units such that, if all LLC Warrants were immediately exercised, the holders of Allowed Common Units would own 10% of the outstanding New LLC Units.

     The LLC Warrants expire five years following the date of issuance, and may not be exercised until the later of one year following the date of issuance and the date that the SEC declares effective a registration statement covering the New LLC Units to be issued upon exercise of the LLC Warrants.

     The exercise price of the LLC Warrants is $12.50 per New LLC Unit. The exercise price of the LLC Warrants was based on an exercise price of $0.25 per Common Unit of EOTT prior to the reorganization. Because the Plan has the effect of converting fifty Common Units in EOTT into one New LLC Unit in EOTT Energy LLC, the exercise price of the LLC Warrants was set at $12.50 (which is the product of 50 times $0.25).

     The Debtors' existing corporate structure will be reorganized at or before the Closing. On or before the Effective Date, all necessary action shall be taken to form EOTT Energy LLC as a wholly-owned Delaware limited liability company subsidiary of EOTT. After confirmation of the Plan, the board of directors of EOTT Energy LLC will consist of seven individuals, who will be selected before the Confirmation Hearing. The Consenting Holders are entitled to select six members of the initial post confirmation board of directors. The remaining member of the initial post-confirmation board of directors will be the chief executive officer of EOTT Energy LLC. The officers of EOTT Energy LLC will be selected pursuant to and in the manner provided for in the EOTT Energy LLC Agreement.

     EOTT will transfer all of its equity interests in EOTT LLC to EOTT Energy LLC. EOTT will then authorize and issue the New GP Interest to EOTT LLC and the New LP Interest to EOTT Energy LLC. Additionally, the EOTT Partnership Agreement will be amended to consummate the Plan.

     On or before the Effective Date, EOTT Energy LLC and EOTT LLC shall enter into the Administrative Services Agreement (in a form similar to the current service agreement between EOTT GP and EOTT LLC). Under the Administrative Services Agreement, EOTT Energy LLC shall provide all of the employees and services needed by EOTT LLC in its capacity as the general partner of EOTT and the EOTT Operating Subsidiaries.

     Following the closing of the Plan, the new board of directors of EOTT Energy LLC may (but is not required to) implement a management incentive plan for certain key employees and directors of EOTT

Energy LLC. Under the management incentive plan as currently contemplated, up to 10% of New LLC Units would be reserved for issuance on the exercise of options or restricted New LLC Unit grants. The management incentive plan would be administered by the compensation committee of the board of directors of EOTT Energy LLC.

     As a result of the foregoing transactions, the Debtors' corporate structure will be reorganized around EOTT Energy LLC, which will essentially take the place of EOTT LLC in the Debtors' business operations. The shares of EOTT GP will be extinguished and EOTT GP will be liquidated. Additionally, EOTT will be merged with EOTT OLP. Neither Enron nor any of the other Enron Parties will have any affiliation with the Debtors postconfirmation, except that subsidiaries of those parties may own some of the New LLC Units either directly or indirectly.

     Following the restructuring, the ownership of EOTT Energy LLC will be as follows:

                                      Percentage Ownership
                                                                                         AFTER
                                                                         AFTER LLC    ISSUANCE OF
                                           NUMBER OF         AFTER        WARRANT     MANAGEMENT
                HOLDER                   NEW LLC UNITS   RESTRUCTURING   EXERCISE      UNITS(1)
-------------------------------------------------------------------------------------------------
 Holders of Common Units                     369,520(2)       3.0%         10.0%(3)         9.17%(3)
 Class 5 and Class 5.1H General
   Unsecured Creditors                    11,947,820         97.0%         90.0%            82.5%
 Management of EOTT Energy LLC             1,200,000           --            --             8.29%
-------------------------------------------------------------------------------------------------

(1) Assumes a management incentive plan with 1,200,000 New LLC Units is approved by the board of directors of EOTT Energy LLC. No decision has currently been made regarding the size of, or awards under, the incentive plan, if any.
(2) Does not include up to 957,981 LLC Units to be issued if LLC Warrants are exercised
(3) Includes 957,981 LLC Units that may be issued upon exercise of the LLC Warrants

     3.  EXECUTION AND ISSUANCE OF PLAN NOTES

     The Claims held by certain Classes of Creditors will be evidenced by and paid pursuant to various Plan Notes. The Debtors will execute any and all Plan Notes contemplated and required under the Plan at the Closing. Any and all Plan Notes shall be issued and delivered to the applicable Creditor(s) in accordance with the terms of the Plan.

     4.  CONSUMMATION OF THE EXIT CREDIT FACILITY

     The Debtors' postconfirmation business operations will be funded through advances under the Exit Credit Facility, which shall be executed between the Debtors and Standard Chartered Bank, the Debtors' postpetition lender. At the Closing, the Debtors will take all actions (including the execution of any documents) necessary to consummate the Exit Credit Facility.

     5.  CONSUMMATION OF THE ENRON SETTLEMENT AGREEMENT

     At the Closing and to the extent not already performed during the Bankruptcy Case, the Debtors and the Enron Parties will take all actions (including the execution of the EOTT Note, and any other documents and the issuance of the EOTT Letter of Credit) necessary to consummate and effectuate the Enron Settlement Agreement.

     6.  ESTABLISHMENT OF RESERVES

     The Debtors will establish and fund separate segregated reserves for Administrative Claims, Priority Claims, and Disputed Claims. Those reserves are referred to in the Plan as the Administrative Claims Reserve, the Priority Claims Reserve, and the Disputed Claims Reserve, respectively.

     7.  LIQUIDATION OF EOTT GP

     Following the Effective Date, EOTT GP will conduct an orderly liquidation of its Estate consistent with the terms and conditions of the Plan. Any Cash realized from the liquidation of EOTT GP's Estate shall constitute EOTT GP Cash, and shall be distributed in accordance with the Plan. Following the completion of the liquidation process, EOTT GP will be dissolved in accordance with applicable law.

                                   ARTICLE IX
  PRO FORMA FINANCIAL PROJECTIONS, FEASIBILITY, REORGANIZATION VALUE AND RISKS

A.  FINANCIAL PROJECTIONS AND FEASIBILITY

     The Debtors have analyzed their ability to meet their obligations under the Plan, and as part of that analysis have prepared their preliminary projected financial projections (the "FINANCIAL PROJECTIONS") from February 2003 through December 2007 (the "FORECAST PERIOD"). The Financial Projections are attached to the Disclosure Statement as EXHIBIT D. Based on the Financial Projections, the Debtors believe that they will be able to make all payments required under the Plan, and therefore confirmation of the Plan is not likely to be followed by a liquidation or need for further restructuring. The Financial Projections may be subject to further modifications.

     The Financial Projections are based on the general assumptions that the Plan will be confirmed by the Bankruptcy Court and that the Effective Date of the Plan will occur on January 31, 2003. While the forecasts and information are based on an Effective Date in January 2003, the Debtors reasonably believe that an actual Effective Date later in the first quarter of 2003 would not have any material effect on the Financial Projections.

     The Debtors have prepared the Financial Projections based on certain assumptions that they believe are reasonable under the circumstances. Those assumptions that the Debtors consider significant are described in the Financial Projections. The Financial Projections have not been compiled or examined by independent accountants. The Debtors make no representations regarding the accuracy of the Financial Projections or their ability to achieve the forecasted results. Many of the assumption underlying the Financial Projections are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results. Therefore, the actual results achieved during the Forecast Period may vary from the forecasts, and the variations may be material. In evaluating the Plan, Claimholders and Interestholders are urged to examine carefully all of the assumptions underlying the Financial Projections.

B.  REORGANIZATION VALUE

     The Debtors estimate that the total amount of Allowed Unsecured Claims (other than Convenience Claims) will be in an amount between $258 Million and $280 Million. Based upon the Liquidation Analysis attached to this Disclosure Statement, in a Chapter 7 liquidation the Debtors estimate that unsecured creditors would recover approximately 7.2% to 7.8% of the Allowed Amount of their Claims.

     Petrie Parkman & Co., the financial advisor to the Unsecured Creditors' Committee, has performed an analysis of the reorganization value of the Debtor as of the Effective Date of the Plan. Petrie Parkman & Co. has estimated that the value of the reorganized Debtor will be between $365 Million and $395 Million. After deducting funded secured debt of $200 Million, (rounded to the nearest $1 Million) and the $104 Million of New Notes to be issued in the Plan, the Enron Claims of $7.5 Million and ad valorem taxes of approximately $10 Million the value of the reorganized Debtor would be between $44 Million and $74 Million.

     Under the Plan, Unsecured Creditors will share prorata in the $104 Million of New Notes and will receive 97 % of the equity in the reorganized Debtor. If the New Notes are valued at their face value of $104 Million and 97% of the equity in the reorganized Debtor has an estimated value in a range between $43 Million and $72 Million, then the total recovery to the unsecured creditors will be between $147 Million and $176 Million. The estimated percentage recovery to unsecured creditors will be between 52% and 68%.

     Significant tort and environmental claims have been asserted against the Debtors that are currently unliquidated. If these claims are allowed as asserted, the percent recovery to Unsecured Creditors will be significantly less than forecasted.

     Since the recovery to unsecured creditors under the Plan is substantially greater than the recovery under a Chapter 7 liquidation, the Debtors urge unsecured creditors to vote to accept the Plan.

C.  RISKS ASSOCIATED WITH THE PLAN

     Both the confirmation and consummation of the Plan are subject to a number of risks. Specifically, there are certain risks inherent in the reorganization process under the Bankruptcy Code. If certain standards set forth in the Bankruptcy Code are not met, the Bankruptcy Court will not confirm the Plan even if Claimholders and Interestholders accept the Plan. Although the Debtors believe that the Plan meets such standards, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If the Bankruptcy Court were to determine that such requirements were not met, it could require the Debtors to re-solicit acceptances, which could delay and/or jeopardize confirmation of the Plan. The Debtors believe that the solicitation of votes on the Plan will comply with Bankruptcy Code section 1126(b) and that the Bankruptcy Court will confirm the Plan. The Debtors, however, can provide no assurance that modifications of the Plan will not be required to obtain confirmation of the Plan, or that such modifications will not require a re-solicitation of acceptances.

                                   ARTICLE X
                 ALTERNATIVES TO PLAN AND LIQUIDATION ANALYSIS

     There are three possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan: (a) the Bankruptcy Court could dismiss the Bankruptcy Case, (b) the Bankruptcy Case could be converted to a liquidation case under chapter 7 of the Bankruptcy Code, or (c) the Bankruptcy Court could consider an alternative plan of reorganization proposed by some other party.

A.  DISMISSAL

     The most remote possibility is dismissal. If the Bankruptcy Case were to be dismissed, the Debtors would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. Dismissal would force a race among creditors to take over and dispose of the Debtors' available assets. Even the most diligent unsecured creditors would likely fail to realize any significant recovery on their claims.

B.  CHAPTER 7 LIQUIDATION

     A straight liquidation bankruptcy, or chapter 7 case, requires liquidation of the bankruptcy debtor's assets by an impartial trustee. In a chapter 7 case, the amount unsecured creditors receive depends on the net estate available after all assets of the debtor have been reduced to cash. The cash realized from liquidation of the debtor's assets would be in accordance with the order of distribution prescribed in Bankruptcy Code section 507.

     If the Plan is not confirmed, it is likely that the Debtors' chapter 11 case will be converted to a case under chapter 7 of the Bankruptcy Code, in which case a trustee would be appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. Whether a bankruptcy case is one under chapter 7 or chapter 11, Secured Claims, Administrative Claims, Priority Unsecured Non-Tax Claims, and Priority Unsecured Tax Claims are entitled to be paid in full before unsecured creditors receive any funds.

     If the Debtors' chapter 11 case is converted to chapter 7, the present Administrative Claims may have a priority lower than priority claims generated by the chapter 7 case, such as the chapter 7 trustee's fees or the fees of attorneys, accountants and other professionals engaged by the trustee.

     If the bankruptcy case is converted, the Bankruptcy Court would appoint a trustee to liquidate the Debtors' property and assets and distribute the proceeds to creditors in accordance with the Bankruptcy Code's priority scheme. It is likely that the chapter 7 trustee would have little or no experience or knowledge of the Debtors' businesses or their records or assets. A substantial period of education would be required in order for any chapter 7 trustee to wind the case up effectively.

     The chapter 7 trustee would be entitled to receive the compensation allowed under Bankruptcy Code section 326. The trustee's compensation is based on 25% of the first $5,000 or less; 10% of any amount in excess of $5,000 but not in excess of $50,000; 5% of any amount in excess of $50,000 but not in excess of $1 million; and reasonable compensation not to exceed 3% of any amount in excess of $1 million, on all funds disbursed or turned over in the bankruptcy case by the trustee to parties in interest (excluding the Debtors, but including the holders of Secured Claims). The trustee's compensation would be paid as a cost of administration of the chapter 7 estate, and may have priority over the costs and expenses incurred in the chapter 11 case and any payment to unsecured creditors.

     It is also likely that the chapter 7 trustee would retain his own professionals (including attorneys and financial advisors) whose fees would also constitute priority claims in the chapter 7 case, with a priority that may be higher than those claims arising as part of the administration of the chapter 11 case.

     The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to Claimholders than those provided for in the Plan. As previously noted, conversion to chapter 7 would give rise to (a) additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee and (b) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In a chapter 7 liquidation, it is very possible that general unsecured creditors would receive greatly diminished recovery on their claims.

     Attached to this Disclosure Statement as EXHIBIT E is a chart setting forth a liquidation analysis of the Debtors' bankruptcy estates, which may be subject to further revision. The Debtors believe that the liquidation analysis is reasonable and conservative. Parties are urged to review the notes and assumptions accompanying the liquidation analysis contained in EXHIBIT E.

C.  ALTERNATIVE PLAN

     Because the Debtors have filed the Plan and seek its confirmation during the respective exclusive periods established under the Bankruptcy Code, no other alternative plans can be proposed at this time. Nonetheless, even if an alternative plan were proposed, it would likely propose a sale of assets and a liquidation of the Debtors and the distribution of resulting Cash to Claimholders, or an internal restructuring similar to that contemplated in the Plan. In comparison to the Debtors' Plan, such an alternative plan would likely not provide any greater return to Creditors and any return could be even less, due to the additional time and expense necessary to obtain approval of an alternative plan.

                                   ARTICLE XI
                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                            CONSEQUENCES OF THE PLAN

     The following discussion summarizes certain material U.S. federal income tax consequences of the implementation of the Plan to the Debtors, Claimholders, and Interestholders. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "IRC"), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and pronouncements of the IRS in effect on the date of this Disclosure Statement. Subsequent changes in these rules could significantly affect the federal income tax consequences described below.

     The material U.S. federal income tax consequences of the Plan are complex and subject to uncertainties. This summary does not address state, local, or foreign tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, insurance companies, financial institutions, small business investment corporations, regulated investment companies, tax-exempt organizations, or investors in pass through entities). This summary also does not address any tax consequences related to the Enron Settlement Agreement. The Debtors have not requested a ruling from the IRS or an opinion with respect to any of the tax aspects of the Plan. There can be no assurance that the IRS or a court will agree with this discussion of material federal income tax consequences. The costs of any contest with the IRS will be borne directly or indirectly by Claimholders and Interestholders. Further, the Debtors cannot assure you that the anticipated federal income tax consequences to the Debtors or an investment in EOTT Energy LLC described below will not be significantly modified by future legislative or administrative changes or court decisions. Any modification may or may not be retroactively applied.

THE FOLLOWING SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A PARTICULAR CLAIMHOLDER OR INTERESTHOLDER. ALL CLAIMHOLDERS AND INTERESTHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM UNDER THE PLAN.

A.  EOTT'S PARTNERSHIP STATUS

     For Federal income tax purposes: (i) EOTT Energy LLC and its Operating Subsidiaries each will be treated as a partnership for Federal income tax purposes; and (ii) owners of New LLC Units (with some exceptions, as described in Section E -- "Ownership and Disposition of New LLC Units -- Tax Treatment of Unitholders -- Status as a Partner" of this Article XI) will be treated as partners of EOTT Energy LLC (but not partners of the Operating Subsidiaries).

     Based on applicable federal income tax law, EOTT Energy LLC believes that it and each of its Operating Subsidiaries have been and will be classified as a partnership for federal income tax purposes. This conclusion is based upon the following facts:

     - Neither EOTT Energy LLC nor any of its Operating Subsidiaries have elected or will elect to be treated as an association taxable as a corporation;

     - For each taxable year, EOTT has derived and EOTT Energy LLC will continue to derive less than 10% of its gross income from sources other than (i) the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, or products thereof and naturally occurring carbon dioxide, or
       (ii) other items of income that will be "qualifying income" within the meaning of IRC Section 7704(d); and

     - EOTT Energy LLC and each of its Operating Subsidiaries have been and will continue to be organized and will be operated in accordance with (i) all applicable limited liability company and partnership statutes, (ii) the EOTT Energy LLC Agreement and the Operating Subsidiaries' partnership agreements and (iii) the description of these entities' operations in this Disclosure Statement.

     IRC Section 7704 provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "NATURAL RESOURCE EXCEPTION") exists with respect to publicly-traded partnerships 90% or more of the gross income of which for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and trading of oil and petroleum products and natural gas processing as conducted by EOTT Energy LLC and its Operating Subsidiaries. Other types of qualifying income generally include interest (from other than a financial business), dividends, real property rents, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. EOTT Energy LLC estimates that less than 5% of its gross income is not qualifying income under this test; however, this estimate could change from time to time. Thus, EOTT Energy LLC believes that at least 95% of its gross income constitutes qualifying income.

     For the first taxable year, if any, that EOTT Energy LLC fails to meet the Natural Resource Exception (other than a failure determined by the IRS to be inadvertent that is cured within a reasonable time after discovery), EOTT Energy LLC will be treated as if it transferred all of its assets (subject to liabilities) to a newly-formed corporation in return for stock in the corporation and then distributed the stock to holders of New LLC Units ("UNITHOLDERS") in liquidation of their interests in EOTT Energy LLC. This contribution and liquidation should be tax-free to Unitholders and EOTT Energy LLC, so long as EOTT Energy LLC, at such time, does not have liabilities in excess of the tax basis of its assets. Thereafter, EOTT Energy LLC would be treated as a corporation for Federal income tax purposes.

     If EOTT should have been treated as an association or otherwise taxable as a corporation prior to the reorganization of EOTT pursuant to the Plan (the "REORGANIZATION") (including as a result of the Reorganization), then the Federal income tax consequences of the Reorganization would differ greatly from those discussed below. For example, a corporate entity in bankruptcy would likely not have cancellation of indebtedness income as a result of the Reorganization, although it would be required to reduce certain of its tax attributes. In addition, if EOTT is taxable as a corporation, the exchange of the Senior Notes for New Notes and New LLC Units in EOTT Energy LLC would qualify as a tax-free recapitalization to the Noteholders, assuming the Senior Notes and New Notes constituted securities for federal income tax purposes and certain other requirements were met. With respect to the Continuing Partners (defined below) who receive LLC Warrants, such holders might have been deemed to have exchanged certain of their Common Units for the LLC Warrants in the tax-free recapitalization. Each person should consult, and should depend on, its own tax advisor in analyzing the tax consequences to it in the event that EOTT is treated as an association or it is otherwise taxable as a corporation prior to the Reorganization.

     If EOTT Energy LLC were treated as an association or otherwise taxable as a corporation in any taxable year as a result of a failure to meet the Natural Resource Exception or otherwise, EOTT Energy LLC's items of income, gain, loss, deduction and credit would be reflected only on EOTT Energy LLC's tax return rather than being passed through to its Unitholders, and EOTT Energy LLC's net income would be taxed at the entity level at corporate rates. In addition, any distribution made to the Unitholders would be treated as either taxable dividend income (to the extent of EOTT Energy LLC's current or accumulated earnings and profits), a nontaxable return or capital (in the absence of earnings and profits, but only to the extent of a Unitholder's tax basis in its New LLC Units) or taxable capital gain (after such tax basis in the New LLC Units is reduced to zero). Accordingly, EOTT Energy LLC's treatment as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

     The discussion below is based on the assumption that EOTT Energy LLC will continue to be classified as a partnership for Federal income tax purposes.

B.  THE REORGANIZATION

     Pursuant to the Plan, the interests of EOTT, including the Common Units, Subordinated Units, Additional Partnership Interests and the GP Interest, and the currently outstanding Senior Notes will be cancelled. Also, the limited liability company membership interests in EOTT LLC will be cancelled. Holders of cancelled Common Units (the "CONTINUING PARTNERS") will receive for their cancelled Common Units (i) New LLC Units (representing in the aggregate 3% of the New LLC Units outstanding immediately after the Closing) and (ii) LLC Warrants to purchase New LLC Units. The LLC Warrants will entitle the holders thereof to purchase a number of New LLC Units equal to approximately 7% in the aggregate of the New LLC Units outstanding immediately after the Closing. Holders of cancelled Subordinated Units, Additional Partnership Interests and the GP Interest (collectively, the "TERMINATED PARTNERS") will receive no consideration for their cancelled interests. Holders of cancelled Senior Notes who are now a part of Class 5, along with other Class 5 members and Class 5.1H, will receive their Pro Rata Share of $104 million of New Notes and 11,947,820 New LLC Units (representing 97% of the New LLC Units outstanding immediately following the Closing).

     For federal income tax purposes, however, the Debtors believe the transactions will be treated more simply as a continuation of the same partnership, in which (i) the Terminated Partners' interests in EOTT have been forfeited for no consideration, (ii) the Noteholders have made a capital contribution of part of the debt to EOTT Energy LLC in exchange for New LLC Units, (iii) the Continuing Partners have been thereby diluted and have received LLC Warrants, and (iv) the taxable year of EOTT Energy LLC will continue.

     CONSEQUENCES TO EOTT ENERGY LLC. As a result of the Reorganization, EOTT Energy LLC will be treated as exchanging the Senior Notes for the New Notes and the New LLC Units. Although it is not entirely free from doubt, the exchange of the Senior Notes will likely result in discharge of indebtedness income to EOTT Energy LLC to the extent that the adjusted issue price of the Senior Notes exceeds the sum of the issue price for the New Notes and the fair market value of the New LLC Units. EOTT Energy LLC intends to report the discharge of indebtedness income on its Federal income tax return.

     If the IRS were to successfully take the position that indebtedness of a partnership may be exchanged for an interest in the partnership without the exchange resulting in discharge of indebtedness income to the partnership (the "equity-for-debt exception"), the amount of discharge of indebtedness income that results to EOTT Energy LLC may be significantly less than the amount indicated immediately above.

     Although the treatment of discharge of indebtedness income as qualifying income for purposes of the Natural Resource Exception is not free from doubt, EOTT intends to treat any discharge of indebtedness income as qualifying income. However, if the discharge of indebtedness income is not considered to be qualifying income, and as a result, EOTT Energy LLC fails to qualify for the Natural Resource Exception, EOTT Energy LLC will be converted to an entity taxable as a corporation as of the beginning of the taxable year of the Reorganization, unless EOTT Energy LLC receives a ruling from the IRS that the termination was inadvertent. (See Section A -- "EOTT's Partnership Status" of this Article XI.)

     Except for the discharge of indebtedness income resulting from the receipt of the Senior Notes, EOTT Energy LLC will treat the exchange of the New LLC Units for the Senior Notes as a tax-free contribution of capital to EOTT Energy LLC and the cancellation of the interests in EOTT of the Terminated Partners as a non-taxable event. The dilution of the interests in EOTT Energy LLC of the Continuing Partners and the issuance of LLC Warrants to the Continuing Partners should also be non-taxable to EOTT Energy LLC.

     Regardless of whether the equity-for-debt exception applies, EOTT Energy LLC will be treated as making a distribution of cash (a "deemed distribution") to each Continuing Partner to the extent that the Reorganization results in a reduction in the partner's allocable share of EOTT Energy LLC's liabilities. If the distributee partner recognizes a gain on the deemed distribution, EOTT Energy LLC will increase the tax basis of its remaining assets by the amount of this gain. Any such increase will be allocated among EOTT Energy LLC's capital assets based on their unrealized appreciation and, if necessary, their relative fair market values. However, if the distributee partner recognizes a loss on the deemed distribution, EOTT Energy LLC will reduce the tax basis of its remaining assets by the amount of this loss. Any such decrease will be allocated among EOTT Energy LLC's capital assets based on their unrealized depreciation and, if necessary, their relative tax basis, taking into account any unrealized depreciation adjustments.

    CONSEQUENCES TO EOTT PARTNERS.

     TERMINATED PARTNERS. As a result of the Reorganization, each of the Terminated Partners will be allocated, pursuant to the EOTT Partnership Agreement, its share of the discharge of indebtedness income, if any, that results to EOTT on the Reorganization. In general, to the extent that an amount of discharge of indebtedness income is allocated to a Terminated Partner, that amount will increase the partner's tax basis in its interest in EOTT. The amount of discharge of indebtedness income allocated to a Terminated Partner may be significant. Special rules applicable to partners that are insolvent or bankrupt may provide an exception to the recognition of income from discharge of indebtedness.

     The tax consequences to a Terminated Partner upon the termination of its interest in EOTT will depend upon whether the Terminated Partner shared in the liabilities of EOTT immediately before the Reorganization. EOTT GP is the only Terminated Partner that was deemed to share in the allocation of EOTT liabilities immediately prior to Reorganization. Thus, EOTT GP should recognize a capital loss (or gain) to the extent that its tax basis in EOTT immediately preceding the Reorganization exceeds (or is less than) the sum of the amount of EOTT GP's share of EOTT's liabilities immediately prior to the Reorganization. Each Terminated Partner (other than EOTT GP) should recognize an ordinary loss in an amount equal to its tax basis in EOTT immediately preceding the Reorganization.

     CONTINUING PARTNERS. As a result of the Reorganization, each of the Continuing Partners will be allocated pursuant to the EOTT Energy LLC Agreement, its share of the discharge of indebtedness income, if any, that results to EOTT Energy LLC in the Reorganization. A Continuing Partner will have a carryover tax basis in the New LLC Units except to the extent that such tax basis is increased by an allocation of discharge of indebtedness income. The amount of discharge of indebtedness income allocated to a Continuing Partner may be significant. Special rules applicable to partners that are insolvent or bankrupt may provide an exception to the recognition of income from discharge of indebtedness. In addition, this income may be offset by passive loss or other tax loss carryforwards. Nevertheless, Continuing Partners should be aware that they may have a tax liability arising from the Reorganization and they will not receive any cash from EOTT to pay this liability.

     Although it is not free from doubt, EOTT Energy LLC's issuance of the LLC Warrants to Continuing Partners should not be treated as the issuance of a partnership interest. As a result, a warrantholder should not be treated as a partner with respect to the ownership of LLC Warrants unless and until it exercises its LLC Warrants. The issuance of the LLC Warrants generally should not be a taxable event to a Continuing Partner, and its initial tax basis for its LLC Warrants will be zero unless it has income upon its receipt of the LLC Warrants.

     CONSEQUENCES TO NOTEHOLDERS. Collectively, Noteholders should be treated as exchanging the Senior Notes for the New Notes and the New LLC Units. As a result of the Reorganization, each of the Noteholders will also become a member in EOTT Energy LLC. Each Noteholder will likely recognize a loss (or taxable gain) to the extent that its tax basis in the Senior Notes exceeds (or is less than) its amount realized upon the receipt of its portion of the New Notes and the New LLC Units. The amount that each Noteholder will be deemed to realize on the receipt of the New Notes and the New LLC Units should equal the fair market value of the New LLC Units that it receives and the issue price of the New Notes that it receives.

     If the equity-for-debt exception applies, then each Noteholder's ability to recognize any such loss will likely be deferred because, to the extent that the Senior Notes are exchanged for the New LLC Units, the exchange will be treated as a tax-free contribution of capital to EOTT Energy LLC. Instead of recognizing a loss (or gain), each Noteholder will take a carryover tax basis in its share of the New LLC Units in an amount equal to its tax basis in the portion of the Senior Notes exchanged therefor. In addition, each Noteholder's holding period in its share of the New LLC Units should include the amount of time that it held the Senior Notes. Each Noteholder would, however, recognize a loss (or gain) on its portion of the Senior Notes that is exchanged for New Notes to the extent that its tax basis in this portion exceeds (or is less than) the issue price of the New Notes exchanged therefor. Any such loss should be treated as a capital loss, except Noteholders who hold the Senior Notes in connection with their trade or business should be able to treat such taxable loss as an ordinary loss.

C.  OWNERSHIP AND DISPOSITION OF NEW NOTES

     ORIGINAL ISSUE DISCOUNT. Because the New Notes have a payment in kind ("PIK") feature that permits EOTT Energy LLC to pay the interest that accrues on the New Notes during the first year that the New Notes are outstanding in either cash or with additional notes issued by EOTT Energy LLC, none of the interest that accrues under the New Notes during such first year will constitute "qualified stated interest." Instead, all interest due under the New Notes during such first year will constitute "original issue discount." In general, each Noteholder will be required to include the original issue discount that accrues on the New Notes that it holds as ordinary interest income (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such Noteholder's regular method of tax accounting. However, to the extent that the interest constitutes "disqualified original issue discount" (see Section
E -- "Ownership and Disposition of New LLC Units --

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Tax Treatment of Unitholders -- Limitations on Interest Deduction" of this
Article XI), and is received by a corporate Noteholder, it will be eligible for the dividends received deduction.

     SALE, REDEMPTION OR OTHER TAXABLE DISPOSITION OF THE NEW NOTES. A Noteholder generally will recognize gain or loss on the sale, exchange or other taxable disposition of a New Note equal to the difference between (i) the amount realized on the sale, exchange or retirement of the New Note and (ii) the Noteholder's tax basis in the New Note. Any gain or loss recognized on the sale, exchange or retirement of a New Note will generally be long-term capital gain or loss if the Noteholder has held the New Note as a capital asset for more than twelve months.

D.  OWNERSHIP OF THE LLC WARRANTS

     TREATMENT OF LLC WARRANTS. Although it is not free from doubt, a LLC Warrant should not be treated as a partnership interest in EOTT Energy LLC. As a result, there should be no Federal income tax consequences to a warrantholder while such warrantholder holds the LLC Warrant.

     EXERCISE OF LLC WARRANTS. The exercise of the LLC Warrants will be treated as an acquisition of New LLC Units and, as such, is not a taxable event to EOTT Energy LLC or to the warrantholder exercising the LLC Warrants. Consequently, neither EOTT Energy LLC nor the warrantholder should recognize gain or loss upon the exercise of the LLC Warrants. The warrantholder's initial tax basis in the New LLC Units acquired as a result of the exercise of the LLC Warrants will include its tax basis in the LLC Warrants, if any, plus the exercise price paid by the warrantholder upon exercise of the LLC Warrants. This initial tax basis should be aggregated with the warrantholder's tax basis in its existing New LLC Units as discussed in Section E -- "Ownership and Disposition of New LLC
Units -- Tax Treatment of Unitholders -- Tax Basis of New LLC Units" of this
Article XI. The IRS has taken note of the significant uncertainties as to the federal income tax consequences of the exercise of a warrant or similar option to acquire a partnership interest, particularly when the warrantholder exercising the warrant receives an interest in the partnership that is more valuable than the sum of the consideration previously transferred to the partnership and any consideration transferred upon exercise of the warrant. The federal income tax consequences of such a transaction, which is still under review by the IRS, would affect not only the warrantholder exercising his right to acquire New LLC Units, but may also have an impact on the other members and EOTT Energy LLC. Upon exercise of the LLC Warrants, the holder of New LLC Units will be treated as any other member of EOTT Energy LLC; provided, however, such holder may be allocated certain items of gross income or gain in order to achieve uniformity of the economic and tax characteristics of the New LLC Units.

     EXPIRATION OF LLC WARRANTS. The failure of a warrantholder to exercise its LLC Warrants should not result in any tax consequences to EOTT Energy LLC. Generally, a warrantholder whose LLC Warrants expire is deemed to have sold the LLC Warrants at a loss on the date of the expiration in an amount equal to the warrantholder's tax basis in those LLC Warrants. The character of the loss on this deemed sale will be determined by reference to the character of the New LLC Units with respect to which the LLC Warrants were issued and the LLC Warrants themselves in the hands of the warrantholders. Presumably, this loss would be a capital loss to the warrantholder unless either the New LLC Units with respect to which the LLC Warrants were issued or the LLC Warrants themselves were not capital assets in the hands of the warrantholder.

E.  OWNERSHIP AND DISPOSITION OF NEW LLC UNITS

    TAX TREATMENT OF EOTT ENERGY LLC AND ITS OPERATIONS.

     As a partnership, EOTT Energy LLC will not be a taxable entity, and it will incur no federal income tax liability. Instead, each Unitholder will be required to take into account its allocable share of items of EOTT Energy LLC's income, gain, loss, deduction and credit in computing its federal income tax liability, regardless of whether cash distributions are made.

     ALLOCATIONS. Treasury Regulations provide that an allocation of items of EOTT Energy LLC's income, gain, loss, deduction or credit, other than an allocation required by IRC Section 704(c), will generally be

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given effect for Federal income tax purposes in determining a Unitholder's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a Unitholder's distributive share of an item will be determined on the basis of the Unitholder's interest in EOTT Energy LLC, which will be determined by taking into account all the facts and circumstances, including the Unitholder's relative contributions to EOTT Energy LLC, the interests of the Unitholders in economic profits and losses, the interests of the Unitholders in cash flow and other non-liquidating distributions and the rights of the Unitholders to distributions of capital upon liquidation.

     IRC Section 704(c) requires that allocations be made to eliminate the disparity between a Unitholder's "book" capital account (credited with the fair market value of property contributed to EOTT Energy LLC ("CONTRIBUTED PROPERTY") and credited or debited with any gain or loss attributable to property owned by EOTT Energy LLC at the time New LLC Units are sold by EOTT Energy LLC ("ADJUSTED PROPERTY")) and such Unitholder's "tax" capital account (credited with the tax basis of Contributed Property) (the "BOOK-TAX DISPARITY"). Under the so-called "ceiling limitation" of IRC Section 704(c), the Unitholders cannot be allocated more depreciation, gain or loss than the total amount of the item recognized by EOTT Energy LLC in a particular taxable period. However, to the extent the ceiling limitation is or becomes applicable, the EOTT Energy LLC Agreement requires that some items of income and deduction be allocated in a way designed to effectively remedy this problem and eliminate the impact of the ceiling limitations. These allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the Unitholders. Under Treasury Regulations promulgated under IRC Section 704(c), allocations similar to the remedial allocations are allowed. However, there can be no assurance that EOTT Energy LLC's allocations will be respected.

     EOTT Energy LLC believes that, with the exception of remedial allocations and the allocation of recapture income discussed below and the deduction for amortizable goodwill discussed below (see Section E -- "Ownership and Disposition of New LLC Units -- Tax Treatment of EOTT Energy LLC and its Operations -- Tax Basis, Depreciation and Amortization" of this Article XI), allocations under the EOTT Energy LLC Agreement will be given effect for Federal income tax purposes in determining a Unitholder's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership income, and investors should be aware that the IRS may successfully challenge some of the allocations in the EOTT Energy LLC Agreement.

     In general, EOTT Energy LLC's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among Unitholders in proportion to the number of New LLC Units they owned as of the first business day of each month as determined by EOTT Energy LLC. However, gain or loss realized on a sale or other disposition of EOTT Energy LLC's assets other than in the ordinary course of business will be allocated among Unitholders of record as of the first business day of the month in which the gain or loss is recognized. As a result of this allocation procedure, a Unitholder transferring New LLC Units in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

     The use of the allocation procedure discussed above may not be permitted by existing Treasury Regulations, and accordingly, there can be no certainty of the validity of this method of allocating income and deductions between the transferors and the transferees of New LLC Units. If an allocation procedure is not allowed by the Treasury Regulations (or applies to only transfers of less than all of a Unitholder's interest), EOTT Energy LLC's taxable income or losses might be reallocated among Unitholders. EOTT Energy LLC is authorized to revise its method of allocation between transferors and transferees (as well as among Unitholders whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

     ACCOUNTING ISSUES. EOTT Energy LLC uses the calendar year as its taxable year and adopts the accrual method of accounting for federal income tax purposes. EOTT Energy LLC will be considered to be terminated if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. A constructive termination results in the closing of its taxable year for all Unitholders. A termination could result in the non-uniformity of New LLC Units for Federal income tax purposes. EOTT

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Energy LLC's constructive termination will cause a termination of the EOTT
Operating Subsidiaries. A termination could also result in penalties or loss of tax basis adjustments under the IRC if EOTT Energy LLC were unable to determine that the termination had occurred.

     The New Notes issued by EOTT Energy LLC will be issued with original issue discount. See Section C -- "Ownership and Disposition of New Notes -- Original Issue Discount" of this Article XI. In addition, it is likely that the New Notes will constitute an "applicable high yield discount obligation" ("AHYDO"). As a result, the timing and ability of certain types of Unitholders to deduct their share of the interest that accrues on the New Notes may be significantly affected. See Section E -- "Ownership and Disposition of New LLC Units -- Tax Treatment of Unitholders -- Limitations on Interest Deductions" of this Article XI.

     TAX BASIS, DEPRECIATION AND AMORTIZATION. The tax basis established for EOTT Energy LLC's various assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. The IRS may challenge the method adopted by EOTT Energy LLC to allocate its aggregate tax basis among its assets and its treatment of certain amortizable intangible assets. The IRS may (i) challenge either the fair market values or the useful lives assigned to EOTT Energy LLC's assets or (ii) seek to characterize intangible assets as non-amortizable goodwill. If any of these challenges were successful, the deductions allocated to a Unitholder in respect of EOTT Energy LLC's assets would be reduced, and a Unitholder's share of taxable income received from EOTT Energy LLC would be increased accordingly. Any increase could be material.

     To the extent allowable, EOTT Energy LLC's board of directors may elect to use the depreciation and cost recovery methods that will result in the largest depreciation deductions in EOTT Energy LLC's early years. Property that EOTT Energy LLC subsequently acquires or constructs may be depreciated using accelerated methods permitted by the IRC.

     If EOTT Energy LLC disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a Unitholder who has taken cost recovery or depreciation deductions with respect to property owned by EOTT Energy LLC may be required to recapture deductions upon a sale of its interest. See Section E -- "Ownership and Disposition of New LLC Units -- Tax Treatment of Unitholders -- Recognition of Gain or Loss on Dispositions" of this Article XI.

     Certain costs that EOTT Energy LLC has incurred in the Reorganization may be amortized over any period EOTT Energy LLC selects not shorter than 60 months. Any costs incurred in promoting the issuance of New LLC Units must be capitalized and cannot be deducted currently, ratably or upon EOTT Energy LLC's termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

     IRC SECTION 754 ELECTION. EOTT previously made the election permitted by IRC Section 754, and such election will continue to apply to EOTT Energy LLC. This election is irrevocable without the consent of the IRS. The election generally permits a purchaser of New LLC Units to adjust its share of the tax basis in EOTT Energy LLC's properties ("inside basis") pursuant to IRC Section 743(b) to fair market value (as reflected by its New LLC Unit price). See Section E -- "Ownership and Disposition of New LLC Units -- Tax Treatment of Unitholders -- Allocation of EOTT Energy LLC's Income, Gain, Loss and Deduction" of this Article XI. The IRC Section 743(b) adjustment is attributed to only the purchaser of New LLC Units and is not added to the tax basis of EOTT Energy LLC's assets associated with its other Unitholders. (For purposes of this discussion, a Unitholder's inside basis in EOTT Energy LLC's assets will be considered to have two components: (i) its share of EOTT Energy LLC's actual tax basis in its assets (the "COMMON TAX BASIS"); and (ii) its IRC Section 743(b) adjustment allocated to each of its assets.)

     An IRC Section 754 election is advantageous if the transferee's tax basis in its New LLC Units is higher than its New LLC Units' share of the aggregate tax basis of EOTT Energy LLC's assets immediately prior to the transfer. In that case, pursuant to the election, the transferee would take a new and higher tax basis in its

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share of EOTT Energy LLC's assets for purposes of calculating, among other items, its depreciation deductions and its share of any gain or loss on a sale of EOTT Energy LLC's assets. Conversely, an IRC Section 754 election is disadvantageous if the transferee's tax basis in its New LLC Units is lower than its New LLC Units' share of the aggregate tax basis of EOTT Energy LLC's assets immediately prior to the transfer. Thus, the amount that a Unitholder will be able to obtain upon the sale of its New LLC Units may be affected either favorably or adversely by the election.

     The calculations involved in the IRC Section 754 election are complex, and EOTT Energy LLC will make them on the basis of some assumptions as to the value of EOTT Energy LLC's assets and other matters. There is no assurance that the determinations EOTT Energy LLC makes will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. Should the IRS require a different tax basis adjustment to be made, and should, in the opinion of EOTT Energy LLC's board of directors, the expense of compliance exceed the benefit of the election, EOTT Energy LLC's board of directors may seek permission from the IRS to revoke EOTT Energy LLC's IRC
Section 754 election. If permission is granted, a purchaser of New LLC Units subsequent to the revocation probably will incur increased tax liability.

     VALUATION OF EOTT ENERGY LLC'S PROPERTY. The federal income tax consequences of the ownership and disposition of New LLC Units will depend in part on EOTT Energy LLC's estimates of the relative fair market values and determinations of the tax basis of its assets. Although EOTT Energy LLC may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by EOTT Energy LLC. These estimates are subject to challenge and will not be binding on the IRS or the courts. In the event the determinations of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by EOTT Energy LLC's Unitholders might change, and Unitholders might be required to amend their previously filed tax returns or to file claims for refunds.

     UNIFORMITY OF NEW LLC UNITS. Because EOTT Energy LLC cannot match transferors and transferees of New LLC Units, uniformity of the economic and tax characteristics of the New LLC Units to a purchaser of New LLC Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) or Treasury Regulation Section 1.197-2(g)(3) and from the application of the "ceiling limitation" on EOTT Energy LLC's ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Properties and Adjusted Properties. Any non-uniformity could have a negative impact on the value of a Unitholder's interest in EOTT Energy LLC. Items of income and deduction will be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all New LLC Units, despite the application of the "ceiling limitation" to Contributed Properties and Adjusted Properties. These special allocations will be made solely for federal income tax purposes. EOTT Energy LLC intends to depreciate the portion of an IRC Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using the rate of depreciation derived from the depreciation method and useful life applied to the Common Tax Basis of EOTT Energy LLC's property, consistent with the Treasury Regulations under IRC Section 743. If EOTT Energy LLC chooses not to utilize the aggregate method described herein, EOTT Energy LLC may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any New LLC Units that would not have a material adverse effect on its Unitholders. The IRS may challenge any method of depreciating or amortizing the IRC Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of New LLC Units might be affected.

     TAX TREATMENT OF UNITHOLDERS.

     STATUS AS A PARTNER. Unitholders who have become members of EOTT Energy LLC will be treated as partners in a partnership for federal income tax purposes.

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     FLOW-THROUGH OF TAXABLE INCOME.  Each Unitholder will be required to report in its taxable income its allocable share of EOTT Energy LLC's income, gains, losses and deductions without regard to whether corresponding cash distributions are received by it. Consequently, EOTT Energy LLC may allocate income to its Unitholders although they have not received a cash distribution in respect of that income.

     ALLOCATION OF EOTT ENERGY LLC'S INCOME, GAIN, LOSS AND DEDUCTION. In general, EOTT Energy LLC will allocate items of income, gain, loss and deduction among the Unitholders in accordance with their respective percentage interests in EOTT Energy LLC. However, as noted above, as required by IRC Section 704(c), some items of EOTT Energy LLC's income, gain, loss and deduction will be specially allocated to account for the difference between the tax basis and fair market value of Contributed Property or Adjusted Property. In addition, some items of recapture income will be allocated to the extent possible to the Unitholder allocated the deduction giving rise to the treatment of the gain as recapture income in order to minimize the recognition of ordinary income by some of EOTT Energy LLC's Unitholders. Although EOTT Energy LLC believes that these allocations will be respected under Treasury Regulations, if they are not respected, the timing and character of the income or gain allocated to a Unitholder may change. Finally, although EOTT Energy LLC does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of EOTT Energy LLC's income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     TREATMENT OF DISTRIBUTIONS BY EOTT ENERGY LLC. EOTT Energy LLC's distributions to any of its Unitholders will not be taxable for federal income tax purposes to the extent of such Unitholder's tax basis in its New LLC Units immediately before the distribution. Cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the New LLC Units taxable in accordance with the rules described under Section E -- "Ownership and Disposition of New LLC Units -- Tax Treatment of Unitholders -- Recognition of Gain or Loss on Dispositions" of this Article
XI. Any reduction in a Unitholder's share of EOTT Energy LLC's liabilities for Federal income tax purposes will be treated as a distribution of cash to that Unitholder. If EOTT Energy LLC is required under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any former Unitholder, EOTT Energy LLC is authorized to pay those taxes from EOTT Energy LLC's funds. The payments, if made, will be deemed current distributions of cash to that Unitholder. EOTT Energy LLC's board of directors is authorized to amend the EOTT Energy LLC Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of New LLC Units and to adjust subsequent distributions so that, after giving effect to the deemed distributions, the priority and characterization of distributions otherwise applicable under the EOTT Energy LLC Agreement are maintained as nearly as is practicable. These payments could give rise to an overpayment of tax on behalf of an individual Unitholder in which event the Unitholder could file a claim for credit or refund.

     TAX BASIS OF NEW LLC UNITS. A Unitholder will have a single tax basis for its aggregate interest in EOTT Energy LLC. A Unitholder who is Continuing Partner will have a carryover tax basis in the New LLC Units, increased by any allocation of discharge of indebtedness income, and further increased by its share of EOTT Energy LLC's nonrecourse liabilities. Each other Unitholder will have a tax basis in their New LLC Units equal to the price it paid (or is deemed to have paid) for such interest plus its share of EOTT Energy LLC's nonrecourse liabilities. The tax basis for the New LLC Units will be increased by the Unitholder's share of EOTT Energy LLC's income and by any increase in the Unitholder's share of EOTT Energy LLC's nonrecourse liabilities. The tax basis for such interest will be decreased (but not below zero) by EOTT Energy LLC's distributions, including any decrease in the Unitholder's share of EOTT Energy LLC's nonrecourse liabilities, by the Unitholder's share of EOTT Energy LLC's losses and by the Unitholder's share of EOTT Energy LLC's expenditures that are not deductible in computing its taxable income and are not required to be capitalized. A Unitholder's share of EOTT Energy LLC's nonrecourse liabilities will be generally based on the Unitholder's share of EOTT Energy LLC's profits.

     LIMITATIONS ON DEDUCTIBILITY OF EOTT ENERGY LLC'S LOSSES. To the extent EOTT Energy LLC incurs losses, a Unitholder's ability to deduct its share of deductions and losses will be limited to the tax basis of the Unitholder's New LLC Units or, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of such corporate Unitholder's stock is owned directly or indirectly by five or fewer

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individuals or some tax-exempt organizations), to the amount that the Unitholder is considered to be "at risk" with respect to EOTT Energy LLC's activities, if that is less than the Unitholder's tax basis. A Unitholder must recapture losses deducted in previous years to the extent that EOTT Energy LLC's distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's tax basis or at risk amount (whichever is the limiting factor) is increased.

     In general, a Unitholder will be at risk to the extent of the purchase price of its New LLC Units, but this will be less than the Unitholder's tax basis for its New LLC Units by the amount of the Unitholder's share of any of EOTT Energy LLC's nonrecourse liabilities. A Unitholder's at risk amount will increase or decrease as the tax basis of the Unitholder's New LLC Units increases or decreases except that changes in EOTT Energy LLC's nonrecourse liabilities will not increase or decrease the at risk amount.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations may currently deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent that such losses do not exceed such taxpayer's income from passive activities or investments. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any losses generated by EOTT Energy LLC will be available to offset only future income that EOTT Energy LLC generates and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses that are not deductible because they exceed the Unitholder's income that EOTT Energy LLC generates may be deducted in full when the Unitholder disposes of its entire investment in EOTT Energy LLC in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the tax basis limitation.

     A Unitholder's share of EOTT Energy LLC's net income may be offset by any of EOTT Energy LLC's suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

     LIMITATIONS ON INTEREST DEDUCTIONS. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of the taxpayer's "net investment income." As noted, a Unitholder's share of EOTT Energy LLC's net passive income will be treated as investment income for this purpose. In addition, the Unitholder's share of EOTT Energy LLC's portfolio income will be treated as investment income. Investment interest expense includes: (i) interest on indebtedness properly allocable to property held for investment; (ii) EOTT Energy LLC's interest expense attributed to portfolio income; and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a New LLC Unit to the extent attributable to its portfolio income. Net investment income includes gross income from property held for investment, gain attributable to the disposition of property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income.

     As discussed earlier, all interest due under the New Notes will constitute original issue discount. To the extent that it is otherwise deductible, the issuer of a debt instrument with original issue discount generally takes deductions for original issue discount as it accrues on the instrument, regardless of the issuer's regular method of accounting. In general, original issue discount on a debt instrument is treated as accruing at a constant yield over the life of the instrument. See Section C -- "Ownership and Disposition of New Notes -- Original Issue Discount" of this Article XI. However, the timing and ability of a corporate Unitholder to deduct its share of the original issue discount on the New Notes may be restricted by the rules applicable to an AHYDO.

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     An AHYDO is a debt instrument that has (i) a term in excess of five years,
(ii) a yield to maturity that equals or exceeds the applicable federal rate in effect for the calendar month in which the debt instrument is issued (the "RELEVANT AFR") plus five percentage points and (iii) significant original issue discount. For purposes of this rule, a debt instrument has significant original issue discount if the aggregate amount that accrues on the instrument for periods before the close of any accrual period ending more than five years after the date the debt instrument is issued, exceeds the sum of (x) the aggregate amount of interest to be paid under the instrument before the close of such accrual period and (y) the product of the issue price of the debt instrument and its yield to maturity. In the case of an AHYDO issued by a corporation, original issue discount is generally not deductible until it is paid, and no portion of the discount in excess of six percentage points over the Relevant AFR (the "disqualified original issue discount") is deductible.

     Based on the term, yield to maturity and the PIK feature associated with the New Notes, the New Notes should constitute an AHYDO. Although the New Notes are actually being issued by EOTT Energy LLC, for federal tax purposes, applicable Treasury Regulations indicate that each Unitholder should be treated as having issued its share of the obligations for purposes of determining the deductibility of its distributive share of any interest on the New Notes. Thus, a corporate Unitholder should be able to deduct the original issue discount that accrues under its share of the New Notes only as it is paid in cash and should not get a deduction for that portion of the interest that constitutes disqualified original issue discount. Interest that accrues on those New Notes attributable to a noncorporate Unitholder, however, should be subject to the general rules of deductibility for original issue discount.

     RECOGNITION OF GAIN OR LOSS ON DISPOSITIONS. Gain or loss will be recognized on a sale of New LLC Units equal to the difference between the amount realized and the Unitholder's tax basis for the New LLC Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus its share of EOTT Energy LLC's nonrecourse liabilities. Because the amount realized includes a Unitholder's share of EOTT Energy LLC's nonrecourse liabilities, the gain recognized on the sale of New LLC Units may result in a tax liability in excess of any cash received from the sale.

     Gain or loss recognized by a Unitholder (other than a "dealer" in New LLC Units) on the sale or exchange of a New LLC Unit held for more than twelve months (which, in the case of a Continuing Partner, should include the period that such Continuing Partner had held the Common Units exchanged therefor) will generally be taxable as long-term capital gain or loss. A substantial portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under IRC Section 751 to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to inventory EOTT Energy LLC owns. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the New LLC Unit and may be recognized even if there is a net taxable loss realized upon the sale of the New LLC Unit. Any loss recognized on the sale of New LLC Units will generally be a capital loss. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of New LLC Units. In addition, a portion of the gain, if any, that a Unitholder realizes upon a disposition of the New LLC Units may constitute ordinary income if the Unitholder received the New LLC Units in exchange for the Senior Notes, but only to the extent that the Unitholder takes a bad debt deduction or other ordinary loss in connection with the Reorganization. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and, in the case of a corporation, may be used to offset only capital gain. Generally, disallowed capital loss deductions of corporations are carried back to each of the three preceding taxable years, beginning with the earliest of those taxable years, and any remaining disallowed capital loss deductions are then carried forward to each of the following five taxable years, beginning with the earliest of those taxable years. Any disallowed capital loss deductions of taxpayers other than corporations generally are treated as capital loss deductions in the succeeding taxable year and may be carried forward indefinitely.

     Even if a Unitholder acquired interests in EOTT Energy LLC in separate transactions at different prices, upon sale or other disposition of some of the interests, the IRS has ruled that such Unitholder will have a single tax basis in its interest which must be allocated to the interest sold on the basis of some equitable apportionment method. This ruling is unclear as to how the holding period is affected by this aggregation concept. This aggregation of tax basis may effectively prohibit a Unitholder from choosing among New LLC Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of New LLC Units. It is not clear whether the ruling applies to publicly-traded partnerships, such as EOTT Energy LLC, the interests in which are evidenced by separate interests. If a Unitholder is considering the purchase of additional New LLC Units or a sale of New LLC Units purchased at differing prices, it should consult its tax advisor as to the possible consequences of this ruling.

     NOTIFICATION REQUIREMENTS ON DISPOSITIONS. A Unitholder who sells or exchanges New LLC Units is required to notify EOTT Energy LLC in writing of the sale or exchange within 30 days of the sale or exchange and, in any event, no later than January 15 of the year following the calendar year that the sale or exchange occurred. EOTT Energy LLC is required to notify the IRS of the transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale through a broker. Additionally, a transferor of a New LLC Unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred that sets forth the date of the sale or exchange, the amount of gain or loss attributable to IRC Section 751 property, and the amount of any gain or loss attributable to capital gain or loss on the sale of the New LLC Units. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     CONSTRUCTIVE TERMINATION ON DISPOSITIONS. As noted above, EOTT Energy LLC will be considered to be terminated if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. In the case of a Unitholder reporting on a fiscal year other than a calendar year, the closing of EOTT Energy LLC's tax year may result in more than twelve months of EOTT Energy LLC's taxable income or loss being includable in its taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money constructively distributed to it (including any net reduction in its share of "partnership nonrecourse liabilities") exceeds the tax basis of its New LLC Units. EOTT Energy LLC may be required to make new elections, including a new election under IRC Section 754, subsequent to the constructive termination. A constructive termination would also result in a deferral of EOTT Energy LLC's deductions for depreciation. In addition, a termination might either accelerate the application of, or subject EOTT Energy LLC to, new tax legislation.

     ALTERNATIVE MINIMUM TAX. Each Unitholder will be required to take into account its distributive share of any items of EOTT Energy LLC's income, gain, loss or deduction for purposes of the alternative minimum tax. A portion of EOTT Energy LLC's depreciation deductions may be treated as an item of tax preference for this purpose. A Unitholder's alternative minimum taxable income derived from EOTT Energy LLC may be higher than its share of EOTT Energy LLC's net income because EOTT Energy LLC may use more accelerated methods of depreciation for purposes of computing Federal taxable income or loss. The minimum tax rate for individuals is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and to 28% on any additional alternative minimum taxable income. Each Unitholder should consult with its tax advisors as to the impact of an investment in New LLC Units on its liability under the alternative minimum tax.

F.  TREATMENT OF CLAIMHOLDERS OTHER THAN NOTEHOLDERS

     The federal income tax consequences of the implementation of the Plan to a Claimholder, other than a Noteholder, will depend upon a number of factors, including whether such Claimholder is deemed to have participated in an exchange for federal income tax purposes, and, if so, whether such exchange transaction constitutes a tax-free recapitalization or a taxable transaction; whether such Claimholder's present debt claim constitutes a "security" for federal income tax purposes; the type of consideration received by such Claimholder in exchange for its allowed claim; and whether such Claimholder reports income on the accrual basis.

     A Claimholder, other than a Noteholder, whose claim is paid in full or otherwise discharged on the Effective Date will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the sum of the money and the fair market value on the Effective Date of any property received by such Claimholder in respect of its claim (excluding any money and property received in respect of a claim for accrued interest that had not been included in income) and (b) the Claimholder's adjusted tax basis in the claim (other than any claim for such accrued interest). A Claimholder's tax basis in property received in exchange for its claim will generally be equal to the fair market value of such property on the Effective Date. The holding period for any such property will begin on the day after the Effective Date.

     Under the Plan, money or property may be distributed or deemed distributed to certain Claimholders with respect to their claims for accrued interest. Holders of claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the sum of any money and the fair market value of any property received with respect to such claims for accrued interest. Holders of claims for accrued interest which have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying claim is held as a capital asset. The tax basis of any property (other than money) received in exchange for claims for accrued interest will equal the fair market value of such property on the Effective Date, and the holding period for any property (other than money) received in exchange for such claims will begin on the day after the Effective Date. The extent to which consideration distributable under the Plan is allocable to interest is not clear. Claimholders are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

     The market discount provisions of the IRC may apply to holders of certain claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. Gain recognized by a holder of a claim with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such debt obligation during such holder's period of ownership, unless such holder elected to include accrued market discount in taxable income currently. A holder of a "market discount bond" that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the debt obligation may be allowed to deduct such interest, in whole or in part, on disposition of such debt obligation.

                                  ARTICLE XII
                                   CONCLUSION

     This Disclosure Statement provides information regarding the Debtors' bankruptcy and the potential benefits that might accrue to holders of Claims against and Equity Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors and their advisors to provide the holders of Allowed Claims and Allowed Equity Interests with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim against and Equity Interest in the Debtors with an opportunity to receive greater benefits than those that would be received by any other alternative. The Debtors, therefore, urge interested parties to vote in favor of the Plan.

DATED: December 6, 2002.

                                          EOTT ENERGY PARTNERS, L.P.

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              President and Chief Executive
                                              Officer, of EOTT Energy Corp., its
                                              general partner

                                          EOTT ENERGY FINANCE CORP.

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              President and Chief Executive
                                              Officer

                                          EOTT ENERGY GENERAL PARTNER, LLC

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              President and Chief Executive
                                              Officer

                                          EOTT ENERGY OPERATING
                                          LIMITED PARTNERSHIP

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              as President and Chief Executive
                                              Officer of EOTT Energy General
                                              Partner, LLC, its general partner

                                          EOTT ENERGY PIPELINE
                                          LIMITED PARTNERSHIP

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              as President and Chief Executive
                                              Officer of EOTT Energy General
                                              Partner, LLC, its general partner

                                          EOTT ENERGY CANADA
                                          LIMITED PARTNERSHIP

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              as President and Chief Executive
                                              Officer of EOTT Energy General
                                              Partner, LLC, its general partner

                                          EOTT ENERGY LIQUIDS, L.P.

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              as President and Chief Executive
                                              Officer of EOTT Energy General
                                              Partner, LLC, its general partner

                                          EOTT ENERGY CORP.

                                               /s/ Dana R. Gibbs
                                          --------------------------------------
                                          By: Dana R. Gibbs
                                            ------------------------------------
                                              as President and Chief Executive
                                              Officer

                       EXHIBIT A TO DISCLOSURE STATEMENT

                 THIRD AMENDED JOINT CHAPTER 11 PLAN OF DEBTORS


Filed separately as Exhibit 2.1 to the Form 8-K filed by EOTT Energy Partners, L.P. on December 17, 2002.

                       EXHIBIT B TO DISCLOSURE STATEMENT

    ORDER UNDER 11 U.S.C. SEC. 1125 AND FED. R. BANKR. P. 3017 (i) APPROVING DISCLOSURE STATEMENT, (ii) FIXING TIME FOR FILING ACCEPTANCES OR REJECTIONS
      OF JOINT CHAPTER 11 PLAN AND (iii) ESTABLISHING PROCEDURES RELATING
                    TO THE SOLICITATION OF VOTES ON THE PLAN

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                            CORPUS CHRISTI DIVISION

In re:                                     )
                                           )
EOTT ENERGY PARTNERS, L.P.                 )     CASE NO. 02-21730
                                           )
EOTT ENERGY FINANCE CORP.                  )     CASE NO. 02-21731
                                           )
EOTT ENERGY GENERAL PARTNER, L.L.C.        )     CASE NO. 02-21732
                                           )
EOTT ENERGY OPERATING LIMITED PARTNERSHIP  )     CASE NO. 02-21733
                                           )
EOTT ENERGY PIPELINE LIMITED PARTNERSHIP   )     CASE NO. 02-21735
                                           )
EOTT ENERGY CANADA LIMITED PARTNERSHIP     )     CASE NO. 02-21734
                                           )
EOTT ENERGY LIQUIDS, L.P.                  )     CASE NO. 02-21736
                                           )
EOTT ENERGY CORP.                          )     CASE NO. 02-21788
                                           )
                 Debtors                   )     (Jointly Administered under Case
                                           )     No. 02-21730)

           ORDER UNDER 11 U.S.C. SEC. 1125 AND FED. R. BANKR. P. 3017
            (I) APPROVING DISCLOSURE STATEMENT, (II) FIXING TIME FOR
                 FILING ACCEPTANCES OR REJECTIONS OF THE JOINT
               CHAPTER 11 PLAN, AND (III) ESTABLISHING PROCEDURES
               RELATING TO THE SOLICITATION OF VOTES ON THE PLAN

     The Court has considered the Third Amended Disclosure Statement under 11 U.S.C. sec. 1125 in Support of the Joint Chapter 11 Plan of the Debtors (the "Disclosure Statement") and proposed solicitation materials (the "Solicitation Materials") filed pursuant to the Notice Regarding Solicitation Materials and Proposed Order Approving Disclosure Statement in Support of Joint Chapter 11 Plan (the "Notice of Solicitation Materials"). The Court finds that notice of the hearing on the Disclosure Statement was adequate under the United States Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of this Court, and the Order and Notice for Hearing on Disclosure Statement entered by this Court. The Court further finds that, in accordance with Bankruptcy Code section 1125, the Disclosure Statement contains "adequate information" regarding the Third Amended Joint Chapter 11 Plan of Debtors (the "Plan"), and the Disclosure Statement and Solicitation Materials should therefore be approved. Accordingly, it is ORDERED:

I. APPROVAL OF DISCLOSURE STATEMENT AND SOLICITATION MATERIALS AND SETTING OF RELEVANT DATES

     1. The Disclosure Statement is APPROVED as containing information of a kind, and in sufficient detail, enabling a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment concerning the Plan. All objections to the Disclosure Statement that were not voluntarily withdrawn are OVERRULED.

     2. The Solicitation Materials, including the Common Unit Disclosure Statement, Ad Valorem Taxing Authority Disclosure Statement, and RO/WIO Disclosure Statement (as those terms are defined below), are APPROVED in substantially the form attached to the Notice of Solicitation Materials. The Solicitation

Materials may also include a solicitation letter from the Official Committee of Unsecured Creditors supporting the Plan.

     3. The hearing on confirmation of the Plan will be held on JANUARY 30, 2003 AT 10:00 A.M. CENTRAL STANDARD TIME, before U.S. Bankruptcy Judge Richard
S. Schmidt, U.S. Bankruptcy Court, 1133 North Shoreline Blvd., Corpus Christi, Texas 78401.

     4. The deadline for filing with the Court and serving written objections to confirmation of the Plan is JANUARY 23, 2003 AT 4:00 P.M. CENTRAL STANDARD TIME (the "Objection Deadline"). The mailing address for the Court is United States Bankruptcy Court, Southern District of Texas, Corpus Christi Division, 1133 North Shoreline Blvd., Corpus Christi, Texas 78401. Any objections to the Plan must specifically allege the nature of the objection(s) to the Plan. Objections to the Plan must be served (whether by United States mail, facsimile, or hand delivery) in sufficient time so as to be actually received by the Objection Deadline. Objections to confirmation of the Plan that are not timely and properly filed and served in accordance wit this Order will not be considered by the Court. Objections to the Plan shall be served on the following:

        a.  The Debtors

            Molly Sample, Esq.
            EOTT Energy Partners, LP
            2000 West Sam Houston Parkway South, Suite 400
            Houston, Texas 77042
            Fax: (713) 993-5813

        b.  Counsel for Debtors:

            Trey A. Monsour, Esq.
            Haynes and Boone, LLP
            901 Main Street, Suite 3100
            Dallas, Texas 75202
            Fax: (214) 651-5940

        c.  Counsel for the Official Unsecured Creditors Committee:

            Evelyn H. Biery, Esq.
            Fulbright & Jaworski, L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas 77095
            Fax: (713) 651-5246

        d.  The U.S. Trustee

            Barbara Jue, Esq.
            606 N. Carancachua, Suite 1107
            Corpus Christi, Texas 78476

        e.  Counsel for Standard Chartered Bank

            Tina L. Brozman, Esq.
            Bingham McCutchen, LLP
            399 Park Avenue
            New York, New York 10022-4689
            Fax: (212) 702-3627

                           -and-

            Karen Ostad, Esq.
            Lovells
            900 Third Avenue, 16(th) Floor
            New York, New York 10022
            Fax: (212) 909-0666

II. PROVISIONS RELATING TO SOLICITATION OF THE PLAN

     A.  GENERAL

     5. Except as otherwise provided in this Order, on or before December 17, 2002 (the "Solicitation Deadline"), the Debtors or their tabulation agent (the "Tabulation Agent") shall transmit (by United States Mail) a Solicitation Package (as defined below) to be served on (a) all creditors listed in the Debtors' schedules of liabilities (as amended) filed with the Court (unless, with respect to any such creditor, the creditor was (i) listed as disputed, contingent, or unliquidated, (ii) the bar date applicable to such creditor for filing a proof of claim has elapsed, and (iii) such creditor did not file a timely proof of claim); (b) all parties who timely file or have already filed proofs of claim with the Clerk of the Court that have not been finally disallowed; (c) all parties who have filed valid notices of transfers of claims pursuant to Bankruptcy Rule 3001(e); (d) all parties to executory contracts or unexpired leases with the Debtors that have already been rejected pursuant to an Order entered during the Case; (e) all parties in interest who have requested special notice; and (f) the United States Trustee.

     6. The "Solicitation Package" shall be composed of the following documents: (i) a copy of this Order; (ii) the Disclosure Statement and Plan;
(iii) an appropriate form of ballot, substantially in a form included in the Solicitation Materials; (iv) the solicitation letter from the Debtors; (v) if applicable, the solicitation letter from the Committee; and (vi) a postage-prepaid return envelope.

     B.  HOLDERS OF SENIOR NOTES AND CLASS 7.1A COMMON UNITS

     7. December 6, 2002 is established as the "Voting Record Date" for purposes of establishing the holders of the $235 million aggregate principal amount of 11% Senior Notes due 2009 (the "Senior Notes") and holders of Class 7.1A Common Units entitled to vote on the Plan. By December 13, 2002, the Depository Trust Company, the holder of the Senior Note, shall furnish the Debtors or the Tabulation Agent with (i) a list or mailing labels containing the names and addresses of the registered holders of the Senior Notes and (ii) the principal amount of Senior Notes held by each registered holder on the Voting Record Date.

     8. On or before the Solicitation Deadline, the Debtors or the Tabulation Agent shall transmit (by United States Mail) the Solicitation Package to any person who is a "record holder" on the Voting Record Date of the Senior Notes (i.e., a person shown as the registered holder of Senior Notes in the registry maintained by an indenture trustee or a registrar of the Senior
Notes) -- including any bank, agent, broker or other nominee who holds Senior Notes in its name (the "Senior Note Nominal Holder" or "Senior Note Nominee") for a beneficial holder or holders.

     9. On or before the Solicitation Deadline, the Debtors or the Tabulation Agent shall transmit (by United States Mail) the "Common Unit Solicitation Package" (as defined below) to any person who is a "record holder" on the Voting Record Date of Class 7.1A Common Units (i.e., a person shown as the registered holder of Class 7.1A Common Units by a transfer agent of the Class 7.1A Common Units) -- including any bank, agent, broker or other nominee who holds Class 7.1A Common Units in its name (collectively with the Senior Note Nominal Holder or Senior Note Nominee, the "Nominal Holder" or "Nominee") for a beneficial holder or holders. The Debtors are entitled to rely solely on the records of the transfer agent in determining the record holders of Class 7.1A Common Units on the Voting Record Date. The "Common Unit Solicitation Package" shall be composed of the following documents: (i) a copy of this Order; (ii) the Shortened Disclosure Statement and Notice Pursuant to 11 U.S.C. sec. 1125(c) for Solicitation of Holders of Common Units of EOTT Energy Partners, L.P. in Connection with the Third Amended Joint Chapter 11 Plan of the Debtors, Combined with Plan Summary (the "Common Unit Disclosure Statement"); (iii) an appropriate form of ballot, substantially in a form included in the Solicitation Materials; (iv) the solicitation letter from the Debtors; (v) if applicable, the solicitation letter from the Committee; and (vi) a postage-prepaid return envelope.

     10. A Nominee shall, on receipt of the Solicitation Packages and/or Common Unit Solicitation Packages, promptly forward the Solicitation Packages to the beneficial owners so that such beneficial owner may vote on the Plan. Nominal Holders will have two options for obtaining the votes of beneficial owners of Senior Notes or of the Class 7.1A Common Units, consistent with usual customary practices for obtaining the votes of securities held in street name: (i) the Nominal Holder may prevalidate the individual ballot contained in the Solicitation Package (by indicating that the record holders of the Senior Notes or Class 7.1A Common Units voted, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the Solicitation Package onto the beneficial owner of the Senior Notes or Class 7.1A Common Units. The beneficial owner shall then indicate its acceptance or rejection of the Plan and otherwise indicate his choices to the extent requested to do so on the ballot, and then return the individual ballot directly to the Tabulation Agent in the return envelope to be provided in the Solicitation Package by the Voting Deadline or (ii) the Nominal Holder may forward the Solicitation Package to the beneficial owner of the Senior Notes or Class 7.1A Common Units for voting, along with a return envelope provided by and addressed to the Nominal Holder, with the beneficial owner then returning the individual ballot to the Nominal Holder by the Voting Deadline. The Nominal Holder will subsequently summarize the votes, including, at a minimum, the number of beneficial holders voting to accept and to reject the Plan who submitted ballots to the Nominal Holder and the amount of such Senior Notes or Class 7.1A Common Units so voted, in a form of master ballot and/or affidavit (the "Affidavit of Voting Results"), and then return the Affidavit of Voting Results to the Tabulation Agent within two (2) business days after the Voting Deadline. By submitting an Affidavit of Voting Results, each such Nominal Holder certifies that the Affidavit of Voting Results accurately reflects votes from its beneficial owners holding such Senior Notes or Class 7.1A Common Units as of the Voting Record Date.

     11. Pursuant to 28 U.S.C. sec.sec. 157 and 1334, 11 U.S.C. sec. 105, and Bankruptcy Rules 1007(i) and (j), the Nominees shall maintain the individual ballots of its beneficial owners and evidence of authority to vote on behalf of such beneficial owners. No such ballots shall be destroyed or otherwise disposed of or made unavailable without such action first being approved by prior order of the Bankruptcy Court.

     12. In the event that ballots are submitted by beneficial owners of Senior Notes or of Class 7.1A Common Units directly to the Nominees (as opposed to the Tabulation Agent), (i) such ballots must be received by the Nominees by the Voting Deadline in order to be counted, and (ii) the Affidavits of Voting Results required of the Nominees then must be received by the Tabulation Agent within two (2) business days after the Voting Deadline, and may be sent by facsimile transmission, provided that an original, signed Affidavit of Voting Results is also sent by the Nominee to the Tabulation Agent as soon as practicable thereafter.

     13. The Debtors shall provide for reimbursement, as an administrative expense, of all the reasonable expenses of Nominal Holders in distributing the Solicitation Packages to the beneficial security holders.

     C.  AD VALOREM TAXING AUTHORITIES

     14. Notwithstanding any other provision of this Order, on or before the Solicitation Deadline, the Debtors or the Tabulation Agent shall transmit (by United States Mail) the "Ad Valorem Taxing Authority

Solicitation Package" (as defined below) to any holder of a Secured Tax Claim. The "Ad Valorem Taxing Authority Solicitation Package" shall be composed of the following documents: (i) a copy of this Order; (ii) the Shortened Disclosure Statement and Notice Pursuant to 11 U.S.C. sec. 1125(c) for Solicitation of Holders of Ad Valorem Tax Claims Against the Debtors in Connection with the Third Amended Joint Chapter 11 Plan of the Debtors, Combined with Plan Summary (the "Ad Valorem Taxing Authority Disclosure Statement"); (iii) an appropriate form of ballot, substantially in a form included in the Solicitation Materials;
(iv) the solicitation letter from the Debtors; (v) if applicable, the solicitation letter from the Committee; and (vi) a postage-prepaid return envelope.

     D.  ROYALTY OWNERS AND WORKING INTEREST OWNERS

     15. Notwithstanding any other provision of this Order, on or before the Solicitation Deadline, the Debtors or the Tabulation Agent shall transmit (by United States Mail) the "RO/WIO Solicitation Package" (as defined below) to royalty owners or lessors or a working interest owner on one or more oil or gas leases from which one of the Debtors has in the past purchased, or currently purchases, crude oil (as reflected on the Debtors' books and records). The "RO/WIO Solicitation Package" shall be composed of the following documents: (i) a copy of this Order; (ii) the Shortened Disclosure Statement and Notice Pursuant to 11 U.S.C. sec. 1125(c) for Solicitation of Royalty Owners and Working Interest Owners in Connection with the Third Amended Joint Chapter 11 Plan of the Debtors, Combined with Plan Summary (the "RO/WIO Disclosure Statement"); (iii) an appropriate form of ballot, substantially in a form included in the Solicitation Materials; (iv) the solicitation letter from the Debtors; (v) if applicable, the solicitation letter from the Committee; and (vi) a postage-prepaid return envelope.

III.  MISCELLANEOUS PROVISIONS

     16. Debtors are authorized to (i) update the Disclosure Statement, the Common Unit Disclosure Statement, the Ad Valorem Taxing Authority Disclosure Statement, and the RO/WIO Disclosure Statement (collectively, the "Disclosure Statements") with postpetition events and (ii) make other administerial, non-substantive modifications (including the correction of typographical and mathematical errors and the addition of pertinent dates and deadlines established by the Court) to the Disclosure Statements, the Plan, and the Solicitation Materials prior to service of those documents without further approval of the Court. Debtors are authorized to make further non-material modifications to the Solicitation Materials.

     17. Service of the various Solicitation Packages shall be by first class mail, addressed to the party at the address listed in the request for special notices, proof of claim, or notice of transfer of claim, or, if none of these items has been filed by such party, at the address contained in the Debtors' books and records (or, in the case of the Senior Notes, in the books and records of the Indenture Trustee or a registrar of the Senior Notes such as Depository Trust Corporation or, in the case of the Common Units, in the books and records of a transfer agent of the Common Units or other registrar of the Common Units).

     18. The Debtors shall not be required to serve any Solicitation Package on any entity for which the notice of the hearing on the approval of the Disclosure Statement has been returned by the United States Postal Service as undeliverable, unless the Debtors receive an accurate address for such addressee. Notwithstanding anything else in this Order, the Debtors shall not serve any Solicitation Package on any entity (including a so-called "critical vendor," crude oil supplier, raw material supplier or trade partners) whose prepetition claim was fully and completely paid by the Debtors during this Case pursuant to that certain order dated October 9, 2002, entered in response to the Debtors' Emergency Motion for Authority to Pay or Honor Prepetition Obligations to Critical Customers and Vendors Including Crude Oil Suppliers, Raw Materials Suppliers and Trade Partners, and the payment of which eliminated any prepetition claim held by such entities. The Debtors shall not pay "critical vendors" for any unpaid amounts after the Confirmation Hearing Date.

     19. The Debtors shall not be required to provide any part of any Solicitation Package to any creditor (or alleged creditor) (a) whose Claim has either not been scheduled or has been scheduled as disputed, contingent, or unliquidated and the bar date applicable to such creditor for filing a proof of claim has passed, and such creditor did not file a timely proof of claim; (b) who filed a proof of claim with the Clerk of the Court that was subsequently disallowed and all appeals have been exhausted; (c) who may allege it is the transferee of a Claim but has not filed a notice of transfer of claim, to the extent required by Bankruptcy Rule 3001(e); provided, however, that the Debtors shall cause Solicitation Packages to be served on (a) all parties to executory contracts or leases with the Debtors that have already been rejected in the Case; (b) all registered holders of the Senior Notes pursuant to paragraph 8 of this Order; and (c) all registered holders of Common Units pursuant to paragraph 9 of this Order.

     20. With regard to parties to executory contracts or unexpired leases with the Debtors that have not already been rejected or assumed during the Case, the Debtors shall not be required to provide any part of any Solicitation Package to such parties (unless specifically requested in writing). Rather, consistent with
Article 5 of the Plan, such parties shall receive a notice at least fifteen (15) days prior to the date that the confirmation hearing commences which notice shall contain: (a) the list of executory contracts and unexpired leases proposed to be rejected pursuant to the Plan (the "Rejection Schedule"); (b) information regarding the procedure and deadline to file a rejection damaged claim; (c) language informing all parties that are not on the Rejection Schedule that their executory contracts and unexpired leases are proposed to be assumed pursuant and subject to the Plan; (d) a listing of any proposed "cure" amounts that the Debtors believe are associated with any particular executory contract or unexpired lease being assumed; (e) language informing parties how they may dispute or assert a "cure" amount or otherwise oppose either an assumption or rejection proposed by the Debtors; and (f) information regarding how a party may obtain a full Solicitation Package.

     21. With regard to parties that have not filed proofs of claim as of the December 17, 2002 Solicitation Deadline (and who would not otherwise be entitled to receive a Solicitation Package) but who timely file a proof of claim thereafter, the following procedures are approved: (a) the Debtors and/or their Tabulation Agent shall check the proofs of claim register every Friday between the Solicitation Deadline and the Confirmation Hearing (December 20, December 27, January 3, January 10, January 17, and January 24) and shall mail out on such dates Solicitation Packages to any new parties who are determined to have timely filed proofs of claim after the Solicitation Deadline, and such notice to such parties shall be deemed reasonable under the circumstances pursuant to the Bankruptcy Code and Rules.

     22. The deadline for submitting ballots accepting or rejecting the Plan is JANUARY 23, 2003 AT 4:00 P.M. CENTRAL STANDARD TIME (the "Voting Deadline"). Except with regard to beneficial holders of Senior Notes or of Class 7.1A Common Units voting through a Nominee, to be counted, Ballots must be received (either by mail or hand delivery) by the Voting Deadline at the following address:

        Logan & Company, Inc.
        Attn:  EOTT Balloting Center
        546 Valley Road, Second Floor
        Montclair, New Jersey 07043

     23. The balloting and voting procedures described in Article 3 of the Disclosure Statement are APPROVED. The Debtors and other interested parties may seek further clarification from the Court on the vote tabulation and solicitation processes, and retain the right to object or raise any issue regarding any ballot.

     24. The Debtors are permitted to use the services of Logan & Company, Inc. as mailout and Tabulation Agent and it will be reimbursed, as an administrative expense, for its reasonable fees and expenses in connection therewith in accordance with the procedures previously approved for it in their case. The Debtors are also permitted to use the services of Bowne in connection with printing the Solicitation Materials and the services of DF King as a solicitation agent for the Senior Notes and Common Units and the Debtors shall provide for reimbursement, as an administrative expense, of all reasonable expenses of Bowne and DF King in providing these services.

     25. Any objections, comments, or responses not timely filed and served in accordance with this Order will be deemed waived.

     Signed: December 6, 2002.

                                                  /s/ RICHARD SCHMIDT
                                          --------------------------------------
                                          UNITED STATES BANKRUPTCY JUDGE
                                          HONORABLE RICHARD S. SCHMIDT

                       EXHIBIT C TO DISCLOSURE STATEMENT
                              ORGANIZATIONAL CHART

                                  [FLOW CHART]

                       EXHIBIT D TO DISCLOSURE STATEMENT

                FINANCIAL PROJECTIONS AND NOTES AND ASSUMPTIONS

     Balance Sheet EOTT Busplan 100802.06 Final e-mail.xls
                             EOTT ENERGY PARTNERS, L.P.

                                             BALANCE SHEET
       PROJECTED BALANCE SHEET                 12/31/2001       1/31/2002        2/28/2002       3/31/2002        4/30/2002
                                             ---------------------------------------------------------------------------------
       ASSETS
       CURRENT ASSETS
       Cash                                  $    2,941,000   $      637,000   $   4,034,000   $      617,000   $    2,815,000
       Accounts Receivable-Trade net            495,896,000      432,594,000     398,112,000      455,696,000      424,476,000
       Restricted Cash
       Inventory                                 89,685,000       65,454,000      74,510,000       94,514,000       90,303,000
       Prepaid Expenses                          31,650,000       29,740,000      29,676,000       23,535,000       23,735,000
                                             ---------------------------------------------------------------------------------
       Total current assets                     620,172,000      528,425,000     506,332,000      574,362,000      541,329,000
       Property, Plant & Equipment
       Property, Plant & Equipment              656,993,000      661,942,000     664,834,000      664,752,000      667,131,000
       Construction-in-Progress
       Accumulated Depreciation                (191,118,000)    (193,989,000)   (196,789,000)    (199,544,000)    (202,421,000)
                                             ---------------------------------------------------------------------------------
       PP&E, Net                                465,875,000      467,953,000     468,045,000      465,208,000      464,710,000
       Deposits & Other                          14,463,000       15,900,000      19,958,000       19,760,000       20,203,000
                                             ---------------------------------------------------------------------------------
       Total Assets                           1,100,510,000    1,012,278,000     994,335,000    1,059,330,000    1,026,242,000
                                             =================================================================================
       LIABILITIES & SHAREHOLDERS' EQUITY
       CURRENT LIABILITIES
       Trade Payables                           336,143,000      234,443,000     239,396,000      252,570,000      243,811,000
       Accrued Liabilities                      187,502,000      207,819,000     194,825,000      214,979,000      212,123,000
       Liabilities Subject to Compromise               --               --              --               --               --
       Accrued Payroll                            8,590,000        7,850,000       8,723,000        9,474,000        9,430,000
       Accrued Taxes                              8,846,000        8,099,000       9,306,000       10,867,000       11,101,000
       Other Current                             51,646,000       48,746,000      54,269,000       59,125,000       40,442,000
       Payable to Affiliates                     37,681,000       35,260,000      35,525,000       40,228,000       37,560,000
                                             ---------------------------------------------------------------------------------
       TOTAL CURRENT LIABILITES                 630,408,000      542,217,000     542,044,000      587,243,000      554,467,000
       LONG TERM LIABILITIES
       Loan Balance Standard Charter            182,500,000      182,800,000     180,500,000      190,000,000      187,600,000
       Loan Balance Term 1
       Loan Balance Term 2
        Senior Notes                            235,000,000      235,000,000     235,000,000      235,000,000      235,000,000
        General Unsecured Creditors
        Property Taxes
        Refinance of Term 1 & 2
        Enron Affiliate Payable
        Other                                     5,316,000        1,500,000       2,050,000        6,858,000        6,906,000
       Partnership Interest                       9,318,000       13,633,000       9,634,000        9,318,000        9,318,000
                                             ---------------------------------------------------------------------------------
                                                432,134,000      432,933,000     427,184,000      441,176,000      438,824,000
       PARTNERS' CAPITAL
       Common Unitholders                         2,685,000        2,132,000      (2,487,000)      (2,487,000)      (2,135,000)
       Subordinated Unitholders                  29,155,000       28,885,000      22,000,000       27,467,000       29,057,000
       General Partner                            6,128,000        6,111,000       5,594,000        5,931,000        6,029,000
       New Equity --   Bondholders
       New Equity
       Retained Earnings/(Loss)
                                             ---------------------------------------------------------------------------------
                                                 37,968,000       37,128,000      25,107,000       30,911,000       32,951,000
                                             ---------------------------------------------------------------------------------
       Total Liabilities & Partners' Equity   1,100,510,000    1,012,278,000     994,335,000    1,059,330,000    1,026,242,000
                                             ---------------------------------------------------------------------------------
       SUMMARY OF OFF-BALANCE SHEET AMOUNTS
        Letters of Credits Issued and
         Outstanding                         $  260,000,000   $  260,000,000   $ 260,000,000   $  260,000,000   $  260,000,000
                                             ---------------------------------------------------------------------------------
       TOTAL OF OFF BALANCE SHEET AMOUNTS    $  260,000,000   $  260,000,000   $ 260,000,000   $  260,000,000   $  260,000,000
                                             ---------------------------------------------------------------------------------


       PROJECTED BALANCE SHEET                  5/31/2002        6/30/2002       7/31/2002       8/31/2002       9/30/2002
                                              ------------------------------------------------------------------------------
       ASSETS
       CURRENT ASSETS
       Cash                                   $    5,850,000   $   6,088,000   $   6,088,000   $   6,088,000   $   6,088,000
       Accounts Receivable-Trade net             534,922,000     423,016,000     404,747,927     445,783,940     426,363,782
       Restricted Cash
       Inventory                                  36,676,000      24,022,000      24,022,000      24,022,000      24,022,000
       Prepaid Expenses                           21,929,000      25,916,000      25,468,063      25,076,686      26,687,110
                                              ------------------------------------------------------------------------------
       Total current assets                      599,377,000     479,042,000     460,325,990     500,970,626     483,160,892
       Property, Plant & Equipment
       Property, Plant & Equipment               670,301,999     661,957,000     661,957,000     663,957,000     665,957,000
       Construction-in-Progress
       Accumulated Depreciation                 (205,219,000)   (199,825,000)   (202,886,220)   (205,947,440)   (209,008,660)
                                              ------------------------------------------------------------------------------
       PP&E, Net                                 465,082,999     462,132,000     459,070,780     458,009,560     456,948,340
       Deposits & Other                           20,335,000      19,877,000      19,877,000      19,877,000      19,877,000
                                              ------------------------------------------------------------------------------
       Total Assets                            1,084,794,999     961,051,000     939,273,770     978,857,186     959,986,232
                                             ===============================================================================

       LIABILITIES & SHAREHOLDERS' EQUITY
       CURRENT LIABILITIES
       Trade Payables                            300,981,000     235,314,000     219,322,463     259,200,045     243,906,987
       Accrued Liabilities                       218,193,000     190,392,109     190,392,109     190,392,109     190,392,109
       Liabilities Subject to Compromise                --              --              --              --              --
       Accrued Payroll                             9,317,000      12,318,000      11,831,231      11,874,191      11,966,774
       Accrued Taxes                              12,147,000      11,340,000      11,892,754      12,524,483      13,156,212
       Other Current                              37,394,000      35,466,000      40,731,513      43,317,748      44,768,877
       Payable to Affiliates                      37,111,000      39,491,000      38,877,275      38,263,941      38,295,602
                                              ------------------------------------------------------------------------------
       TOTAL CURRENT LIABILITES                  615,143,000     524,321,109     513,047,346     555,572,517     542,486,560
       LONG TERM LIABILITIES
       Loan Balance Standard Charter             189,800,000     160,908,891     157,444,217     160,244,826     165,619,939
       Loan Balance Term 1
       Loan Balance Term 2
        Senior Notes                             235,000,000     235,000,000     235,000,000     235,000,000     235,000,000
        General Unsecured Creditors
        Property Taxes
        Refinance of Term 1 & 2
        Enron Affiliate Payable
        Other                                      7,002,000       7,875,000       7,875,000       7,875,000       7,875,000
       Partnership Interest                        9,318,000       9,318,000       9,318,000       9,318,000       9,318,000
                                              ------------------------------------------------------------------------------
                                                 441,120,000     413,101,891     409,637,217     412,437,826     417,812,939
       PARTNERS' CAPITAL
       Common Unitholders                         (2,135,000)     (2,135,000)     (2,135,000)     (2,135,000)     (2,135,000)
       Subordinated Unitholders                   24,894,000      20,275,000      20,275,000      20,275,000      20,275,000
       General Partner                             5,773,000       5,488,000       5,488,000       5,488,000       5,488,000
       New Equity --   Bondholders
       New Equity
       Retained Earnings/(Loss)                                                   (7,038,792)    (12,781,157)    (23,941,266)
                                              ------------------------------------------------------------------------------
                                                  28,532,000      23,628,000      16,589,208      10,846,843        (313,266)
                                              ------------------------------------------------------------------------------
       Total Liabilities & Partners' Equity    1,084,795,000     961,051,000     939,273,770     978,857,186     959,986,232
                                             ===============================================================================

       SUMMARY OF OFF-BALANCE SHEET AMOUNTS
        Letters of Credits Issued and
         Outstanding                          $  260,000,000   $ 260,000,000   $ 263,200,000   $ 267,519,942   $ 280,879,045
                                              ------------------------------------------------------------------------------
       TOTAL OF OFF BALANCE SHEET AMOUNTS     $  260,000,000   $ 260,000,000   $ 263,200,000   $ 267,519,942   $ 280,879,045
                                             ===============================================================================



       PROJECTED BALANCE SHEET                 10/31/2002      11/30/2002      12/31/2002
                                              ---------------------------------------------
       ASSETS
       CURRENT ASSETS
       Cash                                   $   6,088,000   $   6,088,000   $   6,088,000
       Accounts Receivable-Trade net            416,407,500     398,583,472     404,423,698
       Restricted Cash                                                                 --
       Inventory                                 24,022,000      24,022,000      24,022,000
       Prepaid Expenses                          31,607,422      31,197,041      30,789,836
                                              ---------------------------------------------
       Total current assets                     478,124,923     459,890,512     465,323,535
       Property, Plant & Equipment
       Property, Plant & Equipment              668,457,000     670,957,000     673,257,000
       Construction-in-Progress
       Accumulated Depreciation                (212,069,880)   (215,131,100)   (218,192,320)
                                              ---------------------------------------------
       PP&E, Net                                456,387,120     455,825,900     455,064,680
       Deposits & Other                          20,439,500      20,252,000      20,064,500
                                              ---------------------------------------------
       Total Assets                             954,951,543     935,968,412     940,452,715
                                             ==============================================
       LIABILITIES & SHAREHOLDERS' EQUITY
       CURRENT LIABILITIES
       Trade Payables                           228,877,941     211,541,332     215,912,092
       Accrued Liabilities                      160,260,109     160,260,109     160,260,109
       Liabilities Subject to Compromise         30,132,000      28,132,000      28,132,000
       Accrued Payroll                           11,944,369      12,016,557      12,158,416
       Accrued Taxes                             13,787,941      14,419,669      15,051,398
       Other Current                             48,356,747      51,068,825      53,516,799
       Payable to Affiliates                     38,327,262      34,177,262      34,177,262
                                              ---------------------------------------------
       TOTAL CURRENT LIABILITES                 531,686,369     511,615,755     519,208,076
       LONG TERM LIABILITIES
       Loan Balance Standard Charter            104,916,068     115,669,263     120,931,370
       Loan Balance Term 1                       50,000,000      50,000,000      50,000,000
       Loan Balance Term 2                       25,000,000      25,000,000      25,000,000
        Senior Notes                            235,000,000     235,000,000     235,000,000
        General Unsecured Creditors
        Property Taxes
        Refinance of Term 1 & 2
        Enron Affiliate Payable
        Other                                     7,875,000       7,875,000       7,875,000
       Partnership Interest                       9,318,000       9,318,000       9,318,000
                                              ---------------------------------------------
                                                432,109,068     442,862,263     448,124,370
       PARTNERS' CAPITAL
       Common Unitholders                        (2,135,000)     (2,135,000)     (2,135,000)
       Subordinated Unitholders                  20,275,000      20,275,000      20,275,000
       General Partner                            5,488,000       5,488,000       5,488,000
       New Equity --   Bondholders
       New Equity
       Retained Earnings/(Loss)                 (32,471,894)    (42,137,606)    (50,507,732)
                                              ---------------------------------------------
                                                 (8,843,894)    (18,509,606)    (26,879,732)
                                              ---------------------------------------------
       Total Liabilities & Partners' Equity     954,951,543     935,968,412     940,452,715
                                             ==============================================

       SUMMARY OF OFF-BALANCE SHEET AMOUNTS
        Letters of Credits Issued and
         Outstanding                          $ 299,058,859   $ 296,081,883   $ 290,109,994
                                              ---------------------------------------------
       TOTAL OF OFF BALANCE SHEET AMOUNTS     $ 299,058,859   $ 296,081,883   $ 290,109,994
                                             ==============================================


                       DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

                                                                          1 of 4

     Balance Sheet EOTT Busplan 100802.06 Final e-mail.xls
                             EOTT ENERGY PARTNERS, L.P.

                                                             FRESH START
       PROJECTED BALANCE SHEET                 1/31/2003       2/1/2003      2/28/2003      3/31/2003      4/30/2003
                                             -------------------------------------------------------------------------
       ASSETS
       CURRENT ASSETS
       Cash                                  $   6,088,000   $  6,088,000   $       --     $       --     $       --
       Accounts Receivable-Trade net           379,304,339    379,304,339    360,374,267    392,271,263    402,017,227
       Restricted Cash                                --             --             --             --             --
       Inventory                                24,022,000     24,022,000     24,022,000     24,022,000     24,022,000
       Prepaid Expenses                         30,307,632     23,605,632     17,801,427     16,269,223     19,387,018
                                             -------------------------------------------------------------------------
       Total current assets                    439,721,971    433,019,971    402,197,694    432,562,486    445,426,245
       Property, Plant & Equipment
       Property, Plant & Equipment             673,757,000    413,182,951    413,682,951    414,182,951    415,682,951
       Construction-in-Progress                       --                            --             --             --
       Accumulated Depreciation               (221,255,813)          --       (2,298,239)    (4,599,255)    (6,908,605)
                                             -------------------------------------------------------------------------
       PP&E, Net                               452,501,187    413,182,951    411,384,712    409,583,696    408,774,346
       Deposits & Other                         19,877,000           --        1,888,889      1,777,778      1,666,667
                                                      --                            --             --             --
                                             -------------------------------------------------------------------------
       Total Assets                            912,100,157    846,202,922    815,471,296    843,923,960    855,867,258
                                             =========================================================================
       LIABILITIES & SHAREHOLDERS' EQUITY
       CURRENT LIABILITIES
       Trade Payables                          192,599,762    192,599,762    171,799,773    201,660,036    209,554,472
       Accrued Liabilities                     160,260,109    160,260,109    160,260,109    160,260,109    160,260,109
       Liabilities Subject to Compromise        28,132,000      1,500,000           --             --             --
       Accrued Payroll                          11,516,239     11,516,239     11,477,804     11,617,421     11,537,024
       Accrued Taxes                            15,625,122      5,782,000      6,355,724      6,434,448      6,898,172
       Other Current                            54,977,888     14,356,180     15,173,353     13,377,761     14,537,149
       Payable to Affiliates                    34,177,262           --             --             --             --
                                             -------------------------------------------------------------------------
       TOTAL CURRENT LIABILITES                497,288,383    386,014,291    365,066,763    393,349,775    402,786,925
       LONG TERM LIABILITIES
       Loan Balance Standard Charter           124,720,251    124,720,251    120,152,000    122,745,029    126,324,270
       Loan Balance Term 1                      50,000,000     50,000,000     50,000,000     50,000,000     50,000,000
       Loan Balance Term 2                      25,000,000     25,000,000     25,000,000     25,000,000     25,000,000
        Senior Notes                           235,000,000    100,000,000    100,833,333    101,666,667    102,500,000
        General Unsecured Creditors                             4,000,000      4,000,000      4,000,000      4,000,000
        Property Taxes                                          9,843,122      9,843,122      9,843,122      9,843,122
        Refinance of Term 1 & 2
        Enron Affiliate Payable                                 6,200,000      6,200,000      6,200,000      6,200,000
        Other                                    7,875,000           --             --             --             --
       Partnership Interest                      9,318,000      1,250,000           --             --             --
                                             -------------------------------------------------------------------------
                                               451,913,251    321,013,373    316,028,455    319,454,818    323,867,393
       PARTNERS' CAPITAL
       Common Unitholders                       (2,135,000)          --             --             --             --
       Subordinated Unitholders                 20,275,000           --             --             --             --
       General Partner                           5,488,000           --             --             --             --
       New Equity --  Bondholders                             135,000,000    135,000,000    135,000,000    135,000,000
       New Equity                                               4,175,258      4,175,258      4,175,258      4,175,258
       Retained Earnings/(Loss)                (60,729,476)          --       (4,799,181)    (8,055,891)    (9,962,318)
                                             -------------------------------------------------------------------------
                                               (37,101,476)   139,175,258    134,376,077    131,119,367    129,212,940
                                             -------------------------------------------------------------------------
       Total Liabilities & Partners' Equity  #912,100,157    846,202,921    815,471,295    843,923,960    855,867,258
                                             =========================================================================
       SUMMARY OF OFF-BALANCE SHEET AMOUNTS
        Letters of Credits Issued and
         Outstanding                         $ 288,970,821   $288,970,821   $236,516,569   $196,787,776   $209,447,018
                                             -------------------------------------------------------------------------
       TOTAL OF OFF BALANCE SHEET AMOUNTS    $ 288,970,821   $288,970,821   $236,516,569   $196,787,776   $209,447,018
                                             =========================================================================


       PROJECTED BALANCE SHEET                 5/31/2003      6/30/2003      7/31/2003      8/31/2003      9/30/2003
                                              ------------------------------------------------------------------------
       ASSETS
       CURRENT ASSETS
       Cash                                   $       --     $       --     $       --     $       --     $       --
       Accounts Receivable-Trade net           432,798,188    439,761,432    471,099,456    490,395,381    493,518,565
       Restricted Cash                                --             --             --             --             --
       Inventory                                24,022,000     24,022,000     24,022,000     24,022,000     24,022,000
       Prepaid Expenses                         18,904,814     20,522,609     20,040,405     19,558,201     19,075,996
                                              ------------------------------------------------------------------------
       Total current assets                    475,725,002    484,306,041    515,161,861    533,975,581    536,616,562
       Property, Plant & Equipment
       Property, Plant & Equipment             417,182,951    418,682,951    420,182,951    421,682,951    422,682,951
       Construction-in-Progress                       --             --             --             --             --
       Accumulated Depreciation                 (9,226,288)   (11,552,304)   (13,886,654)   (16,229,337)   (18,577,576)
                                              ------------------------------------------------------------------------
       PP&E, Net                               407,956,663    407,130,647    406,296,297    405,453,614    404,105,375
       Deposits & Other                          1,555,556      1,444,444      1,333,333      1,222,222      1,111,111
                                                      --             --             --             --             --
                                              ------------------------------------------------------------------------
       Total Assets                            885,237,220    892,881,132    922,791,491    940,651,418    941,833,048
                                              ========================================================================
       LIABILITIES & SHAREHOLDERS' EQUITY
       CURRENT LIABILITIES
       Trade Payables                          238,931,117    245,466,112    275,160,811    294,235,804    297,241,733
       Accrued Liabilities                     160,260,109    160,260,109    160,260,109    160,260,109    160,260,109
       Liabilities Subject to Compromise              --             --             --             --             --
       Accrued Payroll                          11,679,855     11,756,432     11,739,077     11,851,599     11,923,696
       Accrued Taxes                             7,141,896      7,605,619      8,069,343      8,588,067      9,161,791
       Other Current                            15,345,891     16,582,191     18,447,481     13,786,141     15,028,141
       Payable to Affiliates                          --             --             --             --             --
                                              ------------------------------------------------------------------------
       TOTAL CURRENT LIABILITES                433,358,867    441,670,465    473,676,821    488,721,721    493,615,471
       LONG TERM LIABILITIES
       Loan Balance Standard Charter           125,929,992    125,681,005    123,715,444    127,146,504    123,792,222
       Loan Balance Term 1                      50,000,000     50,000,000     50,000,000     50,000,000     50,000,000
       Loan Balance Term 2                      25,000,000     25,000,000     25,000,000     25,000,000     25,000,000
        Senior Notes                           103,333,333    104,166,667    105,000,000    105,833,333    106,666,667
        General Unsecured Creditors              4,000,000      4,000,000      4,000,000      3,714,286      3,714,286
        Property Taxes                           9,350,966      9,350,966      9,350,966      8,858,810      8,858,810
        Refinance of Term 1 & 2
        Enron Affiliate Payable                  6,200,000      6,200,000      6,200,000      6,200,000      6,200,000
        Other                                         --             --             --             --             --
       Partnership Interest                           --             --             --             --             --
                                              ------------------------------------------------------------------------
                                               323,814,292    324,398,638    323,266,410    326,752,933    324,231,984
       PARTNERS' CAPITAL
       Common Unitholders                             --             --             --             --             --
       Subordinated Unitholders                       --             --             --             --             --
       General Partner                                --             --             --             --             --
       New Equity --  Bondholders              135,000,000    135,000,000    135,000,000    135,000,000    135,000,000
       New Equity                                4,175,258      4,175,258      4,175,258      4,175,258      4,175,258
       Retained Earnings/(Loss)                (11,111,196)   (12,363,228)   (13,326,998)   (13,998,494)   (15,189,665)
                                              ------------------------------------------------------------------------
                                               128,064,062    126,812,029    125,848,260    125,176,763    123,985,593
                                              ------------------------------------------------------------------------
       Total Liabilities & Partners' Equity#   885,237,220    892,881,132    922,791,491    940,651,417    941,833,048
                                             =========================================================================
       SUMMARY OF OFF-BALANCE SHEET AMOUNTS
        Letters of Credits Issued and
         Outstanding                          $222,289,885   $234,655,036   $247,367,060   $263,965,301   $271,985,816
                                              ------------------------------------------------------------------------
       TOTAL OF OFF BALANCE SHEET AMOUNTS     $222,289,885   $234,655,036   $247,367,060   $263,965,301   $271,985,816
                                             =========================================================================

       PROJECTED BALANCE SHEET                 10/31/2003     11/30/2003      12/31/2003
                                              --------------------------------------------
       ASSETS
       CURRENT ASSETS
       Cash                                   $       --     $       --     $         --
       Accounts Receivable-Trade net           528,360,971    531,854,948      566,629,949
       Restricted Cash                                --             --               --
       Inventory                                24,022,000     24,022,000       24,022,000
       Prepaid Expenses                         18,593,792     18,111,587       17,629,383
                                              --------------------------------------------
       Total current assets                    570,976,762    573,988,535      608,281,332
       Property, Plant & Equipment
       Property, Plant & Equipment             423,682,951    424,682,951      425,682,951
       Construction-in-Progress                       --             --               --
       Accumulated Depreciation                (20,931,370)   (23,290,720)     (25,655,625)
                                              --------------------------------------------
       PP&E, Net                               402,751,581    401,392,232      400,027,326
       Deposits & Other                          1,000,000        888,889          777,778
                                                      --             --               --
                                              --------------------------------------------
       Total Assets                            974,728,343    976,269,655    1,009,086,436
                                              ============================================

       LIABILITIES & SHAREHOLDERS' EQUITY
       CURRENT LIABILITIES
                                                                                            #
       Trade Payables                          330,607,869    333,837,389      366,815,809
       Accrued Liabilities                     160,260,109    160,260,109      160,260,109
       Liabilities Subject to Compromise              --             --               --
       Accrued Payroll                          11,907,374     11,976,521       12,134,197
       Accrued Taxes                             9,405,515      9,484,239        8,242,963
       Other Current                            15,965,701     16,755,747       17,649,468
       Payable to Affiliates                          --             --               --
                                              --------------------------------------------
       TOTAL CURRENT LIABILITES                528,146,568    532,314,005      565,102,546
       LONG TERM LIABILITIES
       Loan Balance Standard Charter           121,812,037    119,679,155      118,708,873
       Loan Balance Term 1                      50,000,000     50,000,000       50,000,000
       Loan Balance Term 2                      25,000,000     25,000,000       25,000,000
        Senior Notes                           107,500,000    108,333,333      109,166,667
        General Unsecured Creditors              3,714,286      3,714,286        3,714,286
        Property Taxes                           8,858,810      8,366,654        8,366,654
        Refinance of Term 1 & 2
        Enron Affiliate Payable                  6,200,000      6,200,000        6,200,000
        Other                                         --             --               --
       Partnership Interest                           --             --               --
                                              --------------------------------------------
                                               323,085,133    321,293,428      321,156,479
       PARTNERS' CAPITAL
       Common Unitholders                             --             --               --
       Subordinated Unitholders                       --             --               --
       General Partner                                --             --               --
       New Equity --  Bondholders              135,000,000    135,000,000      135,000,000
       New Equity                                4,175,258      4,175,258        4,175,258
       Retained Earnings/(Loss)                (15,678,616)   (16,513,036)     (16,347,848)
                                              --------------------------------------------
                                               123,496,642    122,662,222      122,827,410
                                              --------------------------------------------
       Total Liabilities & Partners' Equity#   974,728,343    976,269,655    1,009,086,435  #
                                              ============================================
       SUMMARY OF OFF-BALANCE SHEET AMOUNTS
        Letters of Credits Issued and
         Outstanding                          $284,503,423   $296,554,994   $  295,607,285
                                              --------------------------------------------
       TOTAL OF OFF BALANCE SHEET AMOUNTS     $284,503,423   $296,554,994   $  295,607,285
                                              ============================================


                       DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

                                                                          2 of 4

BALANCE SHEET EOTT BUSPLAN 100802.06 FINAL E-MAIL.XLS
                           EOTT ENERGY PARTNERS, L.P.

PROJECTED BALANCE SHEET                            1/31/2004         2/28/2004          3/31/2004          4/30/2004
------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash                                        #   $           -     $            -     $            -     $            -
Accounts Receivable-Trade net                       554,512,449        519,506,253        583,728,422        553,221,036
Restricted Cash                                             -                  -                  -                  -
Inventory                                            24,022,000         24,022,000         24,022,000         24,022,000
Prepaid Expenses                                     17,147,178         16,664,974         16,182,769         19,300,565
                                            ----------------------------------------------------------------------------
Total current assets                                595,681,627        560,193,227        623,933,191        596,543,601
Property, Plant & Equipment
 Property, Plant & Equipment                        426,182,951        426,682,951        427,182,951        428,682,951
Construction-in-Progress                                    -                  -                  -                  -
Accumulated Depreciation                            (28,023,308)       (30,393,769)       (32,767,007)       (35,148,579)
                                            ----------------------------------------------------------------------------
PP&E, Net                                           398,159,643        396,289,182        394,415,944        393,534,372
Deposits & Other                                        666,667            555,556            444,444            333,333
                                                            -                  -                  -                  -
                                            ----------------------------------------------------------------------------
Total Assets                                        994,507,937        957,037,965      1,018,793,579        990,411,306
                                            ============================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade Payables                              #       356,882,754        320,866,260        382,537,253        351,803,256
Accrued Liabilities                                 160,260,109        160,260,109        160,260,109        160,260,109
Liabilities Subject to Compromise                           -                  -                  -                  -
Accrued Payroll                                      12,016,533         11,937,017         12,178,882         11,968,032
Accrued Taxes                                         7,316,687          7,890,411          8,014,135          8,487,858
Other Current                                        18,024,140         13,650,790         13,658,060         14,816,724
Payable to Affiliates                                       -                  -                  -                  -
                                            ----------------------------------------------------------------------------
TOTAL CURRENT LIABILITES                            554,500,223        514,604,587        576,648,438        547,335,979
LONG TERM LIABILITIES
Loan Balance Standard Charter                       115,884,577        125,922,984        124,095,070        123,108,049
Loan Balance Term 1                                  50,000,000         50,000,000         50,000,000         50,000,000
Loan Balance Term 2                                  25,000,000         25,000,000         25,000,000         25,000,000
Senior Notes                                        110,000,000        110,000,000        110,000,000        110,000,000
General Unsecured Creditors                           3,714,286          3,428,571          3,428,571          3,428,571
Property Taxes                                        8,366,654          7,874,498          7,874,498          7,874,498
Refinance of Term 1 & 2
Enron Affiliate Payable                               6,200,000                -                  -                  -
Other                                                       -                  -                  -                  -
Partnership Interest                                        -                  -                  -                  -
                                            ----------------------------------------------------------------------------
                                                    319,165,517        322,226,053        320,398,140        319,411,118
PARTNERS' CAPITAL
Common Unitholders                                          -                  -                  -                  -
Subordinated Unitholders                                    -                  -                  -                  -
General Partner                                             -                  -                  -                  -
New Equity --   Bondholders                         135,000,000        135,000,000        135,000,000        135,000,000
New Equity                                            4,175,258          4,175,258          4,175,258          4,175,258
Retained Earnings/(Loss)                            (18,333,061)       (18,967,934)       (17,428,256)       (15,511,049)
                                            ----------------------------------------------------------------------------
                                                    120,842,196        120,207,324        121,747,001        123,664,208
                                            ----------------------------------------------------------------------------
Total Liabilities & Partners' Equity                994,507,937        957,037,964      1,018,793,579        990,411,305
                                            ----------------------------------------------------------------------------
SUMMARY OF OFF-BALANCE SHEET AMOUNTS
 Letters of Credits Issued and Outstanding      $   293,412,351   $    279,214,979   $    283,947,437   $    293,412,351
                                            ----------------------------------------------------------------------------
TOTAL OF OFF BALANCE SHEET AMOUNTS              $   293,412,351   $    279,214,979   $    283,947,437   $    293,412,351
                                            ============================================================================

PROJECTED BALANCE SHEET                        5/31/2004          6/30/2004          7/31/2004          8/31/2004
------------------------------------------  -------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash                                        $            -     $            -     $            -     $            -
Accounts Receivable-Trade net                    569,109,679        552,748,042        568,099,831        567,861,679
Restricted Cash                                          -                  -                  -                  -
Inventory                                         24,022,000         24,022,000         24,022,000         24,022,000
Prepaid Expenses                                  18,818,361         20,436,156         19,953,952         19,471,747
                                            =========================================================================
Total current assets                             611,950,039        597,206,198        612,075,782        611,355,426
Property, Plant & Equipment
 Property, Plant & Equipment                     430,182,951        431,682,951        433,182,951        434,682,951
Construction-in-Progress                                 -                  -                  -                  -
Accumulated Depreciation                         (37,538,485)       (39,936,723)       (42,343,295)       (44,758,200)
                                            =========================================================================

PP&E, Net                                        392,644,466        391,746,228        390,839,656        389,924,751
Deposits & Other                                     222,222            111,111                -                  -
                                                         -                  -                  -                  -
                                            =========================================================================
Total Assets                                   1,004,816,728        989,063,537      1,002,915,438      1,001,280,176
                                            -------------------------------------------------------------------------

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade Payables                                   367,212,754        351,595,256        366,309,570        366,960,697
Accrued Liabilities                              160,260,109        160,260,109        160,260,109        160,260,109
Liabilities Subject to Compromise                        -                  -                  -                  -
Accrued Payroll                                   12,072,503         12,085,219         12,014,625         12,073,457
Accrued Taxes                                      8,761,582          9,235,306          9,709,030         10,232,754
Other Current                                     15,636,669         16,796,984         18,675,857         14,054,758
Payable to Affiliates                                    -                  -                  -                  -
                                            =========================================================================

TOTAL CURRENT LIABILITES                         563,943,618        549,972,874        566,969,191        563,581,775
LONG TERM LIABILITIES
Loan Balance Standard Charter                    119,080,480        115,628,004        110,926,593        111,945,210
Loan Balance Term 1                               50,000,000         50,000,000         50,000,000         50,000,000
Loan Balance Term 2                               25,000,000         25,000,000         25,000,000         25,000,000
Senior Notes                                     110,000,000        110,000,000        110,000,000        110,000,000
General Unsecured Creditors                        3,428,571          3,428,571          3,428,571          3,142,857
Property Taxes                                     7,382,342          7,382,342          7,382,342          6,890,186
Refinance of Term 1 & 2
Enron Affiliate Payable                                  -                  -                  -                  -
Other                                                    -                  -                  -                  -
Partnership Interest                                     -                  -                  -                  -
                                            =========================================================================

                                                 314,891,393        311,438,917        306,737,506        306,978,253
PARTNERS' CAPITAL
Common Unitholders                                       -                  -                  -                  -
Subordinated Unitholders                                 -                  -                  -                  -
General Partner                                          -                  -                  -                  -
New Equity --   Bondholders                      135,000,000        135,000,000        135,000,000        135,000,000
New Equity                                         4,175,258          4,175,258          4,175,258          4,175,258
Retained Earnings/(Loss)                         (13,193,542)       (11,523,512)        (9,966,517)        (8,455,110)
                                            -------------------------------------------------------------------------

                                                 125,981,716        127,651,746        129,208,741        130,720,148
                                            -------------------------------------------------------------------------

Total Liabilities & Partners' Equity           1,004,816,727        989,063,537      1,002,915,438      1,001,280,176
                                            -------------------------------------------------------------------------
SUMMARY OF OFF-BALANCE SHEET AMOUNTS
 Letters of Credits Issued and Outstanding  $    288,679,894   $    288,679,894   $    288,679,894   $    293,412,351
                                            -------------------------------------------------------------------------

TOTAL OF OFF BALANCE SHEET AMOUNTS          $    288,679,894   $    288,679,894   $    288,679,894   $    293,412,351
                                            -------------------------------------------------------------------------


PROJECTED BALANCE SHEET                        9/30/2004          10/31/2004         11/30/2004         12/31/2004
------------------------------------------  -------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash                                        $            -     $            -     $            -     $            -
Accounts Receivable-Trade net                    549,689,536        566,950,837        550,501,979        566,629,949
Restricted Cash                                          -                  -                 -                   -
Inventory                                         24,022,000         24,022,000         24,022,000         24,022,000
Prepaid Expenses                                  18,989,543         18,507,338         18,025,134         17,542,930
                                            -------------------------------------------------------------------------

Total current assets                             592,701,079        609,480,175        592,549,113        608,194,878
Property, Plant & Equipment
 Property, Plant & Equipment                     435,682,951        436,682,951        437,682,951        438,682,951
Construction-in-Progress                                 -                  -                  -                  -
Accumulated Depreciation                         (47,178,661)       (49,604,678)       (52,036,250)       (54,473,377)
                                            -------------------------------------------------------------------------

PP&E, Net                                        388,504,290        387,078,273        385,646,701        384,209,574
Deposits & Other                                         -                  -                  -                  -
                                                         -                  -                  -                  -
                                            -------------------------------------------------------------------------

Total Assets                                     981,205,368        996,558,449        978,195,814        992,404,452
                                            =========================================================================

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade Payables                                   349,942,199        366,828,697        351,334,199        366,846,697
Accrued Liabilities                              160,260,109        160,260,109        160,260,109        160,260,109
Liabilities Subject to Compromise                        -                  -                  -                  -
Accrued Payroll                                   12,086,173         12,015,579         12,028,295         12,413,436
Accrued Taxes                                     10,806,478         11,080,202         11,203,926         10,127,650
Other Current                                     15,217,632         15,950,164         16,748,705         17,679,929
Payable to Affiliates                                    -                  -                 -                   -
                                            =========================================================================

TOTAL CURRENT LIABILITES                         548,312,591        566,134,751        551,575,234        567,327,821
LONG TERM LIABILITIES
Loan Balance Standard Charter                    108,692,177        106,506,011        104,355,286        103,411,149
Loan Balance Term 1                                      -                  -                  -                  -
Loan Balance Term 2                                      -                  -                  -                  -
Senior Notes                                     110,000,000        110,000,000        110,000,000        110,000,000
General Unsecured Creditors                        3,142,857          3,142,857          3,142,857          3,142,857
Property Taxes                                     6,890,186          6,890,186          6,398,029          6,398,029
Refinance of Term 1 & 2                           75,000,000         73,750,000         72,500,000         71,250,000
Enron Affiliate Payable                                  -                  -                 -                   -
Other                                                    -                  -                  -                  -
Partnership Interest                                     -                  -                 -                   -
                                            -------------------------------------------------------------------------

                                                 303,725,220        300,289,054        296,396,172        294,202,036
PARTNERS' CAPITAL
Common Unitholders                                       -                  -                  -                  -
Subordinated Unitholders                                 -                  -                  -                  -
General Partner                                          -                  -                 -                   -
New Equity --   Bondholders                      135,000,000        135,000,000        135,000,000        135,000,000
New Equity                                         4,175,258          4,175,258          4,175,258          4,175,258
Retained Earnings/(Loss)                         (10,007,701)        (9,040,614)        (8,950,850)        (8,300,662)
                                            -------------------------------------------------------------------------

                                                 129,167,557        130,134,644        130,224,408        130,874,595
                                            -------------------------------------------------------------------------

Total Liabilities & Partners' Equity             981,205,368        996,558,448        978,195,814        992,404,452
                                            -------------------------------------------------------------------------

SUMMARY OF OFF-BALANCE SHEET AMOUNTS
 Letters of Credits Issued and Outstanding  $    288,679,894   $    288,679,894   $    288,679,894   $    288,679,894
                                            -------------------------------------------------------------------------

TOTAL OF OFF BALANCE SHEET AMOUNTS          $    288,679,894   $    288,679,894   $    288,679,894   $    288,679,894
                                            =========================================================================

                     DISCLAIMER: This presentation is
                     provided only as a general
                     guideline to the estimated
                     performance of the Company
                     and cannot be relied upon to
                     reflect actual circumstances or
                     results. It is based upon
                     historical data and management's
                     assumptions. It is provided for the
                     internal use of the Company.

                                                                          3 of 4

BALANCE SHEET EOTT BUSPLAN 100802.06 FINAL E-MAIL.XLS
                           EOTT ENERGY PARTNERS, L.P.

PROJECTED BALANCE SHEET                                        12/31/2005         12/31/2006         12/31/2007
-----------------------                                      -----------------------------------------------------
ASSETS
CURRENT ASSETS
Cash                                                         $           -     $            -     $            -
Accounts Receivable-Trade net                                    566,629,949        370,056,949        370,056,949
Restricted Cash                                                          -                  -                  -
Inventory                                                         14,471,000         14,471,000         14,471,000
Prepaid Expenses                                                  17,542,930         17,542,930         17,542,930
                                                             -----------------------------------------------------
Total current assets                                             598,643,878        402,070,878        402,070,878
Property, Plant & Equipment
 Property, Plant & Equipment                                     431,651,951        444,651,951        457,651,951
Construction-in-Progress                                                 -                  -                  -
Accumulated Depreciation                                         (74,126,796)      (101,478,190)      (129,696,250)
                                                             -----------------------------------------------------
PP&E, Net                                                        357,525,155        343,173,761        327,955,701
Deposits & Other                                                         -                  -                  -
                                                             -----------------------------------------------------
Total Assets                                                     956,169,033        745,244,640        730,026,580
                                                             =====================================================
LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade Payables                                                   366,846,697        193,316,544        193,316,544
Accrued Liabilities                                              160,260,109        160,260,109        160,260,109
Liabilities Subject to Compromise                                        -                  -                  -
Accrued Payroll                                                   12,413,436         12,413,436         12,413,436
Accrued Taxes                                                     10,127,650         10,127,650         10,127,650
Other Current                                                     17,679,929         17,679,929         17,679,929
Payable to Affiliates                                                    -                  -                  -
                                                             -----------------------------------------------------
TOTAL CURRENT LIABILITES                                         567,327,821        393,797,668        393,797,668
LONG TERM LIABILITIES
Loan Balance Standard Charter                                     82,800,953         57,764,247         53,588,499
Loan Balance Term 1                                                      -                  -                  -
Loan Balance Term 2                                                      -                  -                  -
Senior Notes                                                     110,000,000        110,000,000        110,000,000
General Unsecured Creditors                                        2,571,429          2,000,000          1,428,571
Property Taxes                                                     4,429,405          2,460,781            492,156
Refinance of Term 1 & 2                                           56,250,000         41,250,000         26,250,000
Enron Affiliate Payable                                                  -                  -                  -
Other                                                                    -                  -                  -
Partnership Interest                                                     -                  -                  -
                                                             -----------------------------------------------------
                                                                 256,051,786        213,475,027        191,759,226
PARTNERS' CAPITAL
Common Unitholders                                                       -                  -                  -
Subordinated Unitholders                                                 -                  -                  -
General Partner                                                          -                  -                  -
New Equity -       Bondholders                                   135,000,000        135,000,000        135,000,000
New Equity                                                         4,175,258          4,175,258          4,175,258
Retained Earnings/(Loss)                                          (6,385,832)        (1,203,313)         5,294,428
                                                             -----------------------------------------------------
                                                                 132,789,426        137,971,944        144,469,685
                                                             -----------------------------------------------------
Total Liabilities & Partners' Equity                             956,169,033        745,244,639        730,026,579
                                                             -----------------------------------------------------
SUMMARY OF OFF-BALANCE SHEET AMOUNTS
 Letters of Credits Issued and Outstanding                   $   288,679,894   $    288,679,894   $    288,679,894
                                                             -----------------------------------------------------
TOTAL OF OFF BALANCE SHEET AMOUNTS                           $   288,679,894   $    288,679,894   $    288,679,894
                                                             =====================================================

             DISCLAIMER: This presentation is
             provided only as a general guideline to
             the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

                                                                          4 of 4

CASH FLOW EOTT BUSPLAN 100802.06 FINAL E-MAIL.XLS
                           EOTT ENERGY PARTNERS, L.P.

PROJECTED STATEMENT OF CASH FLOWS                               1/31/2002      2/28/2002      3/31/2002      4/30/2002
---------------------------------                             ----------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                                 ($560,274)   ($7,783,170)    $5,822,788     $1,876,862
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                                      3,114,317      3,108,411      2,934,410      3,049,233
Amortization of Loan Fees
 Provision for bad debts
(Gain)/Loss on Sale of Business Units                                                                               --
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments                                2,304,000     (3,397,000)     3,417,000     (2,198,000)
(Increase) Decrease in Accounts Receivable                       63,302,000     34,482,000    (57,584,000)    31,220,000
(Increase) Decrease in Accounts Receivable-other                       --             --             --             --
(Increase) Decrease in Inventory                                 24,231,000     (9,056,000)   (20,004,000)     4,211,000
(Increase) Decrease in Prepaid Expenses                           1,910,000         64,000      6,141,000       (200,000)
(Increase) Decrease in Deposits & Other Assets                   (1,437,000)    (4,058,000)       198,000       (443,000)
Increase (Decrease) in Accounts Payable                        (101,700,000)     4,953,000     13,174,000     (8,759,000)
Increase (Decrease) in Accrued Expenses-other                    20,317,000    (12,994,000)    20,154,000     (2,856,000)
Increase (Decrease) in Liabilities Subject to Compromise               --             --             --             --
Increase (Decrease) in Accrued payroll & benefits                  (740,000)       873,000        751,000        (44,000)
Increase (Decrease) in Taxes Payable                               (747,000)     1,207,000      1,561,000        234,000
Increase (Decrease) in Other Liabilities                         (2,900,000)     5,523,000      4,856,000    (18,683,000)
Increase (Decrease) in Affiliates Payable                        (2,421,000)       265,000      4,703,000     (2,668,000)
                                                                   (279,726)    (6,541,829)     3,378,211     (3,253,862)
                                                              ----------------------------------------------------------
Net Cash Provided (Used) by Operations                            4,393,317      6,645,412    (10,497,591)     1,486,233
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets                              (5,192,317)    (3,200,411)       (97,410)    (2,551,233)
(Increase)/Decrease on Sale of Fixed Assets
Cash Inflows/(outflows) from Closure of Business Unit                  --             --             --             --
                                                              ----------------------------------------------------------
Net Cash Provided (Used) by Investing Activities                 (5,192,317)    (3,200,411)       (97,410)    (2,551,233)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance                           300,000     (2,300,000)     9,500,000     (2,400,000)
Net Borrowings (Paydowns) Senior Notes                                 --             --             --             --
Net Borrowings (Paydowns) General Unsecured Creditors
Net Borrowings (Paydowns) Property Taxes
Net Borrowings (Paydowns) Refinanced Debt
Net Borrowings (Paydowns) Enron Affiliate Payable                      --             --             --             --
Net Borrowings (Paydowns) Other                                     499,000     (3,449,000)     4,492,000         48,000
                                                              ----------------------------------------------------------
Net cash flow provided by Financing Activities                      799,000     (5,749,000)    13,992,000     (2,352,000)
                                                              ----------------------------------------------------------
Increase (Decrease) in Cash                                            --       (2,303,999)     3,396,999     (3,417,000)
Beginning Cash                                                    2,941,000      2,941,000        637,000      4,034,000
                                                              ----------------------------------------------------------
Ending Cash                                                      $2,941,000       $637,000     $4,034,000       $617,000
                                                              ----------------------------------------------------------

PROJECTED STATEMENT OF CASH FLOWS                               5/31/2002      6/30/2002      7/31/2002      8/31/2002
---------------------------------                             ----------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                               ($4,333,439)   ($4,500,339)   ($7,038,792)   ($5,742,365)
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                                      3,042,251      4,471,060      3,061,220      3,061,461
Amortization of Loan Fees
 Provision for bad debts
(Gain)/Loss on Sale of Business Units                                                                --
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments                               (3,035,000)      (238,000)
(Increase) Decrease in Accounts Receivable                     (110,446,000)   111,906,000     18,268,073    (41,036,013)
(Increase) Decrease in Accounts Receivable-other                       --             --             --             --
(Increase) Decrease in Inventory                                 53,627,000     12,654,000           --             --
(Increase) Decrease in Prepaid Expenses                           1,806,000     (3,987,000)       447,937        391,377
(Increase) Decrease in Deposits & Other Assets                     (132,000)       458,000           --             --
Increase (Decrease) in Accounts Payable                          57,170,000    (65,667,000)   (15,991,537)    39,877,581
Increase (Decrease) in Accrued Expenses-other                     6,070,000    (27,800,891)          --             --
Increase (Decrease) in Liabilities Subject to Compromise               --             --             --             --
Increase (Decrease) in Accrued payroll & benefits                  (113,000)     3,001,000       (486,769)        42,960
Increase (Decrease) in Taxes Payable                              1,046,000       (807,000)       552,754        631,729
Increase (Decrease) in Other Liabilities                         (3,048,000)    (1,928,000)     5,265,513      2,586,235
Increase (Decrease) in Affiliates Payable                          (449,000)     2,380,000       (613,725)      (613,334)
                                                                  2,112,438      2,869,340
                                                              ----------------------------------------------------------
Net Cash Provided (Used) by Operations                            3,317,250     32,811,170      3,464,674       (800,369)
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets                              (3,415,250)    (1,520,061)          --       (2,000,241)
(Increase)/Decrease on Sale of Fixed Assets
Cash Inflows/(outflows) from Closure of Business Unit                  --             --
                                                              ----------------------------------------------------------
Net Cash Provided (Used) by Investing Activities                 (3,415,250)    (1,520,061)          --       (2,000,241)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance                         2,200,000    (28,891,109)    (3,464,674)     2,800,610
Net Borrowings (Paydowns) Senior Notes                                 --             --             --             --
Net Borrowings (Paydowns) General Unsecured Creditors
Net Borrowings (Paydowns) Property Taxes
Net Borrowings (Paydowns) Refinanced Debt
Net Borrowings (Paydowns) Enron Affiliate Payable                      --             --             --             --
Net Borrowings (Paydowns) Other                                      96,000        873,000           --             --
                                                              ----------------------------------------------------------
Net cash flow provided by Financing Activities                    2,296,000    (28,018,109)    (3,464,674)     2,800,610
                                                              ----------------------------------------------------------
Increase (Decrease) in Cash                                       2,198,000      3,273,000           --             --
Beginning Cash                                                      617,000      2,815,000      6,088,000      6,088,000
                                                              ----------------------------------------------------------
Ending Cash                                                      $2,815,000     $6,088,000     $6,088,000     $6,088,000
                                                              ==========================================================


PROJECTED STATEMENT OF CASH FLOWS                              9/30/2002      10/31/2002     11/30/2002    12/31/2002
---------------------------------                             --------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                             ($11,160,110)   ($8,530,628)   ($9,665,712)  ($8,370,125)
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                                     3,061,461      3,061,461      3,061,461     3,061,461
Amortization of Loan Fees                                                         187,500        187,500       187,500
 Provision for bad debts
(Gain)/Loss on Sale of Business Units                                                                             --
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments
(Increase) Decrease in Accounts Receivable                      19,420,158      9,956,282     17,824,029    (5,840,227)
(Increase) Decrease in Accounts Receivable-other                      --             --             --            --
(Increase) Decrease in Inventory                                      --             --             --            --
(Increase) Decrease in Prepaid Expenses                         (1,610,424)    (4,920,312)       410,382       407,204
(Increase) Decrease in Deposits & Other Assets                        --         (750,000)          --            --
Increase (Decrease) in Accounts Payable                        (15,293,058)   (15,029,046)   (17,336,609)    4,370,760
Increase (Decrease) in Accrued Expenses-other                         --      (30,132,000)          --            --
Increase (Decrease) in Liabilities Subject to Compromise              --       30,132,000     (2,000,000)         --
Increase (Decrease) in Accrued payroll & benefits                   92,583        (22,405)        72,188       141,859
Increase (Decrease) in Taxes Payable                               631,729        631,729        631,729       631,729
Increase (Decrease) in Other Liabilities                         1,451,129      3,587,870      2,712,078     2,447,973
Increase (Decrease) in Affiliates Payable                           31,661         31,661     (4,150,000)         --
                                                              ----------------------------------------------------------

Net Cash Provided (Used) by Operations                          (3,374,872)   (11,795,888)    (8,252,955)   (2,961,866)
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets                             (2,000,241)    (2,500,241)    (2,500,241)   (2,300,241)
(Increase)/Decrease on Sale of Fixed Assets
Cash Inflows/(outflows) from Closure of Business Unit
                                                              --------------------------------------------------------

Net Cash Provided (Used) by Investing Activities                (2,000,241)    (2,500,241)    (2,500,241)   (2,300,241)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance                        5,375,112     14,296,129     10,753,195     5,262,107
Net Borrowings (Paydowns) Senior Notes                                --            --              --            --
Net Borrowings (Paydowns) General Unsecured Creditors
Net Borrowings (Paydowns) Property Taxes
Net Borrowings (Paydowns) Refinanced Debt
Net Borrowings (Paydowns) Enron Affiliate Payable                     --             --             --            --
Net Borrowings (Paydowns) Other                                       --             --             --            --
                                                              --------------------------------------------------------

Net cash flow provided by Financing Activities                   5,375,112     14,296,129     10,753,195     5,262,107
                                                              --------------------------------------------------------

Increase (Decrease) in Cash                                           --             --             --            --
Beginning Cash                                                   6,088,000      6,088,000      6,088,000     6,088,000
                                                              --------------------------------------------------------

Ending Cash                                                     $6,088,000     $6,088,000     $6,088,000    $6,088,000
                                                              ========================================================

                                                               YEAR ENDING
PROJECTED STATEMENT OF CASH FLOWS                              12/31/2002
---------------------------------                             -------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                              ($59,985,304)
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                                     38,088,206
Amortization of Loan Fees                                           562,500
 Provision for bad debts                                               --
(Gain)/Loss on Sale of Business Units                                  --
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments                               (3,147,000)
(Increase) Decrease in Accounts Receivable                       91,472,302
(Increase) Decrease in Accounts Receivable-other                       --
(Increase) Decrease in Inventory                                 65,663,000
(Increase) Decrease in Prepaid Expenses                             860,164
(Increase) Decrease in Deposits & Other Assets                   (6,164,000)
Increase (Decrease) in Accounts Payable                        (120,230,908)
Increase (Decrease) in Accrued Expenses-other                   (27,241,891)
Increase (Decrease) in Liabilities Subject to Compromise         28,132,000
Increase (Decrease) in Accrued payroll & benefits                 3,568,416
Increase (Decrease) in Taxes Payable                              6,205,398
Increase (Decrease) in Other Liabilities                          1,870,799
Increase (Decrease) in Affiliates Payable                        (3,503,738)
                                                                 (1,715,428)
                                                              -------------

Net Cash Provided (Used) by Operations                           14,434,516
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets                             (27,277,886)
(Increase)/Decrease on Sale of Fixed Assets
Cash Inflows/(outflows) from Closure of Business Unit
                                                              -------------

Net Cash Provided (Used) by Investing Activities                (27,277,886)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance                        13,431,370
Net Borrowings (Paydowns) Senior Notes                                 --
Net Borrowings (Paydowns) General Unsecured Creditors
Net Borrowings (Paydowns) Property Taxes
Net Borrowings (Paydowns) Refinanced Debt
Net Borrowings (Paydowns) Enron Affiliate Payable                      --
Net Borrowings (Paydowns) Other                                   2,559,000
                                                              -------------

Net cash flow provided by Financing Activities                   15,990,370
                                                              -------------

Increase (Decrease) in Cash                                       3,147,000
Beginning Cash                                                    2,941,000
                                                              -------------

Ending Cash                                                      $6,088,000
                                                              =============


                 DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

CASH FLOW EOTT BUSPLAN 100802.06 FINAL E-MAIL.XLS
                           EOTT ENERGY PARTNERS, L.P.

PROJECTED STATEMENT OF CASH FLOWS                    1/31/2003      2/28/2003      3/31/2003      4/30/2003     5/31/2003
---------------------------------                   -----------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                   ($10,221,744)   ($4,799,181)   ($3,256,710)  ($1,906,427)   ($1,148,878)
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                           3,063,493      2,298,239      2,301,016     2,309,350      2,317,683
Amortization of Loan Fees                                187,500        111,111        111,111       111,111        111,111
 Provision for bad debts
(Gain)/Loss on Sale of Business Units                       --
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments
(Increase) Decrease in Accounts Receivable            25,119,360     18,930,072    (31,896,996)   (9,745,963)   (30,780,961)
(Increase) Decrease in Accounts Receivable-other            --             --             --            --             --
(Increase) Decrease in Inventory                            --             --             --            --             --
(Increase) Decrease in Prepaid Expenses                  482,204      5,804,204      1,532,204    (3,117,796)       482,204
(Increase) Decrease in Deposits & Other Assets              --       (2,000,000)             0             0              0
Increase (Decrease) in Accounts Payable              (23,312,330)   (20,799,988)    29,860,262     7,894,436     29,376,645
Increase (Decrease) in Accrued Expenses-other               --             --             --            --             --
Increase (Decrease) in Liabilities Subject to
 Compromise                                                 --       (1,500,000)          --            --             --
Increase (Decrease) in Accrued payroll & benefits       (642,176)       (38,436)       139,617       (80,397)       142,831
Increase (Decrease) in Taxes Payable                     573,724        573,724         78,724       463,724        243,724
Increase (Decrease) in Other Liabilities               1,461,089        817,172     (1,795,592)    1,159,388        808,742
Increase (Decrease) in Affiliates Payable                   --             --             --            --             --
                                                    -----------------------------------------------------------------------
Net Cash Provided (Used) by Operations                (3,288,880)      (603,083)    (2,926,363)   (2,912,575)     1,553,101
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets                     (500,000)      (500,000)      (500,000)   (1,500,000)    (1,500,000)
(Increase)/Decrease on Sale of Fixed Assets
Cash Inflows/(outflows) from Closure of Business
 Unit
                                                    -----------------------------------------------------------------------
Net Cash Provided (Used) by Investing Activities        (500,000)      (500,000)      (500,000)   (1,500,000)    (1,500,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance              3,788,880     (4,568,251)     2,593,029     3,579,241       (394,278)
Net Borrowings (Paydowns) Senior Notes                      --          833,333        833,333       833,333        833,333
Net Borrowings (Paydowns) General Unsecured
 Creditors                                                  --             --             --            --             --
Net Borrowings (Paydowns) Property Taxes                    --             --             --            --         (492,156)
Net Borrowings (Paydowns) Refinanced Debt                   --             --             --            --             --
Net Borrowings (Paydowns) Enron Affiliate Payable           --             --             --            --             --
Net Borrowings (Paydowns) Other                             --       (1,250,000)          --            --             --
                                                    -----------------------------------------------------------------------
Net cash flow provided by Financing Activities         3,788,880     (4,984,917)     3,426,363     4,412,575        (53,101)
                                                    -----------------------------------------------------------------------
Increase (Decrease) in Cash                                 --       (6,088,000)          --            --               --
Beginning Cash                                         6,088,000      6,088,000           --            --               --
                                                    -----------------------------------------------------------------------
Ending Cash                                           $6,088,000   $        --    $       --    $       --    $          --
                                                    =======================================================================

PROJECTED STATEMENT OF CASH FLOWS                    6/30/2003     7/31/2003      8/31/2003      9/30/2003     10/31/2003
---------------------------------                   ----------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                   ($1,252,032)     ($963,770)     ($671,496)  ($1,191,170)     ($488,951)
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                          2,326,016      2,334,350      2,342,683     2,348,239      2,353,794
Amortization of Loan Fees                               111,111        111,111        111,111       111,111        111,111
 Provision for bad debts
(Gain)/Loss on Sale of Business Units
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments
(Increase) Decrease in Accounts Receivable           (6,963,244)   (31,338,024)   (19,295,925)   (3,123,185)   (34,842,405)
(Increase) Decrease in Accounts Receivable-other           --             --             --            --             --
(Increase) Decrease in Inventory                           --             --             --            --             --
(Increase) Decrease in Prepaid Expenses              (1,617,796)       482,204        482,204       482,204        482,204
(Increase) Decrease in Deposits & Other Assets                0              0              0             0              0
Increase (Decrease) in Accounts Payable               6,534,996     29,694,699     19,074,993     3,005,929     33,366,136
Increase (Decrease) in Accrued Expenses-other              --             --             --            --            --
Increase (Decrease) in Liabilities Subject to
 Compromise                                                --             --             --            --            --
Increase (Decrease) in Accrued payroll & benefits        76,577        (17,355)       112,522        72,097        (16,323)
Increase (Decrease) in Taxes Payable                    463,724        463,724        518,724       573,724        243,724
Increase (Decrease) in Other Liabilities              1,236,301      1,865,289     (4,661,340)    1,242,000        937,560
Increase (Decrease) in Affiliates Payable                  --             --             --            --            --
                                                    ----------------------------------------------------------------------

Net Cash Provided (Used) by Operations                  915,654      2,632,228     (1,986,523)    3,520,949      2,146,851
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets                  (1,500,000)    (1,500,000)    (1,500,000)   (1,000,000)    (1,000,000)
(Increase)/Decrease on Sale of Fixed Assets                                                            --             --
Cash Inflows/(outflows) from Closure of Business
 Unit
                                                    ----------------------------------------------------------------------

Net Cash Provided (Used) by Investing Activities     (1,500,000)    (1,500,000)    (1,500,000)   (1,000,000)    (1,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance              (248,987)    (1,965,561)     3,431,060    (3,354,282)    (1,980,184)
Net Borrowings (Paydowns) Senior Notes                  833,333        833,333        833,333       833,333        833,333
Net Borrowings (Paydowns) General Unsecured
 Creditors                                                 --             --         (285,714)         --             --
Net Borrowings (Paydowns) Property Taxes                   --             --         (492,156)         --             --
Net Borrowings (Paydowns) Refinanced Debt                  --             --             --            --             --
Net Borrowings (Paydowns) Enron Affiliate Payable          --             --             --            --             --
Net Borrowings (Paydowns) Other                            --             --             --            --             --
                                                    ----------------------------------------------------------------------

Net cash flow provided by Financing Activities          584,346     (1,132,228)     3,486,523    (2,520,949)    (1,146,851)
                                                    ----------------------------------------------------------------------

Increase (Decrease) in Cash                                --             --             --            --             --
Beginning Cash                                             --             --             --            --             --
                                                    ----------------------------------------------------------------------

Ending Cash                                         $       --    $        --    $        --    $       --     $      --
                                                    ======================================================================


                                                                                  YEAR ENDING
PROJECTED STATEMENT OF CASH FLOWS                   11/30/2003     12/31/2003     12/31/2003
--------------------------------------------------  ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                     ($834,420)      $165,188     (26,569,592)
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                          2,359,350      2,364,905      28,719,118
Amortization of Loan Fees                               111,111        111,111       1,409,722
 Provision for bad debts                                                                  --
(Gain)/Loss on Sale of Business Units                                                     --
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments                                                        --
(Increase) Decrease in Accounts Receivable           (3,493,977)   (34,775,001)   (162,206,250)
(Increase) Decrease in Accounts Receivable-other           --             --              --
(Increase) Decrease in Inventory                           --             --              --
(Increase) Decrease in Prepaid Expenses                 482,204        482,204       6,458,453
(Increase) Decrease in Deposits & Other Assets             --             --        (2,000,000)
Increase (Decrease) in Accounts Payable               3,229,520     32,978,420     150,903,717
Increase (Decrease) in Accrued Expenses-other              --             --              --
Increase (Decrease) in Liabilities Subject to
 Compromise                                                --             --        (1,500,000)
Increase (Decrease) in Accrued payroll & benefits        69,147        157,676         (24,218)
Increase (Decrease) in Taxes Payable                     78,724     (1,241,276)      3,034,687
Increase (Decrease) in Other Liabilities                790,046        893,721       4,754,376
Increase (Decrease) in Affiliates Payable                  --             --              --
                                                    ------------------------------------------

Net Cash Provided (Used) by Operations                2,791,705      1,136,949       2,980,013
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets                  (1,000,000)    (1,000,000)    (13,000,000)
(Increase)/Decrease on Sale of Fixed Assets                --             --              --
Cash Inflows/(outflows) from Closure of Business
 Unit
                                                    ------------------------------------------

Net Cash Provided (Used) by Investing Activities     (1,000,000)    (1,000,000)    (13,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance            (2,132,882)      (970,283)     (2,222,497)
Net Borrowings (Paydowns) Senior Notes                  833,333        833,333       9,166,667
Net Borrowings (Paydowns) General Unsecured
 Creditors                                                 --             --          (285,714)
Net Borrowings (Paydowns) Property Taxes               (492,156)          --        (1,476,468)
Net Borrowings (Paydowns) Refinanced Debt                  --             --              --
Net Borrowings (Paydowns) Enron Affiliate Payable          --             --              --
Net Borrowings (Paydowns) Other                           --              --        (1,250,000)
                                                    ------------------------------------------

Net cash flow provided by Financing Activities       (1,791,705)      (136,949)      3,931,987
                                                    ------------------------------------------

Increase (Decrease) in Cash                               --              --        (6,088,000)
Beginning Cash                                             --            --          6,088,000
                                                    ------------------------------------------

Ending Cash                                         $       --    $        --    $        --
                                                    ==========================================

               DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

Cash Flow EOTT Busplan 100802.06 Final E-mail.xls
                           EOTT ENERGY PARTNERS, L.P.

PROJECTED STATEMENT OF CASH FLOWS              1/31/2004     2/28/2004      3/31/2004      4/30/2004      5/31/2004
---------------------------------             -----------   ------------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                             ($1,985,214)  ($   634,872)  $  1,539,677   $  1,917,207   $  2,317,508
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                    2,367,683      2,370,461      2,373,239      2,381,572      2,389,905
Amortization of Loan Fees                         111,111        111,111        111,111        111,111        111,111
 Provision for bad debts
(Gain)/Loss on Sale of Business Units
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments
(Increase) Decrease in Accounts Receivable     12,117,500     35,006,196    (64,222,169)    30,507,386    (15,888,643)
(Increase) Decrease in Accounts
 Receivable-other                                      --             --             --             --             --
(Increase) Decrease in Inventory                       --             --             --             --             --
(Increase) Decrease in Prepaid Expenses           482,204        482,204        482,204     (3,117,796)       482,204
(Increase) Decrease in Deposits & Other
 Assets                                                (0)            --             --             --             --
Increase (Decrease) in Accounts Payable        (9,933,055)   (36,016,494)    61,670,993    (30,733,996)    15,409,498
Increase (Decrease) in Accrued
 Expenses-other                                        --             --             --             --             --
Increase (Decrease) in Liabilities Subject
 to Compromise                                         --             --             --             --             --
Increase (Decrease) in Accrued payroll &
 benefits                                        (117,664)       (79,516)       241,865       (210,850)       104,471
Increase (Decrease) in Taxes Payable             (926,276)       573,724        123,724        473,724        273,724
Increase (Decrease) in Other Liabilities          374,672     (4,373,350)         7,270      1,158,664        819,946
Increase (Decrease) in Affiliates Payable              --             --             --             --             --
                                              -----------------------------------------------------------------------
Net Cash Provided (Used) by Operations          2,490,962     (2,560,537)     2,327,914      2,487,022      6,019,724
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets              (500,000)      (500,000)      (500,000)    (1,500,000)    (1,500,000)
(Increase)/Decrease on Sale of Fixed Assets
 Cash Inflows/(outflows) from Closure of
 Business Unit
                                              -----------------------------------------------------------------------
Net Cash Provided (Used) by Investing
 Activities                                      (500,000)      (500,000)      (500,000)    (1,500,000)    (1,500,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance      (2,824,295)    10,038,407     (1,827,914)      (987,022)    (4,027,568)
Net Borrowings (Paydowns) Senior Notes            833,333             --             --             --             --
Net Borrowings (Paydowns) General Unsecured
 Creditors                                             --       (285,714)            --             --             --
Net Borrowings (Paydowns) Property Taxes               --       (492,156)            --             --       (492,156)
Net Borrowings (Paydowns) Refinanced Debt              --             --             --             --             --
Net Borrowings (Paydowns) Enron Affiliate
 Payable                                               --     (6,200,000)            --             --             --
Net Borrowings (Paydowns) Other                        --             --             --             --             --
                                              -----------------------------------------------------------------------
Net cash flow provided by Financing
 Activities                                    (1,990,962)     3,060,537     (1,827,914)      (987,022)    (4,519,724)
                                              -----------------------------------------------------------------------
Increase (Decrease) in Cash                            --             --             (0)            --              0
Beginning Cash                                         --             --             --             --             --
                                              -----------------------------------------------------------------------
Ending Cash                                   $        --   $         --   $         --   $         --   $         --
                                              =======================================================================


PROJECTED STATEMENT OF CASH FLOWS              6/30/2004      7/31/2004      8/31/2004      9/30/2004      10/31/2004
---------------------------------             ------------   ------------   -----------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                             $  1,670,030   $  1,556,995   $ 1,511,407   ($  1,552,591)  $    967,087
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                     2,398,239      2,406,572     2,414,905       2,420,461      2,426,016
Amortization of Loan Fees                          111,111        111,111            --              --             --
 Provision for bad debts
(Gain)/Loss on Sale of Business Units
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments
(Increase) Decrease in Accounts Receivable      16,361,637    (15,351,789)      238,152      18,172,143    (17,261,301)
(Increase) Decrease in Accounts
 Receivable-other                                       --             --            --              --             --
(Increase) Decrease in Inventory                        --             --            --              --             --
(Increase) Decrease in Prepaid Expenses         (1,617,796)       482,204       482,204         482,204        482,204
(Increase) Decrease in Deposits & Other
 Assets                                                 --             --            --              --             --
Increase (Decrease) in Accounts Payable        (15,617,498)    14,714,313       651,127     (17,018,498)    16,886,498
Increase (Decrease) in Accrued
 Expenses-other                                         --             --            --              --             --
Increase (Decrease) in Liabilities Subject
 to Compromise                                          --             --            --              --             --
Increase (Decrease) in Accrued payroll &
 benefits                                           12,716        (70,594)       58,832          12,716        (70,594)
Increase (Decrease) in Taxes Payable               473,724        473,724       523,724         573,724        273,724
Increase (Decrease) in Other Liabilities         1,160,315      1,878,874    (4,621,099)      1,162,874        732,532
Increase (Decrease) in Affiliates Payable               --             --            --              --             --
                                              ------------------------------------------------------------------------

Net Cash Provided (Used) by Operations           4,952,477      6,201,411     1,259,253       4,253,033      4,436,166
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets             (1,500,000)    (1,500,000)   (1,500,000)     (1,000,000)    (1,000,000)
(Increase)/Decrease on Sale of Fixed Assets
 Cash Inflows/(outflows) from Closure of
 Business Unit
                                              ------------------------------------------------------------------------

Net Cash Provided (Used) by Investing
 Activities                                     (1,500,000)    (1,500,000)   (1,500,000)     (1,000,000)    (1,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance       (3,452,477)    (4,701,411)    1,018,618     (78,253,033)    (2,186,166)
Net Borrowings (Paydowns) Senior Notes                  --             --            --              --             --
Net Borrowings (Paydowns) General Unsecured
 Creditors                                              --             --      (285,714)             --             --
Net Borrowings (Paydowns) Property Taxes                --             --      (492,156)             --             --
Net Borrowings (Paydowns) Refinanced Debt               --             --            --      75,000,000     (1,250,000)
Net Borrowings (Paydowns) Enron Affiliate
 Payable                                                --             --            --              --             --
Net Borrowings (Paydowns) Other                         --             --            --              --             --
                                              ------------------------------------------------------------------------

Net cash flow provided by Financing
 Activities                                     (3,452,477)    (4,701,411)      240,747      (3,253,033)    (3,436,166)
                                              ------------------------------------------------------------------------

Increase (Decrease) in Cash                             --             --            --              --             --
Beginning Cash                                          --             --            --              --             --
                                              ------------------------------------------------------------------------

Ending Cash                                   $         --   $         --   $        --   $          --   $         --
                                              ========================================================================

                                                                            YEAR ENDING
PROJECTED STATEMENT OF CASH FLOWS              11/30/2004     12/31/2004     12/31/2004
---------------------------------             ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                             $     89,764   $    650,187      8,047,185
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                     2,431,572      2,437,128     28,817,752
Amortization of Loan Fees                               --             --        777,778
 Provision for bad debts                                                              --
(Gain)/Loss on Sale of Business Units                                                 --
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments                                                    --
(Increase) Decrease in Accounts Receivable      16,448,858    (16,127,970)             0
(Increase) Decrease in Accounts
 Receivable-other                                       --             --             --
(Increase) Decrease in Inventory                        --             --             --
(Increase) Decrease in Prepaid Expenses            482,204        482,204         86,453
(Increase) Decrease in Deposits & Other
 Assets                                                 --             --             (0)
Increase (Decrease) in Accounts Payable        (15,494,498)    15,512,498         30,888
Increase (Decrease) in Accrued
 Expenses-other                                         --             --             --
Increase (Decrease) in Liabilities Subject
 to Compromise                                          --             --             --
Increase (Decrease) in Accrued payroll &
 benefits                                           12,716        385,141        279,239
Increase (Decrease) in Taxes Payable               123,724     (1,076,276)     1,884,687
Increase (Decrease) in Other Liabilities           798,541        931,224         30,462
Increase (Decrease) in Affiliates Payable               --             --             --
                                              ------------------------------------------

Net Cash Provided (Used) by Operations           4,892,882      3,194,136     39,954,443
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets             (1,000,000)    (1,000,000)   (13,000,000)
(Increase)/Decrease on Sale of Fixed Assets
 Cash Inflows/(outflows) from Closure of
 Business Unit
                                              ------------------------------------------
Net Cash Provided (Used) by Investing
 Activities                                     (1,000,000)    (1,000,000)   (13,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance       (2,150,726)      (944,136)   (90,297,723)
Net Borrowings (Paydowns) Senior Notes                  --             --        833,333
Net Borrowings (Paydowns) General Unsecured
 Creditors                                              --             --       (571,429)
Net Borrowings (Paydowns) Property Taxes          (492,156)            --     (1,968,624)
Net Borrowings (Paydowns) Refinanced Debt       (1,250,000)    (1,250,000)    71,250,000
Net Borrowings (Paydowns) Enron Affiliate
 Payable                                                --             --     (6,200,000)
Net Borrowings (Paydowns) Other                         --             --             --
                                              ------------------------------------------
Net cash flow provided by Financing
 Activities                                     (3,892,882)    (2,194,136)   (26,954,443)
                                              ------------------------------------------
Increase (Decrease) in Cash                             --             --             --
Beginning Cash                                          --             --             --
                                              ------------------------------------------
Ending Cash                                   $         --   $         --   $         --
                                              ==========================================

               DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

Cash Flow EOTT Busplan 100802.06 Final E-mail.xls
                           EOTT ENERGY PARTNERS, L.P.

                                               YEAR ENDING     YEAR ENDING    YEAR ENDING
PROJECTED STATEMENT OF CASH FLOWS               12/31/2005     12/31/2006      12/31/2007
---------------------------------              ------------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)                                 1,914,830       5,182,518      6,497,741
NON CASH ITEMS INCLUDED IN NET INCOME
 Depreciation & Amortization                     29,684,419      27,351,394     28,218,060
Amortization of Loan Fees Provision for bad
 debts (Gain)/Loss on Sale of Business Units
CHANGES IN OPERATING ASSETS & LIABILITIES
(Increase) Decrease in Investments                       --              --             --
(Increase) Decrease in Accounts Receivable               (0)    196,573,000             --
(Increase) Decrease in Accounts
 Receivable-other                                        --              --             --
(Increase) Decrease in Inventory                  9,551,000              --             --
(Increase) Decrease in Prepaid Expenses                  --              --             --
(Increase) Decrease in Deposits & Other Assets           --              --             --
Increase (Decrease) in Accounts Payable                  --    (173,530,153)            --
Increase (Decrease) in Accrued Expenses-other            --              --             --
Increase (Decrease) in Liabilities Subject to
 Compromise                                              --              --             --
Increase (Decrease) in Accrued payroll &
 benefits                                                --              --             --
Increase (Decrease) in Taxes Payable                     --              --             --
Increase (Decrease) in Other Liabilities                 --              --             --
Increase (Decrease) in Affiliates Payable                --              --             --
                                               -------------------------------------------
Net Cash Provided (Used) by Operations           41,150,249      55,576,759     34,715,801
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase)/Decrease in Fixed Assets             (13,000,000)    (13,000,000)   (13,000,000)
(Increase)/Decrease on Sale of Fixed Assets
 Cash Inflows/(outflows) from Closure of
 Business Unit                                   10,000,000
                                               -------------------------------------------
Net Cash Provided (Used) by Investing
 Activities                                      (3,000,000)    (13,000,000)   (13,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Borrowings (Paydowns) on Loan Balance       (20,610,196)    (25,036,706)    (4,175,748)
Net Borrowings (Paydowns) Senior Notes                   --              --             --
Net Borrowings (Paydowns) General Unsecured
 Creditors                                         (571,429)       (571,429)      (571,429)
Net Borrowings (Paydowns) Property Taxes         (1,968,624)     (1,968,624)    (1,968,624)
Net Borrowings (Paydowns) Refinanced Debt       (15,000,000)    (15,000,000)   (15,000,000)
Net Borrowings (Paydowns) Enron Affiliate
 Payable                                                 --              --             --
Net Borrowings (Paydowns) Other                          --              --             --
                                               -------------------------------------------
Net cash flow provided by Financing
 Activities                                     (38,150,249)    (42,576,759)   (21,715,801)
                                               -------------------------------------------
Increase (Decrease) in Cash                              --              --             --
Beginning Cash                                           --              --             --
                                               -------------------------------------------
Ending Cash                                    $         --   $          --   $         --
                                               ===========================================


               DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

SUMMARY P&L EOTT BUSPLAN 100802 05 FINAL E-MAIL XLS        EOTT ENERGY PARTNERS,
L.P.

PROJECTED P&L                                                  1/31/2002      2/28/2002      3/31/2002      4/30/2002
-------------                                                 ------------   ------------   ------------   ------------
GROSS MARGINS

Revenues Marketing/Pipeline                                   $408,360,488   $359,982,619   $376,744,955   $362,427,619

CGS Marketing/Pipeline                                         391,206,726    348,857,578    361,510,808    347,461,937
                                                              ---------------------------------------------------------

Gross Margin Marketing/Pipeline                                 17,153,763     11,125,041     15,234,146     14,965,683

Grid/Storage                                                       500,000        500,000        500,000        523,000

MBTE                                                            12,015,000      2,124,000     20,760,000     15,263,000
                                                              ---------------------------------------------------------

Total Liquid Revenues                                           12,515,000      2,624,000     21,260,000     15,786,000

CGS Liquids                                                      7,854,000      1,439,000     12,384,000     10,106,000
                                                              ---------------------------------------------------------

Gross Margin Liquids                                             4,661,000      1,185,000      8,876,000      5,680,000

Revenues West Coast                                              2,602,104      2,360,853      2,993,632      2,880,622

CGS West Coast                                                   1,684,520      1,507,816      1,930,811      1,273,644
                                                              ---------------------------------------------------------

Gross Margins West Coast                                           917,584        853,037      1,062,821      1,606,978

Other                                                              (85,000)     1,725,000      1,187,000      1,418,000
                                                              ---------------------------------------------------------

GROSS MARGINS                                                   22,647,347     14,888,078     26,359,967     23,670,661

OPERATING EXPENSES

Trucking                                                         3,712,370      3,386,105      3,211,007      3,210,331

Proprietary                                                        719,142        451,448        534,418        624,059

Marketing Administration                                           754,826        751,374        747,067        742,983

Common Carrier                                                   4,895,790      3,748,124      4,403,373      4,569,867

Liquids                                                          3,040,521      3,794,751      3,161,508      3,095,729

West Coast                                                         975,089        988,915        936,970      1,115,367

Corporate                                                        2,221,566      2,493,120      2,110,426      2,733,230

Contingency
                                                              ---------------------------------------------------------

                                                                16,319,304     15,613,837     15,104,769     16,091,566

Depreciation/ Amortization                                       3,114,317      3,108,411      2,934,410      3,049,233
                                                              ---------------------------------------------------------

TOTAL OPERATING EXPENSES                                        19,433,621     18,722,248     18,039,179     19,140,799

INTEREST & OTHER INCOME/(EXPENSE)

Interest Income                                                      7,000          4,000          7,000         14,000

LC Fees                                                           (332,000)      (390,000)      (206,000)      (446,000)

Interest expense                                                (3,477,000)    (3,556,000)    (3,279,000)    (3,673,000)

Loan Fee Amortization

Other, net                                                          28,000         (7,000)       980,000      1,452,000
                                                              ---------------------------------------------------------

                                                                (3,774,000)    (3,949,000)    (2,498,000)    (2,653,000)

NON-RECURRING EXPENSES

Severence Costs                                                       --             --             --             --

Professional Fees                                                     --             --             --             --

Loss on Plant Closure                                                 --             --             --             --

Gain/(Loss) on Closure of Business Unit                               --             --             --             --
                                                              ---------------------------------------------------------

NET INCOME/(LOSS)                                             $   (560,274)  $ (7,783,170)  $  5,822,788   $  1,876,862
                                                              =========================================================

EBIDA                                                                 (840)        (7,309)         5,804          2,040

NET INCOME/(LOSS)                                             $   (560,274)  $ (7,783,170)  $  5,822,788   $  1,876,862

Non-Cash (Income)/Expense Adjustments

Non-recurring Costs                                                   --             --             --             --

Net Interest (Income)/Expense, Loan Fee Amortization             3,774,000      3,949,000      2,498,000      2,653,000

Depreciation & Amortization                                      3,114,317      3,108,411      2,934,410      3,049,233
                                                              ---------------------------------------------------------

EBIDA                                                         $  6,328,043   $   (725,759)  $ 11,255,198   $  7,579,095
                                                              =========================================================


PROJECTED P&L                                                  5/31/2002      6/30/2002      7/31/2002      8/31/2002
-------------                                                 ------------   ------------   ------------   ------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $367,537,138   $347,698,385   $336,975,497   $370,150,495
CGS Marketing/Pipeline                                         353,913,325    334,746,981    323,929,026    357,831,509
                                                              ---------------------------------------------------------
Gross Margin Marketing/Pipeline                                 13,623,812     12,951,404     13,046,471     12,318,987
Grid/Storage                                                       223,000        290,000        350,000        314,167
MBTE                                                            18,467,000     19,262,000     11,024,000     18,359,000
                                                              ---------------------------------------------------------
Total Liquid Revenues                                           18,690,000     19,552,000     11,374,000     18,673,167
CGS Liquids                                                     12,860,000     14,473,000      8,323,000     14,724,000
                                                              ---------------------------------------------------------
Gross Margin Liquids                                             5,830,000      5,079,000      3,051,000      3,949,167
Revenues West Coast                                              2,332,725      2,448,099      2,500,913      2,362,761
CGS West Coast                                                   1,118,528      1,199,570      1,153,688      1,153,688
                                                              ---------------------------------------------------------
Gross Margins West Coast                                         1,214,197      1,248,529      1,347,225      1,209,073
Other                                                           (2,491,000)     1,926,000           --             --
                                                              ---------------------------------------------------------
GROSS MARGINS                                                   18,177,009     21,204,933     17,444,696     17,477,227
OPERATING EXPENSES
Trucking                                                         3,326,636      3,096,665      3,199,655      3,143,534
Proprietary                                                        640,923        571,253        643,864        576,575
Marketing Administration                                           678,222        723,861        741,875        669,874
Common Carrier                                                   4,698,387      5,479,415      4,391,131      5,293,580
Liquids                                                          2,862,447      2,802,179      3,977,535      3,005,348
West Coast                                                       1,186,942      1,147,309      1,019,070      1,009,284
Corporate                                                        3,029,640      2,090,530      2,966,660      2,223,370
Contingency                                                     16,423,197     15,911,212     16,939,790     15,921,565
Depreciation/ Amortization                                       3,042,251      4,471,060      3,061,220      3,061,461
                                                              ---------------------------------------------------------
TOTAL OPERATING EXPENSES                                        19,465,448     20,382,272     20,001,010     18,983,026
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                      6,000         45,000          5,000          5,000
LC Fees                                                           (444,000)      (723,000)    (1,138,667)    (1,114,666)
Interest expense                                                (3,620,000)    (3,540,000)    (3,148,812)    (3,126,899)
Loan Fee Amortization
Other, net                                                       1,013,000     (1,105,000)      (200,000)          --
                                                              ---------------------------------------------------------

                                                                (3,045,000)    (5,323,000)    (4,482,478)    (4,236,565)
NON-RECURRING EXPENSES
Severence Costs                                                       --             --             --             --
Professional Fees                                                     --             --             --             --
Loss on Plant Closure                                                 --             --             --             --
Gain/(Loss) on Closure of Business Unit                               --             --             --             --
                                                              ---------------------------------------------------------
NET INCOME/(LOSS)                                             $ (4,333,439)  $ (4,500,339)  $ (7,038,792)  $ (5,742,365)
                                                              ---------------------------------------------------------
EBIDA                                                               (4,419)        (4,904)
NET INCOME/(LOSS)                                             $ (4,333,439)  $ (4,500,339)  $ (7,038,792)  $ (5,742,365)
Non-Cash (Income)/Expense Adjustments
Non-recurring Costs                                                   --             --             --             --
Net Interest (Income)/Expense, Loan Fee Amortization             3,045,000      5,323,000      4,482,478      4,236,565
Depreciation & Amortization                                      3,042,251      4,471,060      3,061,220      3,061,461
                                                              ---------------------------------------------------------
EBIDA                                                         $  1,753,812   $  5,293,721   $    504,906   $  1,555,661
                                                              =========================================================


PROJECTED P&L                                                  9/30/2002      10/31/2002     11/30/2002     12/31/2002
-------------                                                 ------------   ------------   ------------   ------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $353,981,784   $339,990,231   $322,688,364   $326,929,610
CGS Marketing/Pipeline                                         342,762,985    328,771,202    311,858,297    315,766,478
                                                              ---------------------------------------------------------
Gross Margin Marketing/Pipeline                                 11,218,799     11,219,028     10,830,067     11,163,132
Grid/Storage                                                       514,167        514,167        514,167        554,207
MBTE                                                            18,041,000     16,944,000     15,738,000     16,268,000
                                                              ---------------------------------------------------------
Total Liquid Revenues                                           18,555,167     17,458,167     16,252,167     16,822,207
CGS Liquids                                                     14,519,000     13,612,000     13,198,000     13,631,000
                                                              ---------------------------------------------------------
Gross Margin Liquids                                             4,036,167      3,846,167      3,054,167      3,191,207
Revenues West Coast                                              2,600,982      2,704,920      2,360,425      2,361,032
CGS West Coast                                                   1,153,688      1,153,688      1,153,688      1,153,688
                                                              ---------------------------------------------------------
Gross Margins West Coast                                         1,447,294      1,551,232      1,206,737      1,207,344
Other                                                                 --             --             --             --
                                                              ---------------------------------------------------------
GROSS MARGINS                                                   16,702,260     16,616,427     15,090,970     15,561,682
OPERATING EXPENSES
Trucking                                                         2,915,770      2,794,585      2,736,105      2,786,164
Proprietary                                                        640,645        640,645        640,645        576,575
Marketing Administration                                           669,874        669,874        669,874        669,874
Common Carrier                                                   5,329,304      5,329,304      5,329,304      4,593,580
Liquids                                                          3,135,341      3,060,156      3,084,402      3,088,615
West Coast                                                       1,009,284      1,009,284      1,009,284      1,009,284
Corporate                                                        2,223,370      2,223,370      2,223,370      2,223,370
Contingency                                                        474,626        469,717        468,861        450,223
                                                              ---------------------------------------------------------
                                                                16,398,214     16,196,935     16,161,845     15,397,686
Depreciation/ Amortization                                       3,061,461      3,061,461      3,061,461      3,061,461
                                                              ---------------------------------------------------------
TOTAL OPERATING EXPENSES                                        19,459,675     19,258,396     19,223,306     18,459,147
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                      5,000          5,000          5,000          5,000
LC Fees                                                         (1,170,329)      (996,863)      (986,940)      (967,033)
Interest expense                                                (3,094,575)    (3,259,296)    (3,288,936)    (3,373,127)
Loan Fee Amortization                                                            (187,500)      (187,500)      (187,500)
Other, net                                                            --                            --             --
                                                              ---------------------------------------------------------
                                                                (4,259,905)    (4,438,659)    (4,458,376)    (4,522,660)
NON-RECURRING EXPENSES
Severence Costs                                                 (2,441,000)          --             --             --
Professional Fees                                               (1,701,790)    (1,450,000)    (1,075,000)      (950,000)
Loss on Plant Closure                                                 --             --            --              --
Gain/(Loss) on Closure of Business Unit                                                                            --
                                                              ---------------------------------------------------------
                                                                (4,142,790)    (1,450,000)    (1,075,000)      (950,000)
                                                              ---------------------------------------------------------
NET INCOME/(LOSS)                                             $(11,160,110)  $ (8,530,628)  $ (9,665,712)  $ (8,370,125)
                                                              ---------------------------------------------------------
EBIDA
NET INCOME/(LOSS)                                             $(11,160,110)  $ (8,530,628)  $ (9,665,712)  $ (8,370,125)
Non-Cash (Income)/Expense Adjustments
Non-recurring Costs                                              4,142,790      1,450,000      1,075,000        950,000
Net Interest (Income)/Expense, Loan Fee Amortization             4,259,905      4,438,659      4,458,376      4,522,660
Depreciation & Amortization                                      3,061,461      3,061,461      3,061,461      3,061,461
                                                              ---------------------------------------------------------
EBIDA                                                         $    304,046   $    419,492   $ (1,070,875)  $    163,996
                                                              =========================================================

                                                              12 MONTHS ENDED
PROJECTED P&L                                                   12/31/2002
-------------                                                 ---------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $4,273,467,185
CGS Marketing/Pipeline                                         4,118,616,852
                                                              --------------
Gross Margin Marketing/Pipeline                                  154,850,332
Grid/Storage                                                       5,296,873
MBTE                                                             184,265,000
                                                              --------------
Total Liquid Revenues                                            189,561,873
CGS Liquids                                                      137,123,000
                                                              --------------
Gross Margin Liquids                                              52,438,873
Revenues West Coast                                               30,509,067
CGS West Coast                                                    15,637,017
                                                              --------------
Gross Margins West Coast                                          14,872,050
Other                                                              3,680,000
                                                              --------------
GROSS MARGINS                                                    225,841,256
OPERATING EXPENSES
Trucking                                                          37,518,927
Proprietary                                                        7,260,192
Marketing Administration                                           8,489,578
Common Carrier                                                    58,061,158
Liquids                                                           38,108,532
West Coast                                                        12,416,084
Corporate                                                         28,762,022
Contingency                                                        1,863,427
                                                              --------------
                                                                 192,479,921
Depreciation/ Amortization                                        38,088,206
                                                              --------------
TOTAL OPERATING EXPENSES                                         230,568,127
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                      113,000
LC Fees                                                           (8,915,498)
Interest expense                                                 (40,436,645)
Loan Fee Amortization                                               (562,500)
Other, net                                                         2,161,000
                                                              --------------
                                                                 (47,640,643)
NON-RECURRING EXPENSES
Severence Costs                                                   (2,441,000)
Professional Fees                                                 (5,176,790)
Loss on Plant Closure                                                   --
Gain/(Loss) on Closure of Business Unit                                 --
                                                              --------------
                                                                  (7,617,790)
                                                              --------------
NET INCOME/(LOSS)                                             $  (59,985,304)
                                                              --------------
EBIDA
NET INCOME/(LOSS)                                             $  (59,985,304)
Non-Cash (Income)/Expense Adjustments                                   --
Non-recurring Costs                                                7,617,790
Net Interest (Income)/Expense, Loan Fee Amortization              47,640,643
Depreciation & Amortization                                       38,088,206
                                                              --------------
EBIDA                                                         $   33,361,335
                                                              ==============

                  DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

SUMMARY P&L EOTT BUSPLAN 100802 05 FINAL E-MAIL XLS        EOTT ENERGY PARTNERS,
L.P.

PROJECTED P&L                                                  1/31/2003      2/28/2003      3/31/2003      4/30/2003
-------------                                                 ------------   ------------   ------------   ------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $313,636,417   $282,576,246   $312,070,040   $320,750,735
CGS Marketing/Pipeline                                         302,501,200    272,543,823    300,990,585    309,438,953
                                                              ---------------------------------------------------------

Gross Margin Marketing/Pipeline                                 11,135,217     10,032,423     11,079,456     11,311,782
Grid/Storage                                                       404,207        404,207        454,207        454,207
MBTE                                                             4,596,000     16,485,000     18,252,000     18,642,000
                                                              ---------------------------------------------------------

Total Liquid Revenues                                            5,000,207     16,889,207     18,706,207     19,096,207
CGS Liquids                                                      3,675,000     12,900,000     14,249,000     13,676,000
                                                              ---------------------------------------------------------

Gross Margin Liquids                                             1,325,207      3,989,207      4,457,207      5,420,207
Revenues West Coast                                              2,356,865      2,193,758      2,375,753      2,596,815
CGS West Coast                                                   1,153,688      1,153,688      1,153,688      1,153,688
                                                              ---------------------------------------------------------

Gross Margins West Coast                                         1,203,177      1,040,070      1,222,065      1,443,127
Other                                                                 --             --             --             --
                                                              ---------------------------------------------------------

GROSS MARGINS                                                   13,663,601     15,061,700     16,758,728     18,175,116
OPERATING EXPENSES
Trucking                                                         2,766,513      2,600,753      2,758,155      2,804,901
Proprietary                                                        645,284        645,284        645,284        645,284
Marketing Administration                                           675,671        675,671        675,671        678,580
Common Carrier                                                   4,116,207      4,116,207      4,116,207      4,116,207
Liquids                                                          2,937,639      2,937,639      2,937,938      2,937,938
West Coast                                                       1,009,284      1,009,284      1,009,284      1,009,284
Corporate                                                        2,120,724      2,120,724      2,120,724      2,120,724
Contingency                                                        433,370        410,095        414,107        415,557
                                                              ---------------------------------------------------------

                                                                14,704,694     14,515,658     14,677,370     14,728,475

Depreciation/ Amortization                                       3,063,493      2,298,239      2,301,016      2,309,350
                                                              ---------------------------------------------------------

TOTAL OPERATING EXPENSES                                        17,768,187     16,813,897     16,978,387     17,037,824
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                       --             --             --             --
LC Fees                                                           (963,236)      (788,389)      (655,959)      (698,157)
Interest expense                                                (3,396,422)    (2,147,484)    (2,269,981)    (2,234,451)
Loan Fee Amortization                                             (187,500)      (111,111)      (111,111)      (111,111)
Other, net
                                                              ---------------------------------------------------------

                                                                (4,547,158)    (3,046,983)    (3,037,051)    (3,043,718)

NON-RECURRING EXPENSES
Severence Costs                                                   (520,000)          --             --             --
Professional Fees                                               (1,050,000)          --             --             --
Loss on Plant Closure                                                 --             --             --             --
Gain/(Loss) on Closure of Business Unit                               --
                                                              ---------------------------------------------------------

                                                                (1,570,000)          --             --             --
                                                              ---------------------------------------------------------

NET INCOME/(LOSS)                                             $(10,221,744)  $ (4,799,181)  $ (3,256,710)  $ (1,906,427)
                                                              =========================================================

EBIDA
NET INCOME/(LOSS)                                             $(10,221,744)  $ (4,799,181)  $ (3,256,710)  $ (1,906,427)
Non-Cash (Income)/Expense Adjustments
Non-recurring Costs                                              1,570,000           --             --             --
Net Interest (Income)/Expense, Loan Fee Amortization             4,547,158      3,046,983      3,037,051      3,043,718
Depreciation & Amortization                                      3,063,493      2,298,239      2,301,016      2,309,350
                                                              ---------------------------------------------------------

EBIDA                                                         $ (1,041,093)  $    546,041   $  2,081,357   $  3,446,641
                                                              =========================================================


PROJECTED P&L                                                  5/31/2003      6/30/2003      7/31/2003      8/31/2003
-------------                                                 ------------   ------------   ------------   ------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $350,716,210   $357,959,521   $388,968,913   $407,948,783
CGS Marketing/Pipeline                                         338,420,890    345,476,960    375,469,853    393,852,232
                                                              ---------------------------------------------------------
Gross Margin Marketing/Pipeline                                 12,295,320     12,482,560     13,499,059     14,096,551
Grid/Storage                                                       504,207        504,207        554,207        554,207
MBTE                                                            19,104,000     18,354,000     17,956,000     17,856,000
                                                              ---------------------------------------------------------
Total Liquid Revenues                                           19,608,207     18,858,207     18,510,207     18,410,207
CGS Liquids                                                     14,005,000     13,468,000     13,781,000     13,707,000
                                                              ---------------------------------------------------------
Gross Margin Liquids                                             5,603,207      5,390,207      4,729,207      4,703,207
Revenues West Coast                                              2,446,095      2,411,821      2,584,247      2,446,095
CGS West Coast                                                   1,153,688      1,153,688      1,153,688      1,153,688
                                                              ---------------------------------------------------------
Gross Margins West Coast                                         1,292,407      1,258,133      1,430,559      1,292,407
Other                                                                 --             --             --             --
                                                              ---------------------------------------------------------
GROSS MARGINS                                                   19,190,934     19,130,900     19,658,825     20,092,165
OPERATING EXPENSES
Trucking                                                         2,965,264      3,004,306      3,161,069      3,257,011
Proprietary                                                        645,284        645,284        645,284        645,284
Marketing Administration                                           681,488        684,396        687,304        690,212
Common Carrier                                                   4,116,207      4,116,207      4,116,207      4,116,207
Liquids                                                          2,938,236      2,938,236      2,938,535      2,938,535
West Coast                                                       1,009,284      1,009,284      1,009,284      1,009,284
Corporate                                                        2,120,724      2,120,724      2,120,724      2,120,724
Contingency                                                        419,854        421,111        425,319        427,999
                                                              ---------------------------------------------------------
                                                                14,896,342     14,939,550     15,103,727     15,205,256
Depreciation/ Amortization                                       2,317,683      2,326,016      2,334,350      2,342,683
                                                              ---------------------------------------------------------
TOTAL OPERATING EXPENSES                                        17,214,025     17,265,566     17,438,077     17,547,939
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                       --             --             --             --
LC Fees                                                           (740,966)      (782,183)      (824,557)      (879,884)
Interest expense                                                (2,273,710)    (2,224,072)    (2,248,850)    (2,224,727)
Loan Fee Amortization                                             (111,111)      (111,111)      (111,111)      (111,111)
Other, net                                                      (3,125,787)    (3,117,367)    (3,184,518)    (3,215,722)
                                                              ---------------------------------------------------------
NON-RECURRING EXPENSES
Severence Costs                                                       --             --             --             --
Professional Fees                                                     --             --             --             --
Loss on Plant Closure                                                 --             --             --             --
Gain/(Loss) on Closure of Business Unit                               --             --             --             --
                                                              ---------------------------------------------------------
NET INCOME/(LOSS)                                             $ (1,148,878)  $ (1,252,032)  $   (963,770)  $   (671,496)
                                                              ---------------------------------------------------------
EBIDA
NET INCOME/(LOSS)                                             $ (1,148,878)  $ (1,252,032)  $   (963,770)  $   (671,496)
Non-Cash (Income)/Expense Adjustments
Non-recurring Costs                                                   --             --             --             --
Net Interest (Income)/Expense, Loan Fee Amortization             3,125,787      3,117,367      3,184,518      3,215,722
Depreciation & Amortization                                      2,317,683      2,326,016      2,334,350      2,342,683
                                                              ---------------------------------------------------------
EBIDA                                                         $  4,294,592   $  4,191,351   $  4,555,098   $  4,886,909
                                                              =========================================================


PROJECTED P&L                                                  9/30/2003      10/31/2003     11/30/2003     12/31/2003
-------------                                                 ------------   ------------   ------------   ------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $413,062,541   $445,616,801   $449,328,067   $482,898,254
CGS Marketing/Pipeline                                         398,845,501    430,334,569    433,969,586    466,442,717
                                                              ---------------------------------------------------------
Gross Margin Marketing/Pipeline                                 14,217,039     15,282,232     15,358,480     16,455,537
Grid/Storage                                                       604,207        604,207        654,207        654,207
MBTE                                                            15,273,000     16,853,000     16,326,000     16,876,000
                                                              ---------------------------------------------------------
Total Liquid Revenues                                           15,877,207     17,457,207     16,980,207     17,530,207
CGS Liquids                                                     11,769,000     13,575,000     13,161,000     13,593,000
                                                              ---------------------------------------------------------
Gross Margin Liquids                                             4,108,207      3,882,207      3,819,207      3,937,207
Revenues West Coast                                              2,434,315      2,538,253      2,193,758      2,194,365
CGS West Coast                                                   1,153,688      1,153,688      1,153,688      1,153,688
                                                              ---------------------------------------------------------
Gross Margins West Coast                                         1,280,627      1,384,565      1,040,070      1,040,677
Other                                                                 --             --            --              --
                                                              ---------------------------------------------------------
GROSS MARGINS                                                   19,605,873     20,549,004     20,217,757     21,433,421
OPERATING EXPENSES
Trucking                                                         3,284,639      3,458,874      3,478,988      3,658,668
Proprietary                                                        645,284        645,284        645,284        645,284
Marketing Administration                                           693,121        696,029        698,937        701,845
Common Carrier                                                   4,116,207      4,116,207      4,116,207      4,116,207
Liquids                                                          2,938,833      2,938,833      2,939,132      2,939,132
West Coast                                                       1,009,284      1,009,284      1,009,284      1,009,284
Corporate                                                        2,120,724      2,120,724      2,120,724      2,120,724
Contingency                                                        428,908        433,476        434,198        438,901
                                                              ---------------------------------------------------------
                                                                15,237,001     15,418,712     15,442,754     15,630,046
Depreciation/ Amortization                                       2,348,239      2,353,794      2,359,350      2,364,905
                                                              ---------------------------------------------------------
TOTAL OPERATING EXPENSES                                        17,585,240     17,772,506     17,802,104     17,994,951
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                       --             --            --              --
LC Fees                                                           (906,619)      (948,345)      (988,517)      (985,358)
Interest expense                                                (2,194,073)    (2,205,993)    (2,150,446)    (2,176,812)
Loan Fee Amortization                                             (111,111)      (111,111)      (111,111)      (111,111)
Other, net                                                      (3,211,803)    (3,265,449)    (3,250,074)    (3,273,281)
                                                              ---------------------------------------------------------
NON-RECURRING EXPENSES
Severence Costs                                                       --             --             --             --
Professional Fees                                                     --             --            --              --
Loss on Plant Closure                                                 --             --             --             --
Gain/(Loss) on Closure of Business Unit
                                                              ---------------------------------------------------------
                                                                      --             --             --            --
                                                              ---------------------------------------------------------
NET INCOME/(LOSS)                                             $ (1,191,170)  $   (488,951)  $   (834,420)  $    165,188
                                                              ---------------------------------------------------------
EBIDA
NET INCOME/(LOSS)                                             $ (1,191,170)  $   (488,951)  $   (834,420)  $    165,188
Non-Cash (Income)/Expense Adjustments
Non-recurring Costs                                                                  --             --            --
Net Interest (Income)/Expense, Loan Fee Amortization             3,211,803      3,265,449      3,250,074      3,273,281
Depreciation & Amortization                                      2,348,239      2,353,794      2,359,350      2,364,905
                                                              ---------------------------------------------------------
EBIDA                                                         $  4,368,872   $  5,130,292   $  4,775,003   $  5,803,375
                                                              =========================================================

                                                              12 MONTHS ENDED
PROJECTED P&L                                                   12/31/2003
-------------                                                 ---------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $4,525,532,527
CGS Marketing/Pipeline                                         4,368,286,869
                                                              --------------
Gross Margin Marketing/Pipeline                                  157,245,659
Grid/Storage                                                       6,350,480
MBTE                                                             196,573,000
                                                              --------------
Total Liquid Revenues                                            202,923,480
CGS Liquids                                                      151,559,000
                                                              --------------
Gross Margin Liquids                                              51,364,480
Revenues West Coast                                               28,772,139
CGS West Coast                                                    13,844,256
                                                              --------------
Gross Margins West Coast                                          14,927,883
Other                                                                   --
                                                              --------------
GROSS MARGINS                                                    223,538,022
OPERATING EXPENSES
Trucking                                                          37,199,142
Proprietary                                                        7,743,410
Marketing Administration                                           8,238,926
Common Carrier                                                    49,394,489
Liquids                                                           35,260,624
West Coast                                                        12,111,413
Corporate                                                         25,448,685
Contingency                                                        5,102,895
                                                              --------------
                                                                 180,499,584
Depreciation/ Amortization                                        28,719,118
                                                              --------------
TOTAL OPERATING EXPENSES                                         209,218,702
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                         --
LC Fees                                                          (10,162,170)
Interest expense                                                 (27,747,020)
Loan Fee Amortization                                             (1,409,722)
Other, net                                                              --
                                                              --------------
                                                                 (39,318,912)
NON-RECURRING EXPENSES
Severence Costs                                                     (520,000)
Professional Fees                                                 (1,050,000)
Loss on Plant Closure                                                   --
Gain/(Loss) on Closure of Business Unit
                                                              --------------
                                                                  (1,570,000)
                                                              --------------
NET INCOME/(LOSS)                                             $  (26,569,592)
                                                              --------------
EBIDA
NET INCOME/(LOSS)                                             $  (26,569,592)
Non-Cash (Income)/Expense Adjustments                                   --
Non-recurring Costs                                                1,570,000
Net Interest (Income)/Expense, Loan Fee Amortization              39,318,912
Depreciation & Amortization                                       28,719,118
                                                              --------------
EBIDA                                                         $   43,038,438
                                                              ==============

                  DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

SUMMARY P&L EOTT BUSPLAN 100802.06 FINAL E-MAIL.XLS
                           EOTT ENERGY PARTNERS, L.P.

                                           1/31/2004           2/28/2004           3/31/2004          4/30/2004
PROJECTED P&L                           --------------------------------------------------------------------------
GROSS MARGINS
Revenues Marketing/Pipeline             $    482,898,254   $     436,166,165   $     498,439,339   $   467,320,891
CGS Marketing/Pipeline                       466,442,717         421,303,099         481,489,256       451,396,178
                                        --------------------------------------------------------------------------
Gross Margin Marketing/Pipeline               16,455,537          14,863,066          16,950,083        15,924,713
Grid/Storage                                     654,207             654,207             654,207           654,207
MBTE                                           4,596,000          16,485,000          18,252,000        18,642,000
                                        --------------------------------------------------------------------------
Total Liquid Revenues                          5,250,207          17,139,207          18,906,207        19,296,207
CGS Liquids                                    3,675,000          12,900,000          14,249,000        13,676,000
                                        --------------------------------------------------------------------------
Gross Margin Liquids                           1,575,207           4,239,207           4,657,207         5,620,207
Revenues West Coast                            2,356,865           2,193,758           2,375,753         2,596,815
CGS West Coast                                 1,153,688           1,153,688           1,153,688         1,153,688
                                        --------------------------------------------------------------------------
Gross Margins West Coast                       1,203,177           1,040,070           1,222,065         1,443,127
Other                                                  -                   -                   -                 -
                                        --------------------------------------------------------------------------
GROSS MARGINS                                 19,233,921          20,142,342          22,829,355        22,988,047
OPERATING EXPENSES
Trucking                                       3,643,613           3,393,847           3,726,869         3,560,358
Proprietary                                      645,284             645,284             645,284           645,284
Marketing Administration                         701,845             701,845             701,845           701,845
Common Carrier                                 4,116,207           4,116,207           4,116,207         4,116,207
Liquids                                        2,939,132           2,939,132           2,939,132         2,939,132
West Coast                                     1,009,284           1,009,284           1,009,284         1,009,284
Corporate                                      2,094,474           2,094,474           2,094,474         2,094,474
Contingency                                      437,938             431,763             440,158           436,204
                                        --------------------------------------------------------------------------
                                              15,587,778          15,331,837          15,673,254        15,502,788
Depreciation/Amortization                      2,367,683           2,370,461           2,373,239         2,381,572
                                        --------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                      17,955,461          17,702,298          18,046,492        17,884,360
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                        -                   -                   -                 -
LC Fees                                         (978,041)           (930,717)           (946,491)         (978,041)
Interest expense                              (2,174,521)         (2,033,089)         (2,185,582)       (2,097,327)
Loan Fee Amortization                           (111,111)           (111,111)           (111,111)         (111,111)
Other, net                                             -                   -                   -                 -
                                        --------------------------------------------------------------------------
                                              (3,263,673)         (3,074,917)         (3,243,185)       (3,186,480)
NON-RECURRING EXPENSES
Severence Costs                                        -                   -                   -                 -
Professional Fees                                      -                   -                   -                 -
Loss on Plant Closure                                  -                   -                   -                 -
Gain/(Loss) on Closure of Business
 Unit
                                        --------------------------------------------------------------------------
                                                       -                   -                   -                 -
                                        --------------------------------------------------------------------------
NET INCOME/(LOSS)                       $     (1,985,214)  $        (634,872)  $       1,539,677   $     1,917,207
                                        --------------------------------------------------------------------------
EBIDA
NET INCOME/(LOSS)                       $     (1,985,214)  $        (634,872)  $       1,539,677   $     1,917,207
Non-Cash (Income)/Expense Adjustments
Non-recurring Costs                                    -                   -                   -                 -
Net Interest (Income)/Expense, Loan
 Fee Amortization                              3,263,673           3,074,917           3,243,185         3,186,480
Depreciation & Amortization                    2,367,683           2,370,461           2,373,239         2,381,572
                                        --------------------------------------------------------------------------
EBIDA                                   $      3,646,143   $       4,810,506   $       7,156,101   $     7,485,258
                                        ==========================================================================


                                            5/31/2004          6/30/2004          7/31/2004           8/31/2004
PROJECTED P&L                           ---------------------------------------------------------------------------
GROSS MARGINS
Revenues Marketing/Pipeline             $     482,898,254   $   467,320,891   $     482,898,254   $     482,898,254
CGS Marketing/Pipeline                        466,442,717       451,396,178         466,442,717         466,442,717
                                        ---------------------------------------------------------------------------
Gross Margin Marketing/Pipeline                16,455,537        15,924,713          16,455,537          16,455,537
Grid/Storage                                      654,207           654,207             654,207             654,207
MBTE                                           19,104,000        18,354,000          17,956,000          17,856,000
                                        ---------------------------------------------------------------------------
Total Liquid Revenues                          19,758,207        19,008,207          18,610,207          18,510,207
CGS Liquids                                    14,005,000        13,468,000          13,781,000          13,707,000

Gross Margin Liquids                            5,753,207         5,540,207           4,829,207           4,803,207
Revenues West Coast                             2,446,095         2,411,821           2,584,247           2,446,095
CGS West Coast                                  1,153,688         1,153,688           1,153,688           1,153,688
                                        ---------------------------------------------------------------------------
Gross Margins West Coast                        1,292,407         1,258,133           1,430,559           1,292,407
Other                                                   -                 -                   -                   -
                                        ---------------------------------------------------------------------------
GROSS MARGINS                                  23,501,151        22,723,053          22,715,303          22,551,151
OPERATING EXPENSES
Trucking                                        3,643,613         3,560,358           3,634,420           3,628,647
Proprietary                                       645,284           645,284             645,284             645,284
Marketing Administration                          701,845           701,845             701,845             701,845
Common Carrier                                  4,116,207         4,116,207           4,116,207           4,116,207
Liquids                                         2,939,132         2,939,132           2,939,132           2,939,132
West Coast                                      1,009,284         1,009,284           1,009,284           1,009,284
Corporate                                       2,094,474         2,094,474           2,094,474           2,094,474
Contingency                                       438,494           436,621             438,680             438,744
                                        ---------------------------------------------------------------------------
                                               15,588,334        15,503,205          15,579,327          15,573,619
Depreciation/Amortization                       2,389,905         2,398,239           2,406,572           2,414,905
                                        ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                       17,978,239        17,901,444          17,985,899          17,988,524
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                         -                 -                   -                   -
LC Fees                                          (962,266)         (962,266)           (962,266)           (978,041)
Interest expense                               (2,132,027)       (2,078,202)         (2,099,032)         (2,073,178)
Loan Fee Amortization                            (111,111)         (111,111)           (111,111)                  -
Other, net                                              -                 -                   -                   -
                                        ---------------------------------------------------------------------------
                                               (3,205,404)       (3,151,580)         (3,172,409)         (3,051,219)
NON-RECURRING EXPENSES
Severence Costs                                         -                 -                   -                   -
Professional Fees                                       -                 -                   -                   -
Loss on Plant Closure                                   -                 -                   -                   -
Gain/(Loss) on Closure of Business
 Unit                                                   -                 -                   -                   -
                                        ---------------------------------------------------------------------------
NET INCOME/(LOSS)                       $       2,317,508   $     1,670,030   $       1,556,995   $       1,511,407
                                        ---------------------------------------------------------------------------
EBIDA
NET INCOME/(LOSS)                       $       2,317,508   $     1,670,030   $       1,556,995   $       1,511,407
Non-Cash (Income)/Expense Adjustments
Non-recurring Costs                                     -                 -                   -                   -
Net Interest (Income)/Expense, Loan
 Fee Amortization                               3,205,404         3,151,580           3,172,409           3,051,219
Depreciation & Amortization                     2,389,905         2,398,239           2,406,572           2,414,905
                                        ---------------------------------------------------------------------------
EBIDA                                   $       7,912,817   $     7,219,848   $       7,135,976   $       6,977,532
                                        ===========================================================================
                                                                                                                12 MONTHS ENDED
                                           9/30/2004        10/31/2004        11/30/2004        12/31/2004        12/31/2004
PROJECTED P&L                           ---------------------------------------------------------------------------------------
GROSS MARGINS
Revenues Marketing/Pipeline             $   467,320,891   $   482,898,254   $   467,320,891   $   482,898,254   $ 5,701,278,592
CGS Marketing/Pipeline                      451,396,178       466,442,717       451,396,178       466,442,717     5,507,033,366
                                        ---------------------------------------------------------------------------------------
Gross Margin Marketing/Pipeline              15,924,713        16,455,537        15,924,713        16,455,537       194,245,225
Grid/Storage                                    654,207           654,207           654,207           654,207         7,850,480
MBTE                                         15,273,000        16,853,000        16,326,000        16,876,000       196,573,000
                                        ---------------------------------------------------------------------------------------
Total Liquid Revenues                        15,927,207        17,507,207        16,980,207        17,530,207       204,423,480
CGS Liquids                                  11,769,000        13,575,000        13,161,000        13,593,000       151,559,000
                                        ---------------------------------------------------------------------------------------
Gross Margin Liquids                          4,158,207         3,932,207         3,819,207         3,937,207        52,864,480
Revenues West Coast                           2,434,315         2,538,253         2,193,758         2,194,365        28,772,139
CGS West Coast                                1,153,688         1,153,688         1,153,688         1,153,688        13,844,256
                                        ---------------------------------------------------------------------------------------
Gross Margins West Coast                      1,280,627         1,384,565         1,040,070         1,040,677        14,927,883
Other                                                 -                 -                 -                 -                 -
                                        ---------------------------------------------------------------------------------------
GROSS MARGINS                                21,363,547        21,772,309        20,783,990        21,433,421       262,037,589
OPERATING EXPENSES
Trucking                                      3,545,392         3,628,647         3,545,392         3,628,647        43,139,803
Proprietary                                     645,284           645,284           645,284           645,284         7,743,410
Marketing Administration                        701,845           701,845           701,845           701,845         8,422,145
Common Carrier                                4,116,207         4,116,207         4,116,207         4,116,207        49,394,489
Liquids                                       2,939,132         2,939,132         2,939,132         2,939,132        35,269,579
West Coast                                    1,009,284         1,009,284         1,009,284         1,009,284        12,111,413
Corporate                                     2,094,474         2,094,474         2,094,474         2,094,474        25,133,685
Contingency                                     436,802           439,022           437,080           439,300         5,250,807
                                        ---------------------------------------------------------------------------------------
                                             15,488,421        15,573,896        15,488,698        15,574,174       186,465,331
Depreciation/Amortization                     2,420,461         2,426,016         2,431,572         2,437,128        28,817,752
                                        ---------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                     17,908,882        17,999,913        17,920,270        18,011,302       215,283,084
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                       -                 -                 -                 -                 -
LC Fees                                        (962,266)         (962,266)         (962,266)         (962,266)      (11,547,196)
Interest expense                             (2,044,990)       (1,843,043)       (1,811,689)       (1,809,665)      (24,382,346)
Loan Fee Amortization                                 -                 -                 -                 -          (777,778)
Other, net                                   (2,000,000)                -                 -                 -        (2,000,000)
                                        ---------------------------------------------------------------------------------------
                                             (5,007,256)       (2,805,309)       (2,773,955)       (2,771,932)      (38,707,320)
NON-RECURRING EXPENSES
Severence Costs                                       -                 -                 -                 -                 -
Professional Fees                                     -                 -                 -                 -                 -
Loss on Plant Closure                                 -                 -                 -                 -                 -
Gain/(Loss) on Closure of Business
 Unit                                                 -                 -                 -                 -                 -
                                        ---------------------------------------------------------------------------------------
NET INCOME/(LOSS)                       $    (1,552,591)  $       967,087   $        89,764   $       650,187   $     8,047,185
                                        ---------------------------------------------------------------------------------------
EBIDA
NET INCOME/(LOSS)                       $    (1,552,591)  $       967,087   $        89,764   $       650,187   $     8,047,185
Non-Cash (Income)/Expense Adjustments                                                                                         -
Non-recurring Costs                                                     -                 -                 -                 -
Net Interest (Income)/Expense, Loan
 Fee Amortization                             5,007,256         2,805,309         2,773,955         2,771,932        38,707,320
Depreciation & Amortization                   2,420,461         2,426,016         2,431,572         2,437,128        28,817,752
                                        ---------------------------------------------------------------------------------------
EBIDA                                   $     5,875,126   $     6,198,413   $     5,295,292   $     5,859,247   $    75,572,257
                                        =======================================================================================

                     DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

                                                          3 of 4

SUMMARY P&L EOTT BUSPLAN 100802.06 FINAL E-MAIL.XLS
                           EOTT ENERGY PARTNERS, L.P.

                                                              12 MONTHS ENDED   12 MONTHS ENDED   12 MONTHS ENDED
                       PROJECTED P&L                            12/31/2005        12/31/2006        12/31/2007
                                                              ---------------------------------------------------
GROSS MARGINS
Revenues Marketing/Pipeline                                   $5,701,278,592    $5,701,278,592    $ 5,701,278,592
CGS Marketing/Pipeline                                         5,507,033,366     5,507,033,366      5,507,033,366
                                                              ---------------------------------------------------
Gross Margin Marketing/Pipeline                                  194,245,225       194,245,225        194,245,225
Grid/Storage                                                       7,850,480         7,850,480          7,850,480
MBTE                                                             196,573,000
                                                              ---------------------------------------------------
Total Liquid Revenues                                            204,423,480         7,850,480          7,850,480
CGS Liquids                                                      151,559,000
                                                              ---------------------------------------------------
Gross Margin Liquids                                              52,864,480         7,850,480          7,850,480
Revenues West Coast                                               28,772,139        28,772,139         28,772,139
CGS West Coast                                                    13,844,256        13,844,256         13,844,256
                                                              ---------------------------------------------------
Gross Margins West Coast                                          14,927,883        14,927,883         14,927,883
Other                                                                     --                --                 --
                                                              ---------------------------------------------------
GROSS MARGINS                                                    262,037,589       217,023,589        217,023,589
OPERATING EXPENSES
Trucking                                                          43,139,803        43,139,803         43,139,803
Proprietary                                                        7,743,410         7,743,410          7,743,410
Marketing Administration                                           8,422,145         8,422,145          8,422,145
Common Carrier                                                    49,394,489        49,394,489         49,394,489
Liquids                                                           35,269,579         3,914,695          3,914,695
West Coast                                                        12,111,413        12,111,413         12,111,413
Corporate                                                         25,133,685        25,133,685         25,133,685
Contingency                                                        5,250,807         5,250,807          5,250,807
                                                              ---------------------------------------------------
                                                                 186,465,331       155,110,447        155,110,447
Depreciation/Amortization                                         29,684,419        27,351,394         28,218,060
                                                              ---------------------------------------------------
TOTAL OPERATING EXPENSES                                         216,149,750       182,461,841        183,328,508
INTEREST & OTHER INCOME/(EXPENSE)
Interest Income                                                           --                --                 --
LC Fees                                                          (11,547,196)      (11,547,196)       (11,547,196)
Interest expense                                                 (22,425,812)      (17,832,034)       (15,650,144)
Loan Fee Amortization Other, net                                 (33,973,008)      (29,379,229)       (27,197,340)
                                                              ---------------------------------------------------
NON-RECURRING EXPENSES
Severence Costs                                                           --                --                 --
Professional Fees                                                         --                --                 --
Loss on Plant Closure                                            (10,000,000)                                  --
Gain/(Loss) on Closure of Business Unit                                   --
                                                              ---------------------------------------------------
                                                                 (10,000,000)               --                 --
                                                              ---------------------------------------------------
NET INCOME/(LOSS)                                             $    1,914,830    $    5,182,518    $     6,497,741
                                                              ---------------------------------------------------
EBIDA
NET INCOME/(LOSS)                                             $    1,914,830    $    5,182,518    $     6,497,741
Non-Cash (Income)/Expense Adjustments                                     --                --                 --
Non-recurring Costs                                                       --                --                 --
Net Interest (Income)/Expense, Loan Fee Amortization              33,973,008        29,379,229         27,197,340
Depreciation & Amortization                                       29,684,419        27,351,394         28,218,060
                                                              ---------------------------------------------------
EBIDA                                                         $   65,572,257    $   61,913,142    $    61,913,142
                                                              ===================================================

                     DISCLAIMER: This presentation is provided only as a general guideline to the estimated performance of the Company and cannot be relied upon to reflect actual circumstances or results. It is based upon historical data and management's assumptions. It is provided for the internal use of the Company.

                                                              4 of 4

EOTT ENERGY PARTNERS, LP
KEY ASSUMPTIONS TO FINANCIAL PROJECTIONS/CASH FORECAST

   PROJECTION PERIOD 2002 THROUGH 2004

         GROSS MARGINS

            Marketing & Pipeline

           -- Average approximately $12.4mm per month from July through October 2002. This forecasted run rate represents over a 10% decline in actual marketing volumes of $14.1mm per month for 2nd quarter of 2002. Due to the negative affects of the Chapter 11 filing, a continual erosion of marketing volumes and margins begin in October and run through March of 2003. Reduced to $11.4 million beginning 4th quarter 2002.

           -- Beginning in April of 2003 the marketing volumes begin to recover at a rate of 5% per month through December 2003 or until the marketing volumes recover to 100% of "normalized levels". "Normalized levels" are defined as the actual experience in July, August and September of 2001 excluding barrels that resulted in unprofitable transactions. The recovery reflects the Company's ability to win back business lost due to financial instability and the anticipated Chapter 11 filing.

           -- Pipeline volumes decrease by 5% in October 2002 through March of 2003. As marketing volumes begin to recover barrels, pipeline volumes pickup 75% of the marketing volume increases beginning in April 2003.

           -- Marketing volumes projected for 2003 average 296,000 barrels/day versus 2002 of 282,000 barrels/day. The 2002 rate is a combination of actuals through June and forecasts from July through December. (Actual January through June 2002 run rate was 296,000 barrels/day.) At December 2003 the recovery to normalized levels total 353,000 barrels/day.

            MTBE

           --   Reflects actual plant production results thru mid-August

           --   No significant plant downtime projected through year-end

           -- MTBE margins: $.12/gallon-Q4/2002. With an annual average of .21/gallon for the year ended 2002.

           -- In 2003 planned plant downtime is reflected in January production for maintenance.

           -- Average MTBE equivalent production for 2003: 15,000 barrels per day.

           -- Projected quarterly 2003 margins are: Q1-$.18/gal; Q2-$.25/gal; Q3-$.20/gal; Q4-$.15/gal vs 2002 margins Q1-$.31/gal;
                Q2-$.28/gal; Q3-$.18/gal; Q4-$.13/gal

           -- Annualized margins of $.196/gal in 2003; compared to $.221/gal in 2002

            Grid & Storage

           -- Monthly fee/throughput income increased from an actual monthly run rate of $500,000/month to $650,000/month by November 2002 and remains at that level throughout 2003.

            West Coast/NGLs

           -- Income held constant at $1.2mm/mo. thru term of forecast base on most recent actual run rates.

         MARKETING & PIPELINE OPERATING COST & EXPENSES

            Fleet Costs

           -- Fleet Costs are more variable in nature than other categories. There is a projected reduction in Fleet costs of approximately $1.5 million on a variable basis (i.e., variable costs savings at same level of volume). The cost reductions are accomplished through fixed payroll reductions and reducing the size of the fleet in 2003. The 2002 projections reflect actual run rates incurred in the first 7 months.

            Marketing Administration Costs

           -- Head count reductions constitute the costs savings identified in 2003 from 2002 actual January through July run rates.

            Common Carrier/Proprietary Costs

           -- Cost savings for Common Carrier expenses (included in the Pipeline operations) and Proprietary Pipeline expenses in the Marketing operations were reduced by $8.1 million in 2003 from the actual January through July run rate experienced in 2002. The primary costs savings come from environmental costs savings. Environmental costs for 2002 totaled $9 million. Projected 2003 environmental costs total $3.3 million with the prevailing assumption that the projected $10 million pipeline maintenance capital and payments in prior years will reduce the monthly exposure. The remainder of costs savings relate to a corresponding reduction to property taxes of $700,000 and reductions in payroll headcount.

            LIQUIDS OPERATING COST & EXPENSES

            MTBE & Grid Storage

           -- Reductions in 2003 from the actual January through July run rate experienced in 2002 for Liquids are approximately $2.6 million. The reduction comes primarily from payroll costs reduction for both Grid Storage and MTBE of $1.4 million. Other reductions of approximately $1.2 million in 2003 result from reductions in outside contractor costs. All other costs are assumed to reflect the 2002 actual run rate.

            WEST COAST OPERATING COST & EXPENSES

           -- No reductions in costs identified in 2002 or 2003 from actual January through July run rate experienced in 2002.

            OTHER OPERATING COST & EXPENSES

            Contingency

           -- A general operating expense contingency of a 1/4% of total operating cost was projected for the last 4 months of 2002 and all of 2003. The monthly contingency charge approximates $425,000.

            CORPORATE OPERATING COST & EXPENSES

           -- Reductions in 2003 from the actual January through July run rate experienced in 2002 for corporate costs are approximately $3.3 million. The reduction comes primarily from payroll costs reductions of $2 million. Other reductions of approximately $1.3 million result from reductions projected for Legal and Accounting costs as well as a reduction in office lease expense. These reductions anticipate that the emerging entity would not be subject to any significant litigation or involved in the filing with any registration statements. All other costs are assumed to reflect the 2002 actual run rate.

            DEPRECIATION

           -- The actual monthly depreciation run rate, based on $674 million in asset costs, for 2002 is $3.1 million. Due to estimated revaluation of the fixed assets at the anticipated confirmation date 2003 monthly depreciation run rate, based on $401 million in asset value, is projected to be approximately $2.25 million per month. The new rate reflects an average 15-year useful life.

            INTEREST & DEBT

           -- The actual interest expense incurred in 2002, including letter of credit fees, indicated a run rate of approximately $4.3 million per month. The expense was comprised of a Standard Charter Facility fee of 2% per annum, Standard Charter Loan Interest of approximately 5% and Letter of Credit fees of 3%. Additionally the bondholders held senior debt of $235 million at 11%. In 2003 the fees and debt structure are as follows:
                Standard Charter Facility fee of 1% per annum, no change in the Loan Interest of approximately 5% and the Letter of Credit fees of 3%. Bondholder debt is restructured to $100 million with PIK interest at 10% until the anniversary date of the confirmation of the plan. The interest rate then converts to a 9% rate payable semi-annually. The Standard Charter Loan Balance was reduced by a $75 million new loan facility with two traunches. The first traunch is for $50 million at 9% interest amortized over 2 years. The second traunch is for $25 million at 10% amortized over 2 years. The general unsecured creditors receive a loan for $4 million at 6% interest amortized semi-annually over 7 years. The Ad Valorem tax liability is projected at $9.8 million amortized quarterly over 5 years at 6% interest. The projected 2003 monthly interest expense run-rate is anticipated to be approximately $3 million.

            BALANCE SHEET ASSUMPTIONS - ASSETS

            Working Capital

           -- Crude, Liquids and West Coast receivables and payables are assumed to be paid in the month following the expense or 30 day terms.

            Inventory

           -- The assumption is that the Company would not engage in strategic marketing. The lack of strategic trading results in inventory levels remaining constant throughout the projection period.

            Prepaids

           -- The assumption is that the Company would incur over $5 million in non-critical supplier deposits in reaction to the Chapter 11 filing. The deposits would be recovered the anticipated confirmation date of February 1st. Other prepaids continue to be amortized at paid at historical experience. Professional retainage payments of a $1 million are incurred in September 2002 and applied against open invoices in March of 2003.

            Fixed Assets

           -- Included in the Capital Expenditure budget is a run rate of $13 million a year for maintenance capital. Additionally in August through December of 2002 there are presumed to be $4.8 million of payments for the construction of a pipeline. The construction costs are currently in litigation and the timing and amount of payments may vary significantly with the projected cash outflow. In October through December of 2002 are $1.5 million of payments to upgrade the facilities. See assumptions discussed in the depreciation assumption.

            Other Assets

           --   No changes from June 2002 balances.

            BALANCE SHEET ASSUMPTIONS - LIABILITIES

            Accrued Payroll, Benefits & Related

           -- The assumption is that the payroll accounts are funded in the month incurred, except for Driver payroll, which is paid in the month following the expense.

            Accrued Liabilities

           -- Accrued Interest Payable is assumed to be paid in the month following the accrual except for; Bond interest, which is paid semi-annually commencing 6 months from Plan confirmation date; General Unsecured principle and interest, which is paid semi-annually commencing 6 months from Plan confirmation date; Ad Valorem principle and interest, which is paid quarterly commencing 3 months from Plan confirmation date.

           -- Accrued Taxes, which represent Trust Fund taxes, such as State Severance taxes, are paid on schedule. Whereas non Trust Fund taxes, such as Ad Valorem taxes, are not paid on schedule and are reclassified as long term debt, with a 5 year effective amortization rate at 6% interest, paid quarterly.

           -- Accrued Professional fees are assumed to be payable monthly at 80% of projected fees with a 20% holdback accrued until March of 2003. (See related assumptions in Prepaids.) The first payments are projected to be disbursed in November 2002.

           -- Accrued Environmental Reserves are being paid at a rate of $100,000 per month over the monthly run rate on the profit & loss statement.

           -- Other accrued amounts are paid in accordance with historical experience.

           -- There is a projected payment of $2 million in November of 2002 for Escheat liability in Other Liabilities on the balance sheet. The amount and timing of the payment is uncertain.

            Unsecured Creditors

            There is $1.5 million dollars accrued and paid on Plan Confirmation for unsecured creditors who elect to participate in the convenience class. For all remaining unsecured creditors who do not elect to participate a long term note of $4 million has been established in long term debt (see related terms of the note in long term debt narrative).

            OFF-BALANCE SHEET ASSUMPTIONS - LETTERS OF CREDIT

           -- The assumption for Letters of Credit is that in conjunction with the Chapter 11 filing that the population of suppliers who do not currently require a letter of credit will begin to require one at a rate of 15% increase in October 2002. In November the rate increases to 24% and stays at that level until the Company emerges from Chapter 11 in February 2003. The LC requirement % then drops down to 90% of September's actual supplier requirements. The increase in the suppliers requiring LC's is coupled with a barrel price assumption that begins at $25/barrel in July 2002 and rises to $29/barrel in November. The barrel prices then start to decline and ultimately level off at $27/barrel in February 2003. That rate is assumed to remain constant throughout the projection period. The barrel prices for October through February are based on information obtained from Bloomberg's index based on the NYMEX oil futures less $1.50 differentials.

         PROJECTION PERIOD 2005-2007

     3. FYE 2005 through 2007 were added to the projection period with the following assumptions:

            Marketing & Pipeline

           -- Marketing volumes projected for 2005 through 2007 average the "normalized" rate projected to be achieved in December of 2003 or 353,000 barrels/day. Pipeline volumes are held constant with levels projected in 2004 without regard for tariff increases or barrel price fluctuations. See related comments for operation expenses.

            MTBE/Grid Storage

           -- Due to environmental constraints the MTBE facility is assumed to be closed down at December 31, 2005. The cost of the plant closure is estimated to be $10 million and is reflected on the December 31, 2005 P&L. At confirmation the property, plant and equipment were revalued under the Fresh Start accounting guidelines. In that revaluation the MTBE facility and Grid Storage was reduced to reflect changes in net recoverable value. It is assumed that the closure of the MTBE plant will result in proceeds of $10 million. The proceeds are offset against the net recoverable value of the assets sold and therefore did not result in a gain or loss on the transaction. Additionally, there was $9.5 million in MTBE inventory sold at cost due to the closure. The proceeds from the closure and sale of inventory were applied against cash outflows at December 31, 2005.

           -- There is no projected increase in operational expenses in 2005 through 2007. The assumption is that any increase in operational costs would be offset by the increase in tariff prices on the pipeline operations, which were also not included in the 2005 through 2007 projections.

            Balance Sheet Assumptions - Assets

           -- There is no change in the 2005 through 2007 balance sheet accounts from 2004 amounts except for Capital Expenditures and debt service. Maintenance Capital Expenditures are consistent with the $13 million run rate in 2004. The additions are capitalized and are depreciated at a rate of 15 years resulting in a corresponding increase in depreciation expense. Debt service is continued at 2004 amortization and interest rate assumptions resulting in a reduction of debt for each of the years ending of $17.5 million.

                       EXHIBIT E TO DISCLOSURE STATEMENT

                         CHAPTER 7 LIQUIDATION ANALYSIS

--------------------------------------------------------------------------------
EOTT ENERGY PARTNERS, L.P.
LIQUIDATION ANALYSIS
--------------------------------------------------------------------------------

In the event that the Plan is not confirmed and liquidation under a chapter 7 of the Bankruptcy Code is pursued, the Debtors believe that the highest value for creditors would be received by attempting to sell their businesses or business segments as going concerns as opposed to ceasing operations and selling the assets of discontinued businesses.

In the event that liquidation under chapter 7 is pursued, businesses and assets sold under an announced plan to liquidate typically suffer a significant reduction in market value because potential acquirers will capitalize on the impact of the announcement. Other factors relative to the business of the Debtors' can also be expected to have a negative impact on value received through liquidation. Due to the month-to-month contracts associated with the Debtors' crude business, customer volumes will be lost during the liquidation period due to customer concerns and competitor efforts. Additionally, difficult and uncertain capital market conditions combined with the difficulty of obtaining financing for a business in liquidation may negatively impact recovery through liquidation.

This chapter 7 liquidation analysis is presented on a consolidated basis including all eight (8) Debtor entities. The Debtors believe this is the most appropriate view of liquidation recoveries for secured and unsecured creditors regardless of a creditor's class or actual Debtor entity, because the Debtors' secured financing was obtained on a consolidated basis. Under the Debtors' secured debt financing agreements, each of the Debtor entities, exclusive of EOTT Energy Finance Corp. and EOTT Energy Corp., is a borrower, co-borrower or guarantor under the Standard Chartered facilities and the Tier-A Term Note and Tier-B Term Note. All funded debt and letters of credit outstanding under these financing agreements are secured by all assets of the Debtors, excluding EOTT Energy Finance Corp. and EOTT Energy Corp. and the intercreditor agreement provides all secured creditors with the benefit of cross collateralization and prescribed application of asset liquidation proceeds to their debt. As such, in liquidation the aggregate claims of the Debtors' secured creditors have a priority claim on the proceeds from assets sold in liquidation regardless of the entity being liquidated. EOTT Energy Finance Corp. and EOTT Energy Corp. are not parties to the Standard Chartered, Tier-A and Tier-B Term Note agreements or the intercreditor agreement, but are in the view of the Debtors correctly included in this consolidated liquidation analysis because: a) EOTT Energy Finance Corp. has no secured liabilities and exists only to serve as a co-issuer of the unsecured Senior Notes, and b) by virtue of the Enron Settlement Agreement, EOTT Energy Corp. has no liabilities other than liabilities related to employees of the Debtors, and its only asset is a potential and undeterminable claim against Enron Corp or its affiliates.

In the following analysis, the chapter 7 liquidation of the Debtors would be directed by a chapter 7 trustee approved by the Bankruptcy Court. The Debtors believe the liquidation could be materially accomplished over a six month period. Under this analysis, chapter 11 administrative and priority claims as well as chapter 7 administrative and priority and secured claims should be fully recovered. The analysis below excludes any reserves a chapter 7 trustee may deem necessary for litigation.

Funds available for unsecured creditors would approximate $20 million, and would approximate a recovery of 7.8% to 7.2% given a range of unsecured claims of $258-280 million.

                                                          -------------------
                                                          BALANCES AT 1/31/03
                                                             ($ THOUSANDS)
                                                          -------------------
 (1) Business Unit Value                                    $       273,912
 (2) Current Assets                                                 405,466
                                                            ---------------
    Liquidation Value                                               679,378
 (3) Chapter 11 Professional Fees                                    (2,863)
 (4) Estimated Liquidation Costs                                    (39,825)
 (5) Chapter 7 Trustee Fees                                          (8,500)
 (6) Post-Petition Trade Accounts Payable or L/C
  Drawings                                                         (359,562)
 (7) Accrued Taxes                                                  (15,625)
 (8) Accrued Payroll                                                (13,113)
                                                            ---------------
      Net Proceeds for Application                                  239,890
 (9) Secured Debt
       Tier A Term Note                                             (50,000)
       SCTSC Financings                                            (125,000)
       Tier B Term Note                                             (25,000)
       Administrative Letters of Credit                              (5,859)
       Estimated Post Petition Interest                              (7,542)
(10) Enron Settlement Note                                           (6,250)
                                                            ---------------     -----------
    Proceeds Available for Unsecured Claims                 $        20,240     $    20,240
(11) Range of Unsecured Claims                              $       258,000     $   280,000
    RANGE OF RECOVERY TO UNSECURED CLAIMS                               7.8%            7.2%

    12/5/2002 5:08 PM
    Liquidation Analysis                                             PAGE 1 OF 2

       NOTES:
 (1) Assumes the Debtors' businesses are sold over a six (6) month period as going concern operating units based on geography and/or business lines in a manner that yields the highest value through a timely, broad and efficient marketing effort. The September 30, 2002 adjusted trailing 12 month operating cash flow for the operating businesses (less the Liquids business) approximates $58 million. An operating cash flow valuation multiple of 4.0 times was selected, reflecting the impact of selling these businesses under a chapter 7 liquidation, given the risk of crude and pipeline volumes lost following the conversion to a Chapter 7 and environmental uncertainties. An operating cash flow valuation multiple of
     3.5 times was selected for the Liquids business unit due to uncertainty surrounding the future of the Debtor's Liquids business resulting from pending legislation proposing to ban the continued production of MTBE over a three year period.

 (2) For the purposes of this analysis the projected current assets as of January 31, 2003 per the Debtors' reorganization projection model are assumed as the starting point for determining liquidation values. Current asset book values have been reduced by assumed discount factors to reflect realizable liquidation values.

     Cash was not subjected to a discount factor.

     The trade accounts receivable discount reflects the normal industry and Debtor practice where by a significant portion trade accounts receivable are subject to offset by accounts payable when the same counterparty is involved. Trade accounts receivable not subject to offset were discounted by 15%.

     Inventory includes the book value of crude, refined products, natural gas liquids and MTBE feedstock of approximately $18.9 million with an assumed liquidation discount factor of 5%. Inventory also includes materials and supplies with a book value of approximately $5.1 million and an assumed 75% discount factor.

     Other current assets include futures and derivatives deposits, assets from price risk management and deposits with vendors which are assumed to be fully recoverable. Other current assets also include prepaid expenses for the crude, liquids, pipeline and the Canadian subsidiary which were discounted 80%. Third party line fill, also included in this asset category, was discounted 5%.

     The assumed liquidation value of current assets is summarized below:

      Cash                           6,088
      Trade & Other Accounts
       Receivable                  354,325
      Inventory                     19,241
      Other Current Assets          25,812
                                   -------
      Total                        405,466

 (3) Projected chapter 11 professional fees as of January 31, 2003 to be paid upon conversion to chapter 7.

 (4) Estimated liquidation costs are assumed as follows:

      a.  Six (6) month negative
         EBIDA                     $ 3,000
      b.  Chapter 7 Professional
         Fees                        6,000
      c.  Investment Banking
       Fees                          4,109
      e.  Six (6) month
       financing
         costs                      12,716
      f.  Stay Bonuses               8,000
      g.  Severance Expense          6,000
                                   -------
                                   $39,825

 (5) While the Bankruptcy Code generally provides for chapter 7 trustee fees equal to 3% of the proceeds distributed to creditors, a fee of $8.5 million is assumed in this analysis.

 (6) Given the nature of the Debtors' business, counterparty offset arrangements, Orders in the Case allowing the Debtors to pay pre-petition critical vendors, the current need for letters of credit and the anticipated increased necessity for letters of credit while attempting to liquidate businesses as a going concern, it is assumed the holders of Post-Petition trade accounts payable claims will fully recover their claims either by virtue of offset, drawn letters of credit or payments to these creditors under first day orders. If letters of credit are drawn, they would be secured obligations of the Debtors. Includes $352.9 million of trade accounts payable and $6.7 million of price risk management liabilities.

 (7) Accrued taxes include ad valorem taxes of approximately $9.8 million which are assumed to be paid in full as a taxing authority requirement or a condition precedent to a sale of the businesses. Accrued taxes also include production severance taxes of approximately $5.8 million also assumed to receive a full recovery due to potential liens of the taxing authorities.

 (8) Based on projected accrued payroll and accrued chapter 11 retention bonuses approved by the Court. Both amounts are projected as of January 31, 2003.

 (9) Net liquidation proceeds are applied to secured debt in order of the priority established under the Intercreditor Agreement. The SCTSC Purchase Agreements are listed under secured debt for convenience purposes only. The crude oil and receivables that are the subject of the SCTSC Purchase Agreements are not property of the Debtors, however, SCTSC has a secured claim against the Debtors with respect to the Debtors' obligations under the SCTSC Purchase Agreements. Outstanding administrative letters of credit which total $5.8 million are assumed drawn in a chapter 7 liquidation.

(10) Based on the Enron Settlement Agreement as approved November 22, 2002 payment of this note is guaranteed by EOTT Canada, Ltd. and secured with an irrevocable letter of credit. The Enron Settlement Agreement and resulting note of $6.25 million eliminated Enron-related liabilities of $50.1 million at January 31, 2003.

(11) The range of unsecured claims is calculated as follows: Pre petition unsecured principal on 11% notes of $235 million plus pre petition accrued interest of approximately $12.9 million, plus the estimated allowed nonbondholder unsecured claims of $8 million plus the $2 million convenience class allocation per the Disclosure Statement. A range of unsecured claims is provided to account for a potential increased allowance for general unsecured claims in a chapter 7 liquidation. The current reserve of approximately $12 million is the Debtors' best estimate based on information available at this time of future remediation expenses. Environmental claims by any third party are not included in this reserve.

    12/5/2002 5:08 PM
    Liquidation Analysis                                             PAGE 2 OF 2